Filed with the U.S. Securities and Exchange Commission on January 12, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2205650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

Tel: (952) 698-6980

Fax: (952) 698-6999

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Jeffrey C. Mack
Chief Executive Officer
18671 Lake Drive East
Minneapolis, MN 55317
Tel: (952) 698-6981
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Joseph T. Kinning Alec C. Sherod Briggs and Morgan, P.A. 2200 IDS Center 80 South 8th Street Minneapolis, MN 44502 Tel: (612) 977-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $0.0001 par value	15,684,641	1.28	$20,076,340.48	$2,332.87
(1)				Based on the last sales price as of January 7, 2015 on the OTCQB electronic quotation system pursuant to Rule 457(c).
(2)				Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) of the Securities Act using a bona fide estimate of the maximum price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated January 12, 2015

Cachet Financial Solutions, Inc.

15,684,641 Shares

Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 15,684,641 shares of common stock, par value $0.0001 per share, of Cachet Financial Solutions, Inc.  These shares include 11,106,743 shares of common stock underlying convertible debt and warrants issued to three accredited investors in private placement offerings (the Initial Private Placements), and 4,577,898 shares of common stock underlying convertible preferred stock and warrants issued and sold to 13 accredited investors in a private placement offering (the Subsequent Private Placement and, together with the Initial Private Placements, the Private Placements).

The selling stockholders may sell the shares of common stock on the OTCQB, in one or more transactions otherwise than on the OTCQB, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock hereunder.

The selling stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling stockholders may sell their shares of common stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our common stock by the selling stockholders in the offering described in this prospectus.

Our common stock is quoted for trading on the OTCQB Marketplace (OTCQB) under the symbol “CAFN”. As of January 7, 2015, the closing bid price for our common stock as reported on the OTCQB was $1.28 per share.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment.  See “Risk Factors” beginning on page 11 to read about the risks you should consider before buying shares of our common stock.

We are an “emerging growth company” under applicable law and will be subject to reduced public company reporting requirements.  Please read the disclosures on page 8 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We have retained no underwriter in connection with this offering.

The date of this prospectus is               , 2015

i

ABOUT THIS PROSPECTUS

Neither we, nor the selling stockholders, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.  Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change.  No person should rely on the information contained in this document for any purpose other than participating in this offering, and only the preliminary prospectus dated [            ], 2015, is authorized by us to be used in connection with this offering.  The preliminary prospectus will only be distributed by us and the selling stockholders and no other person has been authorized by us to use this document to offer or sell any of our securities.

References in this prospectus to “we,” “us,” “our,” the “Company” and “Cachet” refer to Cachet Financial Solutions, Inc. together with its consolidated subsidiaries, unless we specify otherwise or unless the context requires otherwise.  Our corporate structure, including our principal subsidiary, is as follows:

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto.

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications.  Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information.  We believe that each of these studies and publications is reliable.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, specifically including the section entitled “Risk Factors,” before making a decision to invest in our common stock.

Our Company

General

We are a technology solutions and services provider to the financial services industry.  Our solutions and services enable our clients—banks, credit unions and other types of financial institutions or financial service organizations—to provide their customers with remote deposit capture technology and related services.  Our clients typically seek these technologies in order to increase customer satisfaction and improve customer retention, attract new customers, develop market leadership, grow deposits in a low-cost manner, reduce their transaction costs and reduce traffic at bricks-and-mortar branches.  We describe our current solutions and services below under the “—Our Solutions” caption.

As of December 31, 2013, we had entered into 230 contracts with customers for our cloud-based SaaS products and services, and as of September 30, 2014, we had entered into 317 such contracts.  Approximately 211 of those agreements were “active” as of September 30, 2014, meaning that they have implemented the RDC software enabling the processing of customer transactions. Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

We became a public company through a reverse merger transaction described in more detail under the caption “—Recent Developments—Reverse Merger Transaction” below.   In considering whether to engage in the transaction, our Board of Directors and management was attracted to the ability to raise proceeds for the growth of the business and offer investors some measure of liquidity in their investment.  Our board and management also considered the increased ability, as a public company, to grow the business through the use of stock to acquire other businesses and assets and attract and retain highly talented employees.  The reverse merger transaction was the fastest means of becoming a public reporting company.  The drawbacks of the reverse merger transaction include increased operating and compliance costs as a public reporting company, and the possibility that the public reporting entity we acquired in the reverse merger transaction could have unknown liabilities.  Additional costs could be significant, and management estimates that the increased annual professional and consulting fees alone could be as high as $250,000.   Other costs, such as the costs of engaging a transfer agent and working with financial printing intermediaries, could add up to another $50,000 on an annual basis.  See also, “Risk Factors” page 17 (“ Being a public company results in additional expenses and diverts management’s attention . . . .”).

Industry

In its most simple terms, RDC is a service that allows a business or consumer to scan checks and transmit the scanned images to a financial institution for posting and clearing or, in the case of FSOs, cashing and loading remotely to a prepaid debit card.  Checks received by the business or consumer can be scanned to create a digital deposit.  The digital deposit is then transmitted to the RDC institution or service provider, who accepts the deposit and posts the deposit to their customer’s account. The product eliminates a trip to a financial institution or ATM to deposit the check(s).  The basic requirements for an RDC service currently include a PC Windows or Mac computer and a check scanner for business applications, a “smartphone” for consumer applications, an Internet connection, and a service provider such as a bank.

RDC has been called an important development the banking industry by the Federal Reserve and others.  At this time, we believe that most major financial institutions in the United States have either launched the service, or are well on their way to doing so. The commonly viewed benefits of this new service include convenience, better deposit availability, reduced non-sufficient funds (NSFs) and reduced transportation costs and risk.  Federal legislation commonly referred to as “Check 21” makes the entire RDC process possible. Passed in 2003 and implemented in October 2004, this legislation allows financial institutions to clear checks based upon images of the original items instead of having to transport the original check all the way back to the paying bank for clearing.

We also market our cloud-based SaaS solutions to the providers of non-traditional banking services to the unbanked or the underbanked market.  This financial service organization (FSO) market includes institutions providing prepaid debit cards, check cashing services and payday lending to consumers.  The FSO market represents more than 350 million transactions per year, involving approximately $106 billion in various products and services.  These FSO products and services generally consist of:

•                  $58.3 billion in check cashing transactions;

•                  $17.6 billion in money orders sold;

•                  $8.3 billion in wire remittances;

•                  $13.2 billion in payday advances; and

•                  $5.4 billion in sales of prepaid stored-value cards.

Our Solutions

We are a technology solutions and services provider to the financial services industry.  The following products and services comprise the main technology solutions we currently offer to our customers:

•                       remote deposit capture (RDC) products for businesses and consumers;

•                       mobile money management products for consumers; and

•                       training and support services for our financial services industry customers.

Our RDC products are composed of various software applications that permit a business or consumer to (i) scan or take a picture of a check by using a smart phone, tablet or other devices (e.g., a desktop computer that includes or is connected to a camera), and then (ii) transmit the resulting image to a bank for posting and clearing.  These various software applications are developed to be compatible with both Windows and Mac operating systems, and are marketed with various features and levels of functionality.  Our main RDC products are marketed under the name RDC Select Business, which provides a financial institution’s business customers with the ability to scan and deposit checks from their PC or Mac computer, and RDC Select Mobile, which allows a financial organization to offer their customers the ability to scan and deposit checks via a mobile device by taking a picture of the front and back of the endorsed check.  In all cases, our RDC software is made available to our customers through a license granting them Internet (“cloud-based”) access.  Because we develop, host and maintain the software products that perform the RDC processes and services, our kind of business model is often referred to as a “software-as-a-service” business, or a “SaaS” model.

Our mobile money management product is a software application that permits a consumer with a prepaid debit card to (i) have a paper check directly deposited into the consumer’s prepaid card account using RDC technology similar to that used in our RDC Select Mobile product discussed above, (ii) cash checks by depositing a check into a prepaid card account and then accessing the related cash through an ATM machine, (iii) international remittance (i.e., a transfer of money from an individual working abroad to another person in the transferring individual’s home country), (iv) pay bills through electronic fund transfers from the prepaid card account, and (v) transfer amounts available in the prepaid card account to other participants in the same FSO’s prepaid card program.  We market our mobile money management product under the name “Select Mobile Money.”  Like our RDC products, we make our Select Mobile Money product available to our customers through an Internet/cloud-based SaaS business model.

The training and support services we offer and provide to our customers include: educational webinars to inform staff of product benefits and how to sell; marketing collateral and product videos to help our clients promote the product to their customers; risk mitigation consulting and documentation; reporting and analytics on customer transactions; post launch contests and promotions to increase customer adoption and transactions.

As indicated, our products and services (our “solutions”) are marketed and licensed or sold primarily to participants in the financial services industry.  In this regard, our RDC products are offered to banks and credit unions in the United States, Canada and Latin America.  Our mobile money management products are offered to a wider variety of financial service organizations (FSOs) in the United States, Canada and Latin America.  These FSOs include banks and credit unions, but also include prepaid card issuers, check cashers and payday lenders.  The banks, credit unions and FSOs purchasing our RDC products or mobile money management solutions generally desire to offer remote and mobile technology-based services to their own retail consumers for competitive reasons such as increasing customer satisfaction and improving customer retention, attracting new customers, developing market leadership, growing deposits in a low-cost manner, reducing their transaction costs and reducing traffic at bricks-and-mortar branches.  We do not offer, sell or license our solutions directly to retail consumers.

In our experience, the FSOs that desire mobile money management solutions typically cater primarily to retail consumers who are “unbanked” (meaning that they have no formal relationship with a traditional banking institution or credit union) or “underbanked” (meaning that they have only a minimal relationship with one or more traditional banking institutions or credit unions, and generally prefer not to grow that relationship due to fee concerns and/or minimum-balance requirements imposed on them by those institutions).  In this regard, our Select Mobile Money product provides the unbanked and underbanked end-user customer with a convenient and secure “anywhere and anytime” access to self-service banking services through an easy-to-use mobile application downloaded onto their smart phone or tablet and linked to a prepaid card. We believe that easy and immediate access to money is especially important to the unbanked and underbanked consumer because this demographic often lives “paycheck to paycheck” and requires quicker access to their funds to pay for their everyday living essentials such as food, rent, and the payment of other bills. We believe that the inconvenience and cost of accessing multiple service providers, which are common barriers among underbanked and unbanked consumers, serves as a strong incentive for these consumers to use an aggregated service like Select Mobile Money.  We believe that our Select Mobile Money product can address the needs most unbanked or underbanked consumers who have a need or desire for services more complex than simple debit cards and check cashing.

Our typical client implementation process includes integrating our software into the infrastructure of the financial institution, initiating customer training and providing sales and marketing development to support our client’s success when their RDC product is launched. We may offer technical support thereafter.  As of December 31, 2013, we had entered into 230 contracts with customers for our products and services, and as of September 30, 2014, we had entered into 317 such contracts.  Approximately 211 of those agreements were “active” as of September 30, 2014, meaning that they have implemented the RDC software enabling the processing of customer transactions.

Our Competitive Strengths

We believe that the following represent our competitive strengths:

•                  Premier Technology.  Our RDC products represent a premier IT solution that alleviates large capital investments in RDC hardware and software by financial institutions, using a dynamic SaaS and cloud-based platform that ensures the most up-to-date IT offerings for retail and commercial clients.

•                  Large Market Potential.  We focus our sales efforts in two areas: (i) there are 13,000 financial institutions in our target market and (ii) FSOs that serve the approximately 100 million unbanked and underbanked consumers in the United States.

•                  Innovation.  We occupy what we believe to be a leadership position in innovation for the commercial banking market, evidenced by the fact that we have introduced (i) the industry’s first Apple compatible, patent-pending RDC technology platform, (ii) our CheckReview™ product, which is a patent-pending fraud-prevention solution allowing financial institutions to review a high quality image of a personal check prior to processing that check, (iii) a patent-pending interface for our cloud-based SaaS mobile check capture application (RDC Select Mobile), targeting the growing prepaid card industry, (iv) a patent-pending method for applying fees and business rules to RDC transactions, (v) a patent-pending method for paying back loans through RDC, and (vi) a patent-pending process for accepting RDC transactions that includes the remote destruction of checks.

•                  Customer Support.  Our offer of marketing support and training to ensure that our customers understand the benefits of RDC and are able to effectively market to their customers and realize their full revenue opportunity from RDC.

Revenue Sources

Our sources of revenue include:

•                  up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company;

•      professional services, including implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications; and

•                  recurring revenue associated with the following:

•                  deposit fees, monthly active-user fees, and bill-pay fees; and

•                  transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both.  We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation.  Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Our Growth Strategy

Key elements of our growth strategy include:

•                  Build our Direct Salesforce and Distribution Partners.   We believe there is significant opportunity to accelerate our sales and transaction growth to further penetrate the customer base of small- and mid-sized banks, credit unions and prepaid card programs.

•                  Continue to Innovate.  We intend to continue to invest in development efforts to introduce new mobile related features and functionality to our customers.

•                  Grow Revenue from Existing Customers.  We intend to grow our revenues from our existing customers as they add new users and as we provide them with new features and functionality.

•                  Pursue Acquisitions.  We intend to selectively pursue acquisitions to accelerate the growth in our business through additional product offerings or acquisition of customers.  While we intend to generate most of our growth organically, we believe there will be opportunities for us to acquire companies that will bring synergies to our business.

•                  Offer our Products Internationally.  To date, we have derived most of our revenues from the North American market.  We believe that there is an additional growth opportunity for our cloud-based SaaS RDC and mobile wallet solutions in international markets.

Risks Associated with Our Business and this Offering

Our business faces some significant challenges.  These include:

•                  Relatively Short Operating History.  Our business is subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. Due in part to our relatively short operating history, we cannot project whether or when we will become profitable.

•                  Significant Debt Burden. We have a substantial amount of indebtedness. As of September 30, 2014, we had approximately $4.1 million of debt.  Of this amount, $1.0 million is due pursuant to the terms of a note payable to Michael Hanson, a director of the Company.  Mr. Hanson has the option to convert the debt at $1.20 per common share and receive 100% warrant coverage through the maturity date of July 31, 2015.  The note to Hanson is payable upon the earlier to occur of a Company financing with gross proceeds in excess of $10 million or July 31, 2015.  In addition, $2.3 million is due December 2016 and is part of a Loan and Security Agreement with Trooien Capital LLC.  Trooien Capital LLC has the option to convert at $1.875 per common share with 100% warrant coverage through the maturity date.  Also, $0.7 million is owed to The Margaret De Jonge Trust pursuant to the terms of a Term Note dated December 14, 2012, originally due in December 2014, but later modified whereby $50,000 is due each month commencing December 31, 2014 and continuing through April 30, 2015, when the entire remaining amount of principal and accrued interest are due.

•                  Need for Additional Financing. We require additional financing to continue our operations. Management expects that additional capital will be required to support our cash operating expenses after March 31, 2015 and repay debt that is maturing.

•                  Going Concern. In its report dated March 28, 2014, our independent registered public accounting firm, Lurie Besikof Lapidus & Company, LLP, stated that our financial statements for the fiscal year ended December 31, 2013 were prepared assuming that we would continue as a going concern, and noted that our limited revenues, recurring losses from operations and shareholder deficit raise substantial doubt about our ability to continue as a going concern.  In August 2014, Lurie Besikof Lapidus & Company, LLP reissued their report without this going concern qualification as based on the completion of our IPO and other financing transactions they no longer had substantial doubt of our ability to continue operations through 2014.  However, we continue to experience limited revenues, operating losses and a shareholder deficit.  As a result, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Our future depends upon our ability to obtain financing and upon future profitable operations. In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

•                  Competitive Market.  The market for RDC is highly competitive and we expect the intensity of competition to increase.  Most of our actual potential competitors have significantly greater financial, technical and marketing resources than us.  These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

•                  Obsolescence.  The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition.  To effectively compete, we must respond to changing technology and industry standards in a timely and cost-effective manner. Failure to so respond could mean that our current product offerings will have little practical appeal in the marketplace.

•                  In-House Technology.  On occasion, potential FSO clients have developed their RDC products and services internally.  In the future, as RDC and related products gain more and more acceptance, it is possible that FSOs may determine to develop RDC and related capabilities in-house.  If this were to occur on a widespread basis, we expect that it will be significantly more difficult to sell our products due to territoriality, bias toward capabilities developed in-house, or concerns about our support availability in comparison to in-house support.

Our business also faces those other risks discussed in the “Risk Factors” section of this prospectus, beginning on page 11.

The inclusion of 15,684,641 shares of our common stock for resale pursuant to this prospectus also presents the risk that investors may perceive that our selling stockholders, some of whom may be affiliates or otherwise significant beneficial holders of our common stock, believe it is appropriate to sell our common stock.  This may have the effect of depressing the price at which our common stock may trade following the closing of this offering.  See also, “Risk Factors” page 20 (“ If there are substantial sales of shares of our common stock, the price of our common stock could decline. ”).

Recent Developments

Reverse Merger Transaction

Pursuant to an Agreement and Plan of Merger and Reorganization dated January 14, 2014, as amended on February 11, 2014 (referred to simply as the “Merger Agreement”), we acquired by merger the business of Cachet Financial Solutions Inc., a Minnesota corporation, described in this prospectus.  The merger was completed and effective as of the close of business on February 12, 2014, upon the filing of Articles of Merger with the Minnesota Secretary of State.

At the time of the merger and pursuant to the Merger Agreement:

•                  each share of common stock of Cachet Financial Solutions (Minnesota) issued and outstanding immediately prior to the merger was converted into the right to receive 10.9532 validly issued, fully paid and non-assessable shares of our common stock, with fractional shares rounded down to the nearest whole number (the “Exchange Ratio”); and

•                  all securities convertible into or exercisable for shares of common stock of Cachet Financial Solutions (Minnesota) (including shares of common stock issuable upon exercise of issued and outstanding options and warrants) that were outstanding immediately prior to the merger were converted into securities convertible into or exercisable for that number of shares of our common stock as the holders thereof would have been entitled to receive if such securities of Cachet Financial Solutions (Minnesota) had been converted into or exercised for shares of common stock of Cachet Financial Solutions (Minnesota) immediately prior to the merger, based on the Exchange Ratio.  As part of this conversion, the price at which the holders securities convertible into and exercisable for our common stock will be required to pay in connection with their later conversion or exercise is equal to the quotient obtained by dividing (i) the per-share price at which their related options and warrants for the purchase of common stock of Cachet Financial Solutions (Minnesota) were exercisable prior to the merger by (ii) the Exchange Ratio.

In connection with the merger, we changed our corporate name to “Cachet Financial Solutions, Inc.” to reflect our ownership of the business of Cachet Financial Solutions (Minnesota).  Prior to the merger, our corporate name was “DE Acquisition 2, Inc.”  As a result of the merger, we came to own Cachet Financial Solutions Inc. (Minnesota) and its entire business.

All share figures and share prices contained in this prospectus are presented after giving effect to the capital stock transactions effected as part of the merger.  In addition, all share figures and share prices contained in this prospectus are presented after giving effect to a 1-for-10.9532 stock combination (reverse stock split) effected as of March 19, 2014.

Acquisition of Select Mobile Money

In March 2014, we purchased from DeviceFidelty, Inc., a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications.  The acquisition provides us with an opportunity to obtain and enlarge strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union—the providers of those services to their consumers.  We believe this capability complements and supports our RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of our potential partners in the FSO market.   In the acquisition, we received rights under a contract with Visa to provide the customers of these institutions with services under the Visa-endorsed mobile platform.  We also received rights under a contract with Moneygram to implement that company’s first mobile solution for their customers.  We paid an initial purchase price of $1.125 million for these assets, with an additional $1.0 million payable upon the satisfaction of certain performance-related contingencies, of which all has been paid.

We market Select Mobile Money through its existing marketing channels, and provide all corporate support functions through our existing staff.  In addition to the assets acquired, we have retained four individuals from the seller who provide the technological and programming skills to develop, market and support these products.  The audited abbreviated financial statements for the business we acquired from DeviceFidelity, including pro forma information, are included in this prospectus and the registration statement of which this prospectus is a part.

PIPE Offering

Through January 7, 2015, the Company entered into a series of Securities Purchase Agreements with 13 accredited investors pursuant to which it offered and sold an aggregate of 2,238,702 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 2,238,702 shares of our common stock at a per-share price of $2.00 (subject to adjustment), in a private placement exempt from registration under the Securities Act of 1933. Gross proceeds to the Company from subscriptions under the Securities Purchase Agreements were approximately $3.4 million.  None of the investors in this offering were deemed affiliates of the Company.

The preferred stock entitles its holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $1.50 per share, subject to adjustment. The Company may require the holders of the preferred stock to convert their preferred shares in to common stock once the resale of those common shares shall have been registered with the SEC or are otherwise freely tradable, subject to certain other customary conditions. The holders of the preferred stock will be entitled to vote their shares on an as-converted basis and they will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

Subject to certain customary exceptions, the preferred stock has full-ratchet conversion price protection in the event that the Company issues common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the preferred stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. In the Securities Purchase Agreements, the Company granted purchasers of the preferred stock certain registration rights pertaining to the shares of Company common stock they may receive upon conversion of their preferred stock and upon exercise of their warrants.

Cachet offered and sold the foregoing securities in reliance on the statutory exemption from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that all investors were accredited investors.  Neither the offer nor the sale of securities in the Private Placements were registered under the Securities Act of 1933, and therefore such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the closings under the Securities Purchase Agreements, the Company paid commissions to a placement agent aggregating $278,644 and sold the placement agent a five-year warrant for the purchase of up to 100,494 shares of common stock at $2.00 per share.

Status as Former “Shell Company”

Special limitations under Rule 144 apply to our Company and its shares due to the fact that the Company was recently a “shell company” as defined in Rule 405 under the Securities Act of 1933.  Because the Company was once a “shell company,” paragraph (i) of Rule 144 prohibits our stockholders from relying on the safe harbor provisions of Rule 144 unless at least one full year has elapsed since the filing by our Company of information respecting our business that is required under the SEC’s Form 10.  We originally filed this information on February 12, 2014 under cover of Form 8-K.  Therefore, we do not expect that our stockholders will to be able to rely on the safe harbor provisions of Rule 144 until at least February 12, 2015, and possibly as late as March 31, 2015 (on which date we amended our Form 8-K).  For more information, please see “Plan of Distribution—Shares Eligible for Future Sale” on page 46, and “Market for Common Equity and Related Stockholder Matters—Rule 144(i)” on page 61.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act.  An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.  In particular, as an emerging growth company we:

•                  are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•                  are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•                  are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•                  are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•                  may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

•                  are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•                  are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.  Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.  Please see “Risk Factors,” page 19 (“ We are an ‘emerging growth company’ . . . .” ).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules.  For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company.  In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period.  Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Organization

We were incorporated in Delaware in February 2010.  Our corporate headquarters are located at Southwest Tech Center A, 18671 Lake Drive East, Minneapolis, MN 55317.  As described above under the caption “Reverse Merger Transaction,” in February

2014, we engaged in a reverse triangular merger through which we acquired the business of Cachet Financial Solutions Inc., a Minnesota corporation, and changed our corporate name to “Cachet Financial Solutions, Inc.”  Prior to the merger, our corporate name was “DE Acquisition 2, Inc.”  We were formed as a “blank check” company with the sole purpose of acquiring a business seeking to become a public reporting company through a merger transaction.  Our telephone number is (952) 698-6980.  Our website address is www.cachetfinancial.com.  The information on or accessible through our website is not part of this prospectus.

The Offering

Common stock offered	15,684,641 shares of common stock being offered for resale by certain selling stockholders.

Common stock outstanding prior to and after this offering	17,056,599 shares (1)

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 11 for a discussion of factors to consider before deciding to invest in shares of our common stock.

OTCQB Symbol	CAFN

(1)              Excludes 2,703,587 shares issuable upon the exercise of issued and outstanding options, 8,578,023 shares issuable upon the exercise of issued and outstanding warrants, and 2,194,790 shares issuable upon the conversion of issued and outstanding debt.  Also excludes 1,524,327 shares reserved for future issuance under our 2014 Stock Incentive Plan and 500,000 shares reserved for future issuance under our 2014 Associate Stock Purchase Plan.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are or contain forward-looking statements.  Forward-looking statements can generally be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties.  We have based our forward-looking statements on our current expectations and projections about future events.  Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, the following:

•  our significant debt burden;

•  our lack of a significant operating history

•  our need for additional financing and the availability and terms of additional capital;

•  our estimates of future expenses, revenue and profitability;

•  trends affecting our financial condition and results of operations;

•  our ability to gain customer acceptance and obtain customer orders;

•  our ability to develop new products and incorporate developing technology demanded by our customers;

•  our dependence on key suppliers, manufacturers and strategic partners;

•  industry trends and the competitive environment;

•  the impact of losing one or more senior executives or failing to attract additional key personnel; and

•  other factors referenced in this prospectus, including those discussed in “Risk Factors.”

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties.  Although we believe that the assumptions relating to and underlying the forward-looking statements contained in this prospectus are reasonable, any of these assumptions could prove to be inaccurate. Actual results could differ materially from those anticipated in the forward-looking statements. Consequently, (i) no representation or warranty can be given that the estimates opinions, or assumptions made in or referenced by this prospectus will prove to be accurate, and (ii) we caution you that the forward-looking statements in this prospectus are only estimates and predictions.  Given these uncertainties, you should not attribute undue certainty to these forward-looking statements.  Also, forward-looking statements represent our estimates and expectations only as of the date of this prospectus.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information should become available in the future.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.  If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed.  This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.  The risks described below and in the documents referenced above are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Company and Our Industry

Our operations and business are subject to the risks of an early stage company with little revenue at this time.

Our business will be subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history.  We cannot project whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues.  One of the principal challenges that we face is gaining customer acceptance.  We face substantial competition from well-established companies with far greater resources, and our potential customers may be more familiar with our competitors and their capabilities.

Our future success will depend upon many factors and variables facing a new business, including factors which may be beyond our control or which cannot be predicted at this time.  We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services known as “RDC Select.”  Nevertheless, our assessments regarding market size, market share, or market acceptance of our products and services or a variety of other factors may prove incorrect.  We are a new enterprise and have not previously engaged in the RDC market.  Although certain members of our management have consulted with an existing company offering RDC products and services, none of them has managed or operated a business in this field prior to joining us.  In sum, we may be unable to successfully implement our business plan and become a profitable business.  Any such failure will have a materially adverse effect on our prospects and, likely, the value of any investment you may make in our Company.

We will need additional financing in the future and any such financing may dilute our existing stockholders.

We require additional financing to continue our operations.  Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from affiliates of the Company or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all.  If financing is not available, we may be forced to abandon our business plans or our entire business, or discontinue our preparation and filing of public disclosure reports with the SEC.  If, on the other hand, we do successfully enter into a financing transaction, then any additional equity or equity-linked financing would be dilutive to our stockholders, and additional debt financing, if available, may involve restrictive covenants.

Our registered public accounting firm has, in the past, expressed substantial doubt about our ability to continue as a going concern.

In its report dated March 28, 2014, our independent registered public accounting firm, Lurie Besikof Lapidus & Company, LLP, stated that our financial statements for the fiscal year ended December 31, 2013 were prepared assuming that we would continue as a going concern and noted that our limited revenues, recurring losses from operations and shareholder deficit raise substantial doubt about our ability to continue as a going concern.  In August 2014, Lurie Besikof Lapidus & Company, LLP reissued their report without this going concern qualification as based on the completion of our IPO and other financing transactions they no longer had substantial doubt of our ability to continue operations through 2014.  However, we continue to experience limited revenues, operating losses and a shareholder deficit.  Although we have received some financing commitments as described under “Summary—Recent Developments,” because we have received an opinion from our auditor that substantial doubt exists as to whether we can continue as a going concern, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. If we are unable to generate sufficient revenue, find financing, or adjust our operating expenses so as to maintain positive working capital, then we likely will be forced to cease operations and investors will likely lose their entire investment. We can give no assurance as to our ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses or our ability to continue as a going concern.  In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

We have a significant number of shares of our common stock issuable upon conversion of certain outstanding debt obligations and convertible preferred stock, and the issuance of such shares upon conversion will have a dilutive impact on our stockholders.

There are 2,194,790 shares of common stock issuable upon the conversion of certain outstanding debt and 2,238,702 shares of common stock issuable upon the conversion of the Company’s Series A Convertible Preferred Stock.  The issuance of such shares will have a dilutive impact on our stockholders.

We have a significant amount of secured and unsecured debt, which could limit or eliminate recovery of your investment if we fail to reach profitability.

We have a substantial amount of indebtedness. As of September 30, 2014, our total indebtedness aggregated to $4.1 million, of which $3.3 million was senior secured indebtedness owed to two lenders, and $0.8 was unsecured indebtedness.  In addition, the total amount of accrued but unpaid interest as of September 30, 2014 totaled approximately $0.3 million.  For more information, please see the risk factor immediately above (“ We have a significant number of shares of our common stock issuable upon conversion. . . . ”).  We may be unable to satisfy the entirety of our debt owed to our lenders.  Any such failure could have a material and adverse effect on our financial condition, business prospects, and our viability.

If we are unable to pay or refinance our senior secured indebtedness when due, or if we are declared bankrupt or insolvent, these junior creditors may not recover the value of their notes.  As a matter of state and creditor law, common stock ranks junior to all of our existing and future indebtedness, both secured and unsecured, and to other non-equity claims against our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings.  Due to the substantial indebtedness of our Company, holders of our common stock face the risk that they may not recover any portion of their investment unless all of the claims of our creditors are satisfied first or unless they are able to sell their stock prior to any such claims are asserted.

Our success critically depends on the continued popularity of RDC technologies in general, and our RDC Select solution in particular, achieving and maintaining widespread acceptance in our targeted markets.  If RDC falls out of favor, or if our RDC Select fails to win consumer acceptance, the viability of our business may be threatened.

We expect that our success will depend to a large extent on the continuing broad market acceptance of RDC technologies in general, and on market acceptance of our RDC Select and services among banks and credit unions.  Our target customers may not currently use RDC solutions for a number of other reasons, including unfamiliarity with the technology or perceived lack of reliability.  We believe that the acceptance of RDC Select and our services by our prospective customers will depend on the following factors:

•                  the continued importance of RDC technologies and capabilities among end-user consumers;

•                  our ability to demonstrate RDC Select’s economic and other benefits;

•                  our customers’ acceptance of us as a service provider; and

•                  the reliability of the software and hardware comprising the RDC Select solution.

Even if we are successful in refining, selling and servicing our products and related solutions, the RDC market may slow or not grow fast enough for us to attain profitability in the near future, if ever.

Under our current business model, we rely upon third parties to provide software integration, hardware, fulfillment and support and maintenance services in connection with our RDC solutions.

We do not own outright all of the rights and technologies, including software, that is used in our RDC products.  We may develop proprietary software for our RDC solutions by using imaging, mobile solutions or other technologies from various partners.  For instance, our RDC platform utilizes software and hardware from multiple third-party vendors such as Mitek Systems Inc., Parascript, LLC, AQ2 Technologies, LLC and Nitro Mobile Solutions, LLC, and we expect that we will continue to rely on multiple third-party vendors to create competitive software offerings for our customers and to provide them with state-of-the-art products.

We also rely on cooperation among our third-party vendors, and if they are unwilling to work with us or one another to perform needed integration services, our ability to provide competitive software offerings may be adversely impacted.  The performance of our

RDC solutions depends upon the performance and quality of third party products and services, including hardware fulfillment, support and maintenance.  If the systems provided by third parties develop technical or operations problems, or cannot be scaled to meet the needs of our customers, or the third parties do not perform required services in a timely manner, our business may be materially and adversely affected.  Any such outcome could adversely affect the value or price of our common stock.

If our products have product defects or we fail to provide agreed upon services to our clients and end users, it could materially damage our reputation, sales and profitability and result in other costs.

The products we provide to our clients and industry partners, including those licensed from third parties and those we develop, are extremely complex and are constantly being modified and improved, and as such, they may contain undetected defects or errors when first introduced or as new versions are released.  As a result, we could in the future face loss or delay in recognition of revenues as a result of software errors or defects.  Our contracts with users and partners contain provisions that may require us to remedy malfunctions in our products or the services we provide and to pay damages if we breach our contractual obligations.

Despite our reliance on established software vendors and our testing, errors may still be found in our products, resulting in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, adverse litigation, or service and warranty costs, any of which would have a material adverse effect upon our business, operating results and financial condition.  Ultimately, any of these outcomes could adversely affect the value or price of our common stock.

Our industry is characterized by rapid technological change.  If we are unable to adapt our products and develop or acquire new technology to keep with these rapid changes, we will not be able to obtain or maintain market share.

The market for our product is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition.  Furthermore, many of our competitors have greater capabilities and resources to develop and test new technology more rapidly than we do. We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in acquiring new technologies, developing or acquiring new products or enhancing existing products in a timely and cost-effective manner.  These new technologies or enhancements may not achieve market acceptance.  Our pursuit of necessary technology may require substantial time and expense.  We may need to license new technologies to respond to technological change.  These licenses may not be available to us on financially favorable terms. Finally, we may not succeed in adapting our products to new technologies as they emerge.

Our image in the marketplace could be damaged if our RDC services become unavailable due to human error, power or Internet connectivity issues, or if there are security breaches.

It is important that our RDC solutions servers are available for processing to our customers on a 24/7/365 basis.  We rely on our ISP to provide consistent service and administration, keep up with technical requirements and innovations, and maintain industry standards of redundancy and recovery.  If our ISP does not meet these requirements, our image may suffer in the marketplace and we could lose customers.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.  The financial services industry, and in particular banks and those involved in the check-cashing segment, are concerned about the maintenance of customer privacy and compliance with consumer privacy requirements under laws such as the Gramm-Leach-Bliley Act.  While we strive to comply with all applicable data protection laws and regulations, as well as our own privacy policies, any failure or perceived failure on our part to comply, and even the failure of a competitor of ours in our industry, may result in proceedings or actions against us by government entities or others, or could cause us to lose users and customers, which could potentially have a material and adverse effect on our business.

In addition, as nearly all of our products and services are Internet based, the amount of data we store for our users on our servers (including personal information) has been increasing.  Any systems failure or compromise of our security, or lapses by competitors in our industry, that results in the release of users’ data could seriously limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business.  We may also need to expend significant resources to protect against security breaches.  The risk that these types of events could seriously harm our business is likely to increase as we expand the number of Internet-based products and services we offer.

Regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection.  In addition, the interpretation and application of consumer and data protection laws in the United States, Europe and elsewhere are often uncertain and in flux.  It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices.  If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business.  Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our products and services, our products and services may be perceived as not being secure, users and customers may curtail or stop using our products and services, and we may incur significant legal and financial exposure.  Our products and services involve the storage and transmission of users’ and customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability.  Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data or our users’ or customers’ data.  Additionally, outside parties may attempt to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to our data or our users’ or customers’ data.  Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have an adverse effect on our business.  Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.  If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose users and customers.

The failure to grow our revenues could adversely affect our ability remain a public reporting company.

We intend to grow our revenues organically, which we expect will require a substantial amount of time, money, and other valuable resources.  If we are unable to grow our revenues quickly enough to pay for our infrastructure and administrative costs, the continued added costs associated with being a public company (e.g., additional legal, accounting and professional consulting costs) may outweigh the benefits of being a public reporting company, and we may ultimately determine or be forced to cease filing our periodic reports with the SEC and de-register as a public company.

If we are unable to manage our growth, our business and results of operations could be adversely affected.

Any new and significant sustained growth will likely place a strain on our management systems and operational resources.  Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate and manage our work force.  If we begin to grow significantly, we cannot be certain that our personnel, systems, procedures and controls will be adequate to support our operations.

We may be required to expend significant resources to comply with governmental regulations.

We are subject to various laws and regulations.  New laws or new interpretations of existing laws will also impact our business.  Such laws may include the Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law on July 21, 2010.  Generally, the Dodd-Frank Act is effective the day after it was signed into law, but different effective dates apply to specific provisions of the Dodd-Frank Act.  Uncertainty remains as to the ultimate impact of the Dodd-Frank Act, which could have a material adverse impact either on the financial services industry as a whole, or on our business, results of operations and financial condition.

Because we provide material services to insured depository institutions, we may be subject to certain provisions of the Bank Service Company Act as well as provisions of the Dodd-Frank Act creating the Consumer Financial Protection Bureau (CFPB).  The CFPB prohibits service providers from engaging in unfair, deceptive or abusive acts or practices, as defined by the CFPB, and requires them to conform services to the provisions of federal consumer financial laws, as defined in the Dodd-Frank Act, and prohibits them from committing any act or omission in violation of a federal consumer financial law.  The CFPB has not yet issued any implementing regulations under the foregoing provisions, and therefore the scope, extent and nature of the CFPB’s regulatory, supervisory and enforcement authority is not yet known.  The Dodd-Frank Act provides the CFPB with enforcement powers that include the authority to conduct investigations and adjudication proceedings, and litigation authority, and which authorize the CFPB to, among other things, assess civil money penalties as provided in the Dodd-Frank Act.  At this time, we do not expect that as a service provider the activities of the Bureau will have a material adverse impact on our Company and that we will be able to comply with the regulations of the Bureau when they are issued.

In addition, whether or not U.S. laws and regulations that apply to banks and other service providers apply to us, our clients have and may in the future require us to adhere to standards relating to high levels of security, the maintenance of customer privacy and other regulatory areas that they are obligated meet in their compliance with such laws.  There can be no assurance that we will be able to meet such requirements. Any such failure could materially and adversely affect our business and its viability, as well as the price of our common stock.

Changes in banking regulations could negatively affect our business.

Our financial institution clients are subject to the supervision of several federal, state and local government regulatory agencies, and we must continually ensure that our products and services work within the extensive and evolving regulatory requirements applicable to our financial institution clients.  Regulation of financial institutions such as banks can indirectly affect our business. While the use of our products by financial institutions is either not subject to, or is currently in compliance with, banking regulations, a change in regulations or the creation of new regulations on financial institutions, including modifying a financial institution’s ability to offer products and services similar to ours, could prevent or lessen the use of our products and services by financial institutions, which would have a substantial negative effect on our business and operations.

Our success may depend on retaining key personnel and our ability to attract and retain additional personnel.

Our key personnel currently include:

•  Jeffrey C. Mack, Chief Executive Officer and President

•  Bruce Whitmore, Executive Vice President and Chief Information Officer

•  Lawrence C. Blaney, Executive Vice President of Sales and Marketing

•  Darin McAreavey, Executive Vice President and Chief Financial Officer

•  Christopher F. Ebbert, Executive Vice President, Product Development

If we fail to retain our key personnel or to attract, retain and motivate additional qualified associates, our ability to maintain and develop our business may be adversely affected.  Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy.  The loss of the services of our key associates could harm our business, including our loss of these individuals due to death or disability.  In this regard, we do not have any key-person insurance on any of the above-identified individuals.  We do have written employment agreements with the above-identified individuals, and all of those agreements contain customary non-competition and other restrictive covenants benefitting the Company, but these agreements do not guarantee the services of these individuals for the terms of their agreements or beyond.

In sum, we may be unable to retain our employees (including for reasons beyond our control) or to attract, assimilate and retain other highly qualified employees who could migrate to other employers offering superior compensation packages.  If we are unable to hire and retain enough qualified technical, sales and marketing personnel, and management personnel, or if those we hire are not as productive as we expect, we may not be able to achieve our sales plans or maintain our current level of sales.  In any such event, our price of our common stock may decline due to failures to meet expectations, need for additional financing to meet our goals, or both.

Our ability to execute our business strategy may depend on our ability to protect our current intellectual property or intellectual property we may develop in the future, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.

Our success and ability to compete will depend substantially on our ability to develop proprietary technologies. We own no patents, but have filed several applications with the U.S. Patent Office.  These include an application filed in October 2010, relating to our Apple OS X Internet deposit application, which has received favorable treatment. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable.  In instances where we may rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or, for that matter, independently developed by our competitors.  In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management.  Our involvement in intellectual-property litigation would likely have a materially and adverse effect on our business and may threaten our viability.  Even if we were ultimately successful in defending our intellectual-property rights, the cost of such defense may be crippling to our business and materially and adversely affect our prospects and viability.

In addition, competitors may design around our technology or develop competing technologies.  There can be no assurance that we will obtain patents on the inventions disclosed in our provisional application or on any future patent applications, nor can there be any assurance that the scope of any future patent will be sufficiently broad to offer us meaningful protection.  Finally, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.

Other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid.  Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our products and services.  In addition, we may need to bring legal claims to enforce or protect such intellectual property rights.  Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our resources.

In December 2010, we received notice from Cachet Banq claiming that one of our trademarks employing the word “Cachet” may infringe that party’s trademarks, and on March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in United States District Court for the Central District of California.  Based on current information, we believe there are substantial and meaningful differences between the relevant trademarks that would in our reasonable judgment preclude a finding of infringement, or that would adversely affect the trademark in question.  In the event we are unable to reach an agreement with that third party, we intend to vigorously contest its claims and protect our rights.

We will compete with other companies that are well established and have more resources, and we may also compete against technologies developed in-house by some of our clients or potential clients, all of which puts us at a competitive disadvantage.

The market for remote deposit capture is highly competitive and we expect competition to increase.  Most of our competitors or potential competitors have significantly greater financial, technical and marketing resources than us.  These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.  They are also able to devote greater resources to the development, promotion and sale of their products than we do.  On occasion, we may also have potential clients who have developed their RDC products and services internally, and so our competition may come from within the clients themselves, sometimes making it more difficult to consummate a transaction due to territoriality, bias toward in-house developed capabilities, or concerns about our support availability in comparison to in-house support.

We expect competitors to continue to improve the performance of their products and to introduce new products, services and technologies.  Successful new product introductions or enhancements by our competitors could affect our sales and the market acceptance of our products, cause intense price competition or make our products obsolete.  To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support.  If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer.  Our failure to compete successfully against current or future competitors could seriously harm our business.

Financial institutions are subject to industry consolidation, and we may lose clients with little notice, which could adversely affect our revenues.

The financial institution industry is prone to consolidations that result from mergers and acquisitions.  Other financial institutions that do not use our products and services may acquire our existing clients and then convert them to competing products and services.  Most of our contracts provide for a charge to the client for early termination of the contract without cause, but these charges are insufficient to replace the recurring revenues that we would have received if the financial institution had continued as a client.

If we fail to maintain adequate internal controls over financial reporting, then our business and operating results could be harmed.

Internal controls over financial reporting are processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Failure to maintain effective internal controls over financial reporting in the future could cause us to fail to meet our reporting obligations, cause our financial statements to contain material misstatements, and harm our business and operating results.  Even if we do not experience material weaknesses, our internal controls may not prevent all potential errors, because any control system, regardless of its design, can provide only reasonable, and not absolute, assurance that the objectives of the control system will be achieved.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

In the foreseeable future, we do not expect to declare or pay any cash or other dividends on our common stock. In part, this is because our current debt agreements restrict us from paying dividends.  Moreover, any future borrowing arrangements may similarly prevent us from paying dividends on our common stock during such time as we are subject to those terms.  Regardless, we anticipate that we would re-investment our earnings into the business for purposes of growth.  This means that the sole means of our stockholders making a profit on a purchase of our common stock must occur through appreciation in the price of our common stock on the market.  As indicated elsewhere, our Company, business and industry, and an investment in our common stock is subject to numerous risks.  Stockholders may be unable to sell their stock at times and at prices that they believe are reflective of the true value of their shares, if at all.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Our Amended and Restated Certificate of Incorporation, our corporate bylaws, and Delaware law contain provisions that could make it more difficult for a third party to obtain control of us.  For example, Delaware law contains a control share acquisition statute and a business combination statute.  The anti-takeover effect of these laws could discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders.  In addition, our Amended and Restated Certificate of Incorporation and bylaws make the acquisition of our Company more difficult, including the following:

•                  only our Chairman or a majority of our directors will be authorized to call a special meeting of our stockholders;

•                  advance notice procedures will apply for stockholders to nominate candidates for election as directors; and

•                  our Amended and Restated Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established, and shares of which may be issued, by our Board of Directors without any stockholder approval.

Because these provisions and laws could discourage takeover attempts, even when a change of control would be beneficial to a stockholder, these provisions and laws could adversely affect the price of our common stock.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

As a result of our merger transaction on February 12, 2014, the business of Cachet must now bear the expenses associated with being a public reporting company.  As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934.  These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources.  As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations.  These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance.  If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.  This fact is significant inasmuch as the Company is actively seeking to add qualified and independent directors to its board.

In addition, investors should understand that our historical financial statements contained in this prospectus do not presently include or reflect any of the costs or strains of being a public reporting company.  As a consequence, an investor should understand that our general and administrative expenses can be expected to increase as a result of our becoming a public reporting company.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange.  Our common stock does not trade on any recognized national securities exchange.  As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.  The lack of this protection in a contested proceeding could harm our financial condition and, ultimately, the value of our common stock.

Our officers and directors possess controlling voting power with respect to our common stock, which will limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of approximately 55.2% of our voting stock as of January 7, 2015.  As a result, our insiders have the ability to outrightly control our management and affairs through the election and removal of our Board of Directors and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets.  This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders.  Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through stockholder votes and otherwise.  Any of these effects could depress the price or value of our common stock.

Our Amended and Restated Certificate of Incorporation grants our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without stockholder approval.

Our authorized capital consists of 520 million shares of capital stock.   Our Board of Directors, without any action by our stockholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares.  The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock.  Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of our Company since, because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock.  In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with suspicion.  Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity, and lower stock prices for our investors than would be the case if we had become a public reporting company in a more traditional manner.

Our common stock presently is listed for trading on the OTCQB.

Our common stock presently is listed for trading on the OTC Market’s OTCQB service.

A listing on the OTC Markets is generally understood to be a less active, and therefore less liquid, trading market than other types of markets such as a stock exchange.  Compared to a listing on a stock exchange, a listing on the OTC Markets can be expected to have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.  In addition, we have had small trading volume in our common stock, which makes it difficult for our stockholders to sell their shares as and when they choose.  Small trading volumes generally depress market prices. As a result, we believe that you may not be able to resell shares of our common stock publicly, if at all, at times and prices that you feel are fair or appropriate.

Our common stock is a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is categorized as a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934.  Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC.  Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million if we have been operating for at least three years or $5 million if we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6 million for each of the last three years.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions.  As a result, there is generally less trading in penny stocks.  If you become a holder of our common stock, you may not always be able to resell shares of our common stock in a public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including but not limited to not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.

We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our consolidated financial statements may not be comparable to the financial statements of other public companies.  We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”  In this regard, we will remain an “emerging growth company” for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the next following December 31.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.  If investors were to find our securities less attractive as a result of our election, our stock price may be adversely affected.

Risks Related to this Offering

The price of our common stock may be subject to wide fluctuations.

Even though we have our shares quoted on the OTCQB, consistently active trading market for our common stock may not exist.  You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active.  You may lose all or a part of your investment.  The market price of our common stock may be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control.  In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•                  variations in our operating results;

•                  the level and quality of securities analysts’ coverage of our common stock;

•                  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  announcements by third parties of significant claims or proceedings against us; and

•                  future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.  In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company.  Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees or significant stockholders, or when there is a large number of shares of our common stock available for sale. As of January 7, 2015, we have outstanding approximately 17,056,599 shares of our common stock.  The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

USE OF PROCEEDS

The shares of common stock being offered hereby are for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock.  We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future.  In any event, our payment of cash dividends on account of our common stock is presently prohibited by our borrowing agreements with several senior secured lenders.  Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.”  This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.  The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements.  See “Risk Relating to Forward-Looking Statements” above.  These forward-looking statements are subject to numerous risks and uncertainties, including those described under “Risk Factors.”  Our actual results could differ materially from those suggested or implied by any forward-looking statements.

Overview

Reverse Merger Transaction

Pursuant to an Agreement and Plan of Merger and Reorganization dated January 14, 2014, as amended on February 11, 2014 (referred to simply as the “Merger Agreement”), we acquired by merger the business of Cachet Financial Solutions Inc., a Minnesota corporation, described in this prospectus.  The merger was completed and effective as of the close of business on February 12, 2014, upon the filing of Articles of Merger with the Minnesota Secretary of State.

At the time of the merger and pursuant to the Merger Agreement:

•                  each share of common stock of Cachet Financial Solutions (Minnesota) issued and outstanding immediately prior to the merger was converted into the right to receive 10.9532 validly issued, fully paid and non-assessable shares of our common stock, with fractional shares rounded down to the nearest whole number (the “Exchange Ratio”); and

•                  all securities convertible into or exercisable for shares of common stock of Cachet Financial Solutions (Minnesota) (including shares of common stock issuable upon exercise of issued and outstanding options and warrants) that were outstanding immediately prior to the merger were converted into securities convertible into or exercisable for that number of shares of our common stock as the holders thereof would have been entitled to receive if such securities of Cachet Financial Solutions (Minnesota) had been converted into or exercised for shares of common stock of Cachet Financial Solutions (Minnesota) immediately prior to the merger, based on the Exchange Ratio.  As part of this conversion, the price at which the holders securities convertible into and exercisable for our common stock will be required to pay in connection with their later conversion or exercise is equal to the quotient obtained by dividing (i) the per-share price at which their related options and warrants for the purchase of common stock of Cachet Financial Solutions (Minnesota) were exercisable prior to the merger by (ii) the Exchange Ratio.

In connection with the merger, we changed our corporate name to “Cachet Financial Solutions, Inc.” to reflect our ownership of the business of Cachet Financial Solutions Inc. (Minnesota).  Prior to the merger, our corporate name was “DE Acquisition 2, Inc.”  As a result of the merger, we came to own Cachet Financial Solutions Inc. (Minnesota) and its entire business.

All share figures and share prices contained in this prospectus are presented after giving effect to the capital stock transactions effected as part of the merger.  In addition, all share figures and share prices contained in this prospectus are presented after giving effect to a 1-for-10.9532 stock combination (reverse stock split) effected as of March 19, 2014.

Business and Development of Business

We provide cloud-based Software-as-a-Service (“SaaS”) remote deposit capture (RDC) solutions targeting specific financial institution markets and financial service organizations, including but not limited to banks, credit unions, card issuers, check cashers and payday lenders throughout the United States, Canada and Latin America.   Our service offering, marketed as RDC Select, is a cloud-based and fully hosted SaaS platform, developed to run on both Windows and Mac operating systems, eliminating the need for institutions to manage their own RDC operations by having to install an RDC infrastructure that requires staffing for implementation, support and data management.  Further, we offer a cloud-based SaaS RDC Select Mobile product designed to allow the user to remotely take a picture of the front and back of the check and deposit to their account at their financial institution remotely.  The mobile product is also available to customers of financial service organizations, allowing the user to take a picture of the front and back of the check, submit to their FSO for their approval and, subject to the approval communicated via the user’s smartphone in real time, loading the funds from the check onto a prepaid debit card.  In addition, we generally provide marketing, sales and training support to assist the institutions with their sales efforts of RDC to their customers.

Cachet Financial Solutions Inc. (Minnesota) was formed in 2010 to develop and deploy the RDC capability to a broad base of small- to mid-sized financial institutions.   Since formation, operations have principally consisted of (1) the build-out of the necessary capabilities to deliver the RDC technology to clients, (2) the development of the sales and marketing function to grow the client base, and (3) the development of corporate and administrative support functions to support planned growth.

In 2012, we began to increase our client base, adding clients that are expected to generate the transaction volume-based revenue that our business model is based upon.   As of December 31, 2013, we had grown the number of agreements we had entered into with various federal credit unions and other FSO to provide our cloud-based SaaS RDC services by 123% to 230.  As of September 30, 2014, the number of agreements had reached a total of 317.  Approximately 211 of those agreements were “active” as of September 30, 2014, meaning that they have implemented the RDC software enabling the processing of customer transactions.  A 2012 Celent survey  (“State of Consumer RDC 2012) reports that 80% of United States financial institutions were planning to offer or considering offering mobile RDC.  Based on current industry trends which indicate rapid adoption of RDC technology and growing demand by consumers, we believe we will continue to be successful in signing up additional FSO at a similar rate in the future.  As more and more of our customers “go-live” and consumer adoption of our cloud-based SaaS RDC technology increases, we believe we will experience an overall increase to our revenues as a portion of our revenue is generated on a per transaction fee basis.  While we expect our revenues to continue to increase, revenues from transaction volume has not yet grown to the level needed to support our current cost structure.  As a result, we have incurred operating losses since inception.  The operating losses, combined with the financing and interest costs, have resulted in cumulative losses since inception of $36.6 million through December 31, 2013 and $48.9 million through September 30, 2014.  Our continued operation critically depends on obtaining suitable financing, for which purpose we are engaging in this offering.

Personnel and related costs, and marketing and travel costs, comprise approximately 78% and 8%, respectively, of our cash operating costs.  With the exception of a portion of marketing and travel costs, most of these costs are relatively fixed in nature.

Our sources of revenue include:

•                  up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company; and

•                  recurring revenue associated with the following:

•                  deposit fees, monthly active-user fees, and bill-pay fees; and

•                  transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both.  We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation.  Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Critical Accounting Policies

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Cachet Financial Solutions Inc. The wholly owned subsidiary is the only entity with operational activity and therefore no intercompany transactions exist with the parent entity which would need to be eliminated.  The Company has prepared the condensed consolidated financial statements included herein, without audit, pursuant to the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Company believes that all necessary adjustments, which consist only of normal recurring items, have been included in the accompanying condensed consolidated financial statements to present fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2014.

From inception to December 31, 2013, we have had cumulative operating losses of approximately $36.6 million, and as of December 31, 2013, our current liabilities exceed its current assets by approximately $5.7 million. In 2014 and 2015, we expect to continue to grow our client base and increase our revenues through higher RDC transaction volumes.  Nevertheless, we incurred significant operating losses through 2014.  In addition, we completed a business acquisition in 2014 that required cash totaling $2.125 million, of which has all had been paid as of October 31, 2014.  We are considering engaging an investment firm to assist in raising additional capital through the issuance of a combination of debt and equity. As of September 30, 2014, we were in compliance with all of our debt obligations.  The Company has a note payable with an original maturity date of December 14, 2014.  The terms of this note payable totaling $745,987 of principal and accrued interest as of September 30, 2014 was amended in December 2014 to four $50,000 monthly payments starting December 31, 2014.  The remaining balance is due on April 30, 2015.  In July 2014, the Company completed an initial public offering (“IPO”) issuing 4.5 million shares of common stock at $1.50 per share. Net proceeds to the Company after the offering costs were approximately $5.5 million.  After the repayment of the debt related to the Company’s acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, the Company available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of this date, the Company had approximately $1.0 million for working capital following the IPO.  In conjunction with the IPO, a total of $6.3 million of principal and accrued interest of borrowings converted into approximately 5.1 million shares of common stock, along with the issuance of 3.3 million warrants with an exercise price of $1.875 per share.

On July 30, 2014, the Company entered into an agreement with two Directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2015.  If any portion of the notes is outstanding beyond January 31, 2015, the default interest rate is adjusted to 18%. As of January 7, 2015, the Company has an outstanding principal balance against the line of credit of $700,000.  As of September 30, 2014, the Company was in full compliance with all of its outstanding debt agreements.

During the third quarter of 2014, the Company issued 610,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 305,000 shares of its common stock at a per-share price of $2.00.  Net proceeds to the Company after offering costs were $839,300.

Since September 30, 2014, the Company issued 1,628,702 shares of Series A Convertible Preferred at $1.50 per share and issued five-year warrants to purchase an aggregate of 1,933,702 shares of its common stock at a per-share price of $2.00.  Of the total warrants issued, 305,000 were the result of increasing the warrant coverage from 50% to 100%.  Net proceeds to the Company after offering costs were $2,240,109. Although the Company will require additional funds to continue beyond December 31, 2014, it believes the funds received from the equity offerings and the funds available under the above mentioned July 30, 2014 agreement with the Directors will be sufficient to allow it to continue operations through March 31, 2015.  There is no assurance the Company will be successful in raising the needed capital to fund its operations beyond March 31, 2015 or obtain similar financing arrangements with other investors or lenders. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) active monthly user fees for mobile wallet offering (4) fees related to the implementation of RDC and mobile wallet software for clients, and (5) professional services such as client specific software customization and other products and services.

The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

•                  there is persuasive evidence of an arrangement;

•                  the service has been or is being provided to the customer;

•                  collection of the fees is reasonably assured; and

•                  the amount of fees to be paid by the customer is fixed or determinable.

Subscription and Support Revenue

Subscription and support revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, transaction volume fees and active user fees for mobile wallet offering.  Subscription and support revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed and monthly services performed and active user fees for mobile wallet offering revenue is recognized on a monthly basis as earned provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are offered on a time-and-material basis as well. Revenue for time-and-material arrangements is recognized as the services are performed.  Revenue for fixed-fee arrangements are recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

The implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

Multiple Element Arrangements

The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription and support contracts have standalone value as the Company sells subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription and support services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company’s selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company’s subscription and support offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable.  Accounts receivable represent amounts due from customers.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions.  Accounts receivable are written off when deemed uncollectible.  Recoveries of accounts receivable previously written off are recorded when received.  The allowance for doubtful accounts was approximately $94,000 and

$89,000 as of September 30, 2014 and December 31, 2013, respectively.  Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up our customer base, thus spreading the credit risk.

Property and Equipment.  Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Item	Estimated Life
Computer and data center equipment	3 years
Purchased software	3 years
Leasehold improvements	3-5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred.  When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Goodwill.  Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from the Device Fidelity Inc. acquisition completed in March 2014.  Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. Management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results, general economic and industry conditions and legal and regulatory conditions.

Impairment of Long-lived Assets, Including License Agreements.  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  The Company did not identify any impairment indicators during the nine months ended September 30, 2014.

Deferred Financing Costs.  Deferred financing costs are capitalized and amortized over the lives of the related debt agreements.  The costs are amortized to interest expense using the effective interest method.  In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

Deferred Commissions.  We capitalize commission costs that are incremental and directly related to the acquisition of customer contracts.  Commission costs are capitalized and amortized over the term of the related customer contract.

Net Loss Per Common Share.  Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options and convertible note agreements.  Common stock equivalents were not included in determining the fully diluted loss per share as they were anti-dilutive.

Fair Value of Financial Instruments.  We use fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures.  Warrants issued with price protection features are recorded at fair value on a recurring basis.  The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

•                  Level 1 Inputs—Quoted prices for identical instruments in active markets.

•                  Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•                  Level 3 Inputs—Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using Level 3 inputs utilizing a Black-Scholes-Merton option pricing model under probability weighted estimated outcomes.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.  Significant estimates include our ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options and warrants, conversion incentive and share purchase price adjustment, and the value of shares of common stock issued for services.

Stock-Based Compensation. We account for stock-based compensation using the estimated fair values of warrants and stock options.  For purposes of determining the estimated fair values, we use the Black-Scholes-Merton option-pricing model.   We estimate the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded.  We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures.  We use the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award.  We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.    The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of our common stock on the date of grant.

Research and Development Costs.  We consider those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Inception-to-September 30, 2014 Operating Results

Our cumulative losses through September 30, 2014 of $48.9 million include operating losses of $28.5 million and interest and non-operating charges totaling $17.5 million. The operating losses are the result of our early stage of development whereby only minimal revenues have been generated.  The cost structure, both technology and personnel to support the RDC application, and the selling, general and administrative functions of the expected business in the future, has been built in advance of the revenue growth.  As we add clients and the customers of those clients begin to generate the transaction volume based revenue contemplated by our business model, operating performance is expected to improve.

Costs related to interest costs including the accretion of discount on debt issued contributed $11.5 million of the cumulative loss through September 30, 2014.  Those costs were driven by the borrowings need to support our cost structure in the absence of significant revenue and working capital needs, as well as the high cost of debt due to our early stage of development.  Through September 30, 2014, a significant portion of debt and related interest has been converted to equity and the cost of debt service has been reduced.  In addition to the cost of debt, we completed several transactions to facilitate the conversion of debt and warrants to equity through the exchange of securities.  The charges for those exchanges totaled $3.1 million in 2013 and $0.4 million through the first nine months of 2014.

Results of Operations:  Years Ended December 31, 2013 and 2012

Net Loss.  Our net loss in 2013 was $13.97 million compared to $12.90 million in 2012.  Our $8.04 million operating loss in 2013 was essentially unchanged from 2012 as our revenues increased at a faster pace than our cost of revenue and we began to gain leverage on the fixed cost of support operations, reducing our gross loss by $393,000. Our operating expenses increased by $490,000 as product research and development and stock compensation expense both increased.

Revenue. Our revenue in 2013 was $1.18 million, an increase of 216% compared to 2012. Approximately two-thirds of our revenue was generated from transactional volume fees and other support services.  The remaining one-third was from implementation fees that are recognized over the lives of our contracts with financial institutions.   As expected, as more clients have implemented the RDC technology begin to process more significant RDC transaction volumes, the mix of revenues has shifted to transactional volume fees from implementation fees.  As of December 31, 2013, we had entered into agreements to provide RDC with approximately 230 total clients.  Approximately 130 of those clients were “active,” meaning that they have implemented the RDC software enabling the processing of customer transactions.  In 2012, we generated revenue of $370,000, approximately half of which was generated from implementation fees and the remainder from transaction volume fees and other support services.  As of December 31, 2012, we had approximately 130 total clients, of which 40 were active.

Cost of Revenue.  Cost of revenue in 2013 was $2.46 million, a 20% increase over the $2.05 million in 2012.  Cost of revenue consists primarily of our costs of deploying and supporting the RDC capability.   The increase in spending in 2013 as compared to 2012

was primarily due to an increase in personnel and greater investment in technology assets.  That increase was less than the increase in revenues as we began to leverage our relatively fixed costs of providing RDC services.  As a result of our investment in fixed costs to support current and expected future operations, and the relatively early stage of recurring revenue generation, the reported gross loss may not be representative of our operating model.  Similar to our revenue expectations, the dollar amount of our variable component of our cost of revenue is expected to increase as transaction volume increases and we pay volume-based costs.  We also expect to continue to gain leverage on the fixed portion of our cost of operations.

Operating Expenses.  Operating expenses in 2013 were $6.76 million compared to $6.27 million in 2012.    The increase in operating expenses over 2012 was driven by an increase in employee and contract services costs.  An increase of $390,000 in stock compensation expense was the largest driver of the increase in general and administrative expense and was due to a higher number of shares granted and immediately vested, as well as the compensation cost attributable to the reduction in the exercise price of certain previously granted options. Additionally, research and development costs increased $516,000 as we continue to develop new features and solutions to help differentiate our service offerings in the marketplace.  Offsetting these increases was a $691,000 decrease in sales and marketing expense due to reduced marketing and trade show costs.

Interest Expense.  Our interest expense in 2013 was $2.80 million in 2013 compared to $4.38 million in 2012. The decrease was driven by the conversion of approximately $6.4 million in debt into common stock in February 2013.  In addition, the accretion of discount and amortization of financing costs decreased to $1.20 million in 2013 from $3.3 million in 2012 as a significant portion of our debt had reached its stated maturity and we are no longer amortizing debt discount.  These decreases were offset by a prepayment premium of $750,000 as described in Note 5 to the financial statements.

Other Non-Operating Expense.  In 2013, we recorded $3.07 million in charges for the excess of the fair value of common shares issued in conversions of debt and warrants into common stock.  Specifically, these non-cash charges include, (a) $674,000 related to shares issued as consideration to incent noteholders to convert their debt to equity, (b) in conjunction with that conversion, $1.71 million related to the issuance of shares to adjust the conversion rate of previously converted debt, and  (c) $681,000 related to the issuance of shares in exchange for the cancellation of outstanding common stock purchase warrants.

In 2012, we recorded a reserve based on the expected collectability of a $500,000 note receivable relating to an advance we made to a business venture assisting us in securing financing.

Results of Operations:  Three and Nine Months Ended September 30, 2014 Compared to Three and Nine Months Ended September 30, 2013

The following table sets forth, for the periods indicated, certain unaudited consolidated statements of operations information:

	Three Months Ended
	(unaudited)
	September 30,	% of total	September 30,	% of total	$ Increase	% Increase
	2014	revenue	2013	revenue	(Decrease)	(Decrease)
Revenue	$855,631	100%	$303,533	100%	$552,098	181.9%
Cost of revenue	829,878	97.0%	617,223	203.3%	212,655	34.5%
Gross profit (loss)	25,753	3.0%	(313,690)	(103.3)%	339,443	(108.2)%
Sales and marketing expenses	777,564	90.88%	447,887	147.6%	329,677	73.6%
Research and development expenses	731,433	85.5%	232,450	76.6%	498,983	214.7%
General and administrative expenses	843,319	98.6%	955,072	314.7%	(111,753)	(11.7)%
Total operating expenses	2,352,316	274.9%	1,635,409	538.8%	716,907	43.8%
Operating loss	(2,326,563)	(271.9)%	(1,949,099)	(642.1)%	(377,464)	19.4%
Interest expense	2,500,678	292.3%	346,656	114.2%	2,154,022	621.4%
Other (income) expense	330,308	38.6%	1,238	0.4%	329,070	26,580.8%
Net loss	$(5,157,549)	(602.8)%	$(2,296,993)	(756.8)%	$2,860,556	(124.5)%

	Nine Months Ended
	(unaudited)
	September 30,	% of total	September 30,	% of total	$ Increase	% Increase
	2014	Revenue	2013	revenue	(Decrease)	(Decrease)
Revenue	$1,941,030	100%	$774,267	100%	$1,166,763	150.7%
Cost of revenue	2,165,172	111.5%	1,908,027	246.4%	257,145	13.5%
Gross loss	(224,142)	(12)%	(1,133,760)	(146)%	909,618	(80.2)%
Sales and marketing expenses	1,969,712	101.5%	1,656,128	213.9%	313,584	18.9%
Research and development expenses	1,742,239	89.8%	733,505	94.7%	1,008,734	137.5%
General and administrative expenses	2,999,547	154.5%	2,903,722	375.0%	95,825	3.3%
Total operating expenses	6,711,498	345.8%	5,293,355	683.7%	1,418,143	26.8%
Operating loss	(6,935,640)	(357.3)%	(6,427,115)	(830.1)%	(508,525)	7.9%
Interest expense	4,997,379	257%	2,380,507	307%	2,616,872	109.9%
Inducement to convert debt and warrants	378,214	19.5%	674,414	87.1%	(296,200)	(43.9)%
Share price / Conversion adjustment	—	—%	1,710,475	221%	(1,710,475)	(100)%
Other expense	(34,999)	(1.8)%	32,713	4.2%	(67,712)	(207.0)%
Net loss	$(12,276,234)	(632.5)%	$(11,225,224)	(1,449.8)%	$(1,051,010)	9.4%

Revenues

Revenues during the three months ended September 30, 2014 increased 182% or $552,098 to $855,631, when compared to the same period in the prior year. The increase was primarily due to an overall increase in RDC transactions processed which totaled 921,574 during the third quarter of 2014, representing an increase of 123% or 507,933 from the same period in the prior year. The increase was attributable to an overall increase in the number of banks and credit unions which were “active” customers, meaning that they have implemented the RDC software enabling the processing of customer transactions.    As of September 30, 2014, we had entered into agreements to provide our RDC technology with approximately 317 banks and credit unions, of which 211 were active. This compares to a total of 210 signed agreements, of which 108 were active as of September 30, 2013.  In addition, we generated $197,337 of revenue during the three months ended September 30, 2014 for software development related activities associated with implementing our mobile money offering. During the three months ended September 30, 2014, approximately 57%  of our revenue was generated from transactional volume fees and other support services.  Approximately 31% represents revenue from professional services primarily related to integration development work performed as part of implementing our mobile money product offering, while the remaining 12% was from RDC implementation fees that are recognized over the lives of our contracts with financial institutions. As expected, as more clients have implemented our RDC technology they are starting to process more significant RDC transaction volumes and therefore, the mix of revenues has shifted to transactional volume fees from implementation fees.

During the three months ended September 30, 2014, we entered into several significant contracts for our Select Mobile Money offering.  As we previously disclosed during the second quarter of 2014, our initial deployment was with Navy Federal Credit Union (“NFCU”), which is the world’s largest credit union. Our technology is part of a program designed to offer their members a money management tool geared towards students called Visa Buxx. Our Mobile Money application allows student card holders to view balances, request money from their parents through SMS, email or in-app notification, and use the locator feature to easily locate the nearest branch or ATM. In addition, the parents will also have the ability to monitor their teens’ transactions, current balances, transfer funds directly from their Navy Federal debit and credit card, and have the ability to suspend the card.  Based on the success of this program, we received an additional order from NFCU during the third quarter of 2014 to provide the same mobile technology for their General Reloadable Purpose Card (“GRPC”).  This is a new product offering that NFCU will be making available to all of its six million members, which went “live” during the fourth quarter of 2014.  We also received an order from USBank, who has partnered with Kroger, one of world’s largest grocery retailers in the world in a joint effort to offer its supermarket customers a prepaid card.   Our prepaid mobile application will offer Kroger’s supermarket customers a full suite of convenient mobile account services. Our application will also allow prepaid card users to view balances and transaction detail, reload money, including check-to-card loads with “instant good funds,” and transfer funds from inside the app. Powerful back-end analytics and messaging capabilities will allow the supermarket to segment cardholder behavior and send relevant marketing messages to keep its customers engaged in using the mobile application.  This program went live during the fourth quarter of 2014.

Since a significant portion of the revenue we expect to generate from these programs will depend on the number of active users as well as fees earned through the reloading of the prepaid cards, ATM withdrawals and the transfer of money, we are currently unable to determine the overall impact these programs will have to our future revenues until these prepaid mobile programs are active.

Revenue during the nine months ended September 30, 2014 totaled $1,941,030, representing an increase of 151% or $1,166,763, when compared to the same period in the prior year. The increase was primarily due to an overall increase in  RDC transactions, which totaled 2,469,373 during the nine months ended September 30, 2014, compared to 946,636  for the same period in the prior year. The primary reason for the increase in transaction is due to the overall increase in the number of active customers that existed at September 30, 2014, which totaled 211, compared to 108 at September 30, 2013.  The remaining increase in revenues when comparing the nine months ended September 30, 2014 to the same period in the prior year was due to revenue from professional services primarily related to integration development work performed as part of implementing our mobile money product offering for the programs mentioned above.

Cost of Revenues

Cost of revenues for the three months ended September 30, 2014 was $829,878, an increase of 35% or $212,655, compared to the same period in the prior year. Cost of revenues for the nine months ended September 30, 2014 totaled $2,165,172, representing an increase of 14% or $257,145, compared to the same period in the prior year 2013. The increase for both periods presented was primarily due to an increase in amortization expense associated with the intangible assets acquired as part of the Select Mobile Money acquisition in March 2014. During the third quarter and nine months ended September 30, 2014, we recognized amortization expense of $159,501 and $332,750, respectively. Partially offsetting these increases was an overall decrease in contract resources incurred to support our data center operation of $38,812 and $150,642 when comparing the three and nine months ended September 30, 2014 to the same period in the prior year.

Cost of revenue consists primarily of our costs of deploying and supporting the RDC capability, along with contract developers dedicated to our mobile money prepaid offering. We believe that as our RDC services revenue continues to grow, our cost of revenue will remain relatively fixed as part of providing these services. As a result of our investment in fixed costs to support current and expected future operations, and the relatively early stage of recurring revenue generation, the reported gross loss may not be representative of our operating model. Similar to our revenue expectations, the dollar amount of our variable component of our cost of revenue is expected to increase as transaction volume increases and we pay volume-based costs. We also expect to continue to gain leverage on the fixed portion of our cost of operations as more clients are brought online and generating revenue through RDC transactions.  Our mobile money white label offering requires significant upfront customization and integration effort, which requires us to contract with software developers, which yields a lower gross margin compared to what we are able to achieve from our transactional revenue stream.  Since our mobile money offering is also a hosted application, we believe once the programs referenced above are live, we will be able to gain similar leverage on the fixed portion of our cost of operations as our RDC offering.

Operating Expenses

Our operating expenses increased 44% or $716,907 to $2,352,316 for the three months ended September 30, 2014 compared to the same period in the prior year.  Our operating expenses during the nine months ended September 30, 2014 totaled $6,711,498, representing an increase of 27% or $1,418,143 when compared to the same period in the prior year.

Sales and Marketing

Sales and marketing expenses include the salaries, employee benefits, commissions, stock compensation expense, travel and overhead costs of our sales and marketing personnel, as well as tradeshow activities and other marketing costs. Total sales and marketing expenses increased 74% or $329,677 to $777,564 for the three months ended September 30, 2014 compared to the same period in the prior year. The increase in sales and marketing expense was primarily due an increase in expense related to higher employee compensation and related costs of $143,939.  Sales and marketing headcount as of September 30, 2014 was 20, an increase of 5, when compared to the same period in the prior year.  Also, our expenses incurred for tradeshows and other marketing programs increased by $95,803 when comparing the third quarter of 2014 to the same period in the prior year. Employee related travel expenses were also higher by $30,332 for the three months ended September 30, 2014 when compared to the same period in the prior year. Sales and marketing expenses during the first nine months of 2014 increased 19% or $313,584 to $1,969,712 when compared to the first nine months of 2013. The increase was primarily due to higher costs associated with attending various  tradeshows and other marketing related expenses of $166,079. We continue to focus our efforts to maximize return on investment by attending many of the leading industry tradeshows, as we believe our presence is necessary to attract and retain new customers. We traditionally incur higher levels of tradeshow expenditures during the first and fourth quarters of our fiscal year compared to the second and third. Excluding stock compensation expense, our overall employee compensation and related expenses increased $77,752 for the nine months ended

September 30, 2014, when compared to the same period in the prior year as a result of an increase in headcount.    Stock compensation expense was $17,994 and $21,961 for the three and nine months ended September 30, 2014 compared to $6,744 and $64,076 for the same periods in the prior year. We currently anticipate our sales and marketing costs will be higher for the full year 2014 relative to 2013 as we continue to hire new sales employees in an effort to increase our revenues for both our RDC business as well as promoting our new prepaid mobile wallet offering as part of the Select Mobile Money acquisition. We may also see an increase in sales and marketing costs as a result of higher levels of commission expense resulting from an increase in our revenue.

Research and Development

Research and development expenses include salaries, employee benefits, stock-based compensation expense, related overhead costs and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation. Total research and development expenses for the three months ended September 30, 2014 increased 215% or $498,983 to $731,433 when compared to the same period in the prior year. Our research and development expense during the first nine months of 2014 totaled $1,742,239 representing an increase of $1,008,734 or 138%, when compared to the first nine months of 2013. The increase for both periods presented was primarily due to an overall increase in the number of software developers who were either employees of the company or full-time contractors all focused on continuing to develop new features and solutions to help differentiate our service offerings in the marketplace. During the second quarter of 2014 we released our initial version of Select Business designed specifically for providing our RDC technology to banks and credit unions’ merchant customers. We released a full general availability version of this application in the fourth quarter of 2014. Excluding stock compensation expense, our employee compensation, contractor costs and related expenses increased $444,463 and $962,590 when comparing the three and nine months ended September 30, 2014 to the same periods in the prior year. As of September 30, 2014, we had a total of 27 research and development employees and full-time contractors, compared to 7 as of September 30, 2013. Of the increase, 9 employees and full-time contractors were added as part of the Select Mobile Money acquisition on March 4, 2014. Included in research and development expense was stock compensation expense (benefit) of $9,628 and $13,007 for the three and nine months ended September 30, 2014 compared to ($2,355) and $42,301 for the same periods in the prior year. We believe our research and development expenses will be higher for the full year of 2014 relative 2013 as a result of the additional employees and full-time contractors.

General and Administrative

General and administrative expenses include the salaries, employee benefits, stock-based compensation expense and related overhead cost of our finance, information technology, human resources and administrative employees, as well as legal and accounting expenses, consulting and contractor fees and bad debt expense. Total general and administrative expenses declined 12% or $111,753 to $843,319 for the three months ended September 30, 2014, when compared to the same period in the prior year. The decrease when comparing the three months ended September 30, 2014 to 2013 was due to lower levels of professional fees incurred primarily associated with accounting related services. Total professional fees for the three months ended September 30, 2014 totaled $320,857 compared to $112,441 in the same period in the prior year. Partially offsetting this decrease was an increase in travel related expense of $24,278 when comparing the third quarter of 2014 to the same period in the prior year.  Our general and administrative expenses during the first nine months of 2014 totaled $2,999,547 representing an increase of $95,825 or 3% when compared to the first nine months of 2013. This increase when comparing the first nine months of 2014 to the first nine months of 2013 was primarily due to an overall increase in professional fees of $236,496 incurred primarily associated with completing the reverse merger and public company expenses.    Excluding stock compensation expense, our employee compensation and related costs also increased $131,040, when comparing the first nine months of 2014 to the first nine months of 2013 as a result of an increase in headcount.   Travel and insurance expenses were also higher by $76,816 and $60,665, respectively, during the nine months ended September 30, 2014 when compared to the same period in the prior year primarily as result of becoming a public company. Partially offsetting these increases was a decline in stock compensation of $408,944 as a result of a higher number of shares granted in 2013 with immediate vesting, as well as the compensation cost attributable to the reduction in the exercise price of certain previously granted options. Included in general and administrative expense was stock compensation expense for the three and nine months ended September 30, 2014 of $35,049 and $107,350, compared to $80,530 and $516,294 for the same periods in the prior year. We believe our general and administrative costs will be higher for the full year of 2014 relative to 2013 as we anticipate incurring additional professional fees related to the ongoing requirements of a public company and also the anticipated costs associated with completing capital raises.

Interest Expense

Interest expense for the three and nine months ended September 30, 2014 was $2,500,678 and $4,997,379 compared to $346,656 and $2,380,507 for the same periods in 2013. The increase was primarily driven an overall increase in the level of indebtedness during the first nine months of September 30, 2014 when compared the same period in the prior year.  Prior to July 14, 2014, our total principal and accrued interest outstanding was $14 million compared to approximately $10 million at the end of September 2013. On July 14, 2014, as part of completing our Initial Public Offering, a total of $6.3 million of principal and accrued interest converted into 5.1 million shares of common stock. In addition, we repaid a total of $3.2 million of principal and accrued interest outstanding in July 2014.  Of this amount, $1.7 million was associated with a loan we entered into with one of our Directors, whereby we agreed to issue common stock equal to 12.5% of the principal amount on the issuance date and 3.125% of the principal amount each success fifth business day so long as any portion of the principal is outstanding. In addition, the initial interest rate of 24% increased to 48% until the loan is repaid in full. Interest expense associated with this note for the three and nine months ended September 30, 2014 totaled $121,366 and $1,122,405 of which $93,749 and $890,624 related to the fair value of common stock to be issued in April 2014 as part of the agreement. Also included in interest expense during the nine months ended September 30, 2014 was $1,000,000 associated with agreeing to issue 666,667 shares of our common stock as part of being granted an extension of our senior secured note to May 12, 2014. We amortized the $1 million of cost as interest expense through the new maturity date of the note.  In addition, during the three and nine months ended September 30, 2014, we recorded $2,101,139 of interest expense for both periods presented associated with the amortization of a beneficial conversion feature for $3.3 million of principal debt outstanding, of which $1.0 million is held by a Director and $6.0 million of debt automatically converted upon the IPO in July 2014.

We also recorded a fair value adjustment related to the outstanding warrants issued to our senior debt holder resulting in a $65,546 decrease in interest expense when comparing the nine months ended September 30, 2014 to the same periods in the prior year.  In addition, we recorded the fair value related to the outstanding warrants issued to the holders of the convertible preferred stock during the three months ended September 30, 2014 of $34,454.

Other Non-Operating Expense (income)

Other non-operating income during the three and nine months ended September 30, 2014 totaled $40,000 and $34,999, respectively, compared to other non-operating expense of $1,238 and $32,713 for the same periods presented. Other non-operating income recognized during the three and nine months ended September 30, 2014 primarily relates to the forgiveness of debt for repayment of the outstanding balance owed in addition, we recognized a non-cash charge of approximately $370,000 related to the fair value of warrants issued as part of an inducement to convert debt to equity.  The non-operating expense recognized during the nine months ended September 30, 2013 relates to the amortization of financing costs. During the nine months ended September 30, 2013, we recorded $2.4 million in charges for the excess of the fair value of common shares issued in the conversions of debt and warrants into common stock. Specifically these non-cash charges include, a $674,000 related to shares issued as consideration to incent noteholders to convert their debt to equity and in conjunction with that conversion, approximately $1.71 million related to the issuance of shares to adjust the conversion rate of previously converted debt.

LIQUIDITY AND CAPITAL RESOURCES

Financial Condition.  At September 30, 2014 we had $652,124 in cash and cash equivalents. Our cash and cash equivalent balances consist of cash and short-term money market instruments. Our financial condition and prospects critically depend on our access to financing in order to continue funding operations. During the nine months ended September 30, 2014 the cash used in operating activities was approximately $7.7 million, an increase of $2.7 million during the same period in the prior year. Much of our cost structure arises from personnel and related costs and therefore is not presently subject to significant variability. Prior to our IPO, we had historically utilized borrowings from accredited investors, including affiliates, to fund our working capital needs. Through July 14, 2014, we increased our net borrowings by approximately $6.0 million to fund our operations and complete the acquisition of Select Mobile Money. In July 2014 we completed an IPO in which a total of 4.5 million shares of common stock were issued at $1.50 resulting in gross proceeds of $6.8 million. The proceeds net from the offering were approximately $5.5 million, after deducting commissions and approximately $900,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5.1 million shares of common stock and issued 3.3 million warrants with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.2 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital.

On July 30, 2014, the Company entered into an agreement with two Directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2015.  If any portion of the notes is outstanding beyond January 31, 2015, the default interest rate is adjusted to 18%. As of January 7, 2015, the Company has an outstanding principal balance against the line of credit of $700,000.

Through January 7, 2015, we issued an aggregate of 2,238,702 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 2,238,702 shares of our common stock at a per-share price of $2.00 (subject to adjustment). Gross proceeds to the Company from subscriptions under the Securities Purchase Agreements were approximately $3.4 million.

Although we will require additional funds to continue our operations through fiscal 2015, we believe the funds raised in our equity offerings will be sufficient to allow us to continue operating through the first quarter of 2015.

Cash Flow

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2014 was approximately $7.7 million compared to approximately $4.9 million for the same period in the prior year. Our net loss during the nine months ended September 30, 2014 was approximately $12.3 million or approximately $1.1 million more when compared to the same period in 2013, although when adjusted for non-cash charges in our statement of operations, our cash flow from operations before changes in working capital decreased approximately  $234,000 compared to nine months ended September 30, 2013. Changes in working capital included an increase in accounts receivable during the nine months ended September 30, 2014 and 2013 of $112,250 and $177,592, respectively. The significant increase in accounts receivable during the nine months ended September 30, 2014 as a result of an overall increase in receivables associated with an increase in billings for our RDC services.  The primarily reason for the increase in accounts receivables during the nine months ended September 30, 2013 was due to billing a reseller $200,000 in advance for us providing our RDC technology to their future customers. Deferred commissions increased during the nine months ended September 30, 2014 and 2013 by $101,613 and $171,986, respectively, as a result of an overall increase in revenues during these periods. Prepaid expenses decreased  $70,762 and $39,033 during the nine months ended September 30, 2014 and 2013, respectively, as a result of expensing annual software and hardware support contracts over the period the services are provided and the amortization of prepaid software licenses. Other changes in working capital included an increase in deferred revenue to $243,914 for the nine months ended September 30, 2014 as compared to $655,357 for the same period in 2013. The increases in both periods were primarily due to receipt of implementation and prepaid transaction fees associated with new clients for both periods presented.    Accrued expenses also increased during the nine months ended September 30, 2014 and 2013 by $41,919 and $101,360, respectively, primarily as a result of an increase in accruals for various related operating costs incurred but unpaid at the end of both periods presented. Accrued interest expense declined during the first nine months of 2014 by  $669,915 compared to an increase of $1,223,396 for the same period in the prior year. The decrease in accrued interest for the first nine months of 2014 was primarily due to the payoff of accrued interest owed to our senior debt lender, as well as additional debt converted or repaid following the IPO. The increase in accrued interest expense during the first nine months of 2013 was primarily due to the accrual of a payoff premium of $750,000 provided to our senior debt lender, along with an increase in accrued expense recognized on our other debt that remained outstanding. Accounts payable balance decreased during the nine months ended September 30, 2014 by $100,444 compared to an increase of $192,524 for the same period in the prior year. The primary reason for the decrease in accounts payable during the first nine months of 2014 was due to a significant amount of payments made in July 2014 following the completion of our IPO for professional service fees incurred through this date.  These services included completing the reverse merger, our annual audit, providing legal defense regarding a potential trademark infringement as well as costs associated with completing our IPO.  The primary reason for the increase for the nine months ended September 30, 2013, was due to incurring significant professional fees for legal and accounting services for the activities mentioned above.

Investing Activities

Purchases of fixed assets during the nine months ended September 30, 2014 and 2013 were not significant as most of the technology assets needed to support current business needs were in place by the end of 2012. Additional cash used in investing activities during the nine months ended September 30, 2014, included $1.750 million related to the acquisition of Select Mobile Money.

Financing Activities

Net of debt issuance costs, our borrowings during the nine months ended June 30, 2014 and 2013 totaled approximately $8.4 million and $4.1 million, respectively. Of the approximately $8.4 million borrowed during the first nine months of 2014, $1.35 million of the funds were used to fund our acquisition of Select Mobile Money and $375,000 was used for working capital. During the nine months ended September 30, 2014, we repaid $1.6 million of principal owed under our senior secured financing arrangement and $300,000 owed under the secured convertible notes outstanding.  The remaining borrowings were used to fund our operations during the first nine months of 2014.  We also repaid $1.5 million of principal owed to a Director for the loan associated with our acquisition of Device Fidelity Select Mobile Money, along with $0.5 million of principal short-term debt owed to our Director.  We also repaid approximately $0.9 million of principal owed for various short-term notes in July 2014.   In addition, in March 2014, we repaid the entire outstanding installment note balance of $137,383 and the bank issued a new note for a total of $330,020. During the first nine months of 2014, we have made additional principal payments against this loan totaling $51,500 compared to $68,223 during the same period in the prior year. We also paid debt issuance fees totaling $88,098 and $186,052 during the nine months ended September 30, 2014 and 2013, respectively. During the nine months of 2013, we issued shares of common stock and received net proceeds of $1,197,550. Proceeds from these debt and equity financings were used to fund cash used in operating activities as well as repay certain debt.  During the nine months ended September 30, 2014, we issued 610,000 shares of Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase 305,000 shares of our common stock at a per-share price of $2.00.  The net proceeds received from this offering net of issuance costs totaled $839,300.

Debt and Capital Resources.  Since inception in February 2010, we have raised capital to support operating losses incurred in development of our RDC capability infrastructure, the marketing expenses to increase our client base and the general and administrative functions to support our planned growth.  Our net losses from inception through September 30, 2014 of $48.9 million have been funded primarily through the issuance of equity, debt, warrants and borrowings under our senior secured financing agreement.

Additionally, we entered into a borrowing arrangement with Trooien Capital LLC under which an amendment allows for us to request additional advances under to fund the refinancing of senior debt due and owing to Michaelson Capital Partners LLC.   During the first nine months of 2014, we repaid Michaelson Capital Partners LLC a total of $3.0 million of principal and accrued interest through advances from Trooien Capital.  As of January 7, 2015, the total principal amount of advances made against the $4.0 million facility we have with Trooien Capital was $3.3 million, of which $1.0 million was converted into equity in July 2014 as part of a conversion agreement dated June 17, 2014.  In addition, we borrowed against the entire $1.5 million line-of-credit provided by one of our Board of Directors in May 2014, of which $0.5 million was converted into equity in July 2014 as part of this same conversion agreement.  We also have a loan with a commercial bank that is due on demand or if no demand is made, it will be repaid in monthly installments.

On July 14, 2014, we completed an initial public offering in which a total of 4,500,000 shares of common stock were issued at $1.50 resulting in gross proceeds of $6,750,000. The net proceeds from the offering were approximately $5.5 million, after deducting commissions and approximately $900,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5,139,169 shares of common stock and issued 3,399,278 warrants with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital.

Through January 7, 2015, we issued an aggregate of 2,238,702 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 2,238,702 shares of our common stock at a per-share price of $2.00 (subject to adjustment). Gross proceeds to the Company from subscriptions under the Securities Purchase Agreements were approximately $3.4 million.  We believe the funds raised through the issuance of common stock and convertible preferred stock will be sufficient to allow us to continue operations through the first quarter of 2015.

Contractual Obligations and Commitments

We have no material commitments for capital expenditures, though we may make certain capital expenditures during fiscal 2015.

Recent Accounting Developments

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The core principle of the ASU is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration, or payment, to which we expect to be entitled in exchange for those goods or services. The ASU may also result in enhanced disclosures about revenue. For public entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Due to the recent date of issuance for this ASU, we are currently evaluating what impact, if any, the pronouncement will have on our disclosures, financial position or results from operations.

In June 2014, the FASB issued authoritative guidance related to share-based payments when the terms of an award provide that a performance target could be achieved after the requisite period.  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  The requirements of the new standard are effective for the annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods.  We do not anticipate that this guidance will have a material impact on our financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern.  The amendments provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures.  The standard will be effective for us on January 1, 2016.  The adoption of this pronouncement is not expected to have a material impact on our financial statements.

Summary of Debt Obligations

Below is a summary of our debt obligations as of December 31, 2013 and December 31, 2012. Note 5 to the financial statements filed herewith contains additional information regarding this debt.

	2013	2012
Senior Secured Note Payable, due August 2013	$1,562,500	$1,500,000
Secured Convertible Notes, due June through August 2014	770,000	—
Notes Payable to Directors and Affiliates	2,350,000	2,326,991
Convertible Notes, due March 2015, interest at 10%	575,000	—
Convertible Term Loan, due December 2016, interest at 10%	500,000	—
Convertible Subordinated Notes, due March 2012, interest at 6%	112,561	312,561
Convertible Subordinated Note, due April 2015	200,000	—
Series Subordinated Notes, as of December 31, 2013, due from December 2014 through March 2015. Stated interest ranges from 9% to 25%, effective interest ranged from 28% to 261%. The rate at December 31, 2013 was 12%.	863,808	7,066,808
Note Payable, due March 2014, interest at 10%	100,000	—
Convertible Series Notes, due September 2014. Stated interest at 12%, effective interest of 27%.	—	575,000
Installment Note Payable — Bank	137,383	228,920
Long-Term Debt, gross	7,171,252	12,010,280
Unamortized discount	(67,327)	(383,610)
Long-Term Debt, net	$7,103,925	$11,626,670

Future maturities of all of our debt at December 31, 2013 are as follows:

2014 (short-term debt)	$3,170,672
2015	3,433,253
2016	500,000
$7,103,925

Amounts due within one year (short-term debt maturing in 2014) as of December 31, 2013 include:

Senior Secured Note Payable, due August 2013	$1,562,500
Senior Convertible Notes, due June through August 2014	770,000
Convertible Subordinated Notes, due March 2012, interest at 6%	112,561
Portion of Series Subordinated Note, as of December 31, 2013 due from December 2014 through March 2015. Stated interest ranged from 9% to 25%, effective interest ranged from 28% to 261%. Interest at December 31, 2013 was 12%	613,808
Installment Note Payable — Bank	137,383
Unamortized discount	(25,580)
Total	$3,170,672

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as of December 31, 2013 or 2012, or September 30, 2014.

BUSINESS

General

We provide cloud-based Software-as-a-Service (“SaaS”) remote deposit capture (“RDC”) and mobile wallet solutions for customers of banks, credit unions, prepaid card programs, check cashing services and payday lenders.  Our cloud-based SaaS RDC solutions enable our clients to provide their customers with the ability to scan checks remotely through their smart phones or other devices and transmit the scanned, industry compliant images to a bank for posting and clearing.  Our cloud-based mobile wallet is a virtual account for customers that do not have a bank account and is focused on the prepaid card market.  Through our mobile wallet offering we provide consumers the ability to deposit and withdraw funds, transfer funds, and pay bills with their mobile phone or tablet.  As of December 31, 2013, we had entered into 230 contracts with customers for our cloud-based SaaS products and services, and as of September 30, 2014, we had entered into 317 such contracts.  Approximately 211 of those agreements were “active” as of September 30, 2014, meaning that they have implemented the RDC software enabling the processing of customer transactions Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

In its most simple terms, RDC is a service that allows a business or consumer to scan checks and transmit the scanned images to a financial institution for posting and clearing or, in the case of FSO’s, cashing and loading remotely to a prepaid debit card.  Checks received by the business or consumer can be scanned to create a digital deposit.  The digital deposit is then transmitted to the RDC institution or service provider, who accepts the deposit and posts the deposit to their customer’s account. The product eliminates a trip to a financial institution or ATM to deposit the check(s).  The basic requirements for an RDC service currently include a PC Windows or Mac computer and a check scanner for business applications, a “smartphone” for consumer applications, an Internet connection, and a service provider such as a bank.

RDC has been called an important development the banking industry has seen in years by the Federal Reserve and others.  At this time, we believe that most major financial institutions in the United States have either launched the service, or are well on their way to doing so. The commonly viewed benefits of this new service include convenience, better deposit availability, reduced non-sufficient funds (NSFs) and reduced transportation costs and risk.  Federal legislation commonly referred to as “Check 21” makes the entire RDC process possible. Passed in 2003 and implemented in October 2004, this legislation allows financial institutions to clear checks based upon images of the original items instead of having to transport the original check all the way back to the paying bank for clearing.

The providers of non-traditional banking services to the unbanked or the underbanked market represent another significant market opportunity for cloud-based SaaS RDC technology.  This financial service organization (FSO) market includes institutions providing prepaid debit cards, check cashing services and payday lending to consumers.  The FSO market represents more than 350 million transactions per year, involving approximately $106 billion in various products and services.  These FSO products and services generally consist of:

•      $58.3 billion in check cashing transactions;

•      $17.6 billion in money orders sold;

•      $8.3 billion in wire remittances;

•      $13.2 billion in payday advances; and

•      $5.4 billion in sales of prepaid stored-value cards.

Our Solutions

We are a technology solutions and services provider to the financial services industry.  The following products and services comprise the main technology solutions we currently offer to our customers:

•      remote deposit capture (RDC) products for businesses and consumers;

•      mobile money management products for consumers; and

•      training and support services for our financial services industry customers.

Our RDC products are composed of various software applications that permit a business or consumer to (i) scan or take a picture of a check by using a smart phone, tablet or other devices (e.g., a desktop computer that includes or is connected to a camera), and then (ii) transmit the resulting image to a bank for posting and clearing.  These various software applications are developed to be compatible with both Windows and Mac operating systems, and are marketed with various features and levels of functionality.  Our main RDC products are marketed under the name RDC Select Business, which provides a financial institution’s business customers with the ability to scan and deposit checks from their PC or Mac computer, and RDC Select Mobile, which allows a financial organization to offer their customers the ability to scan and deposit checks via a mobile device by taking a picture of the front and back of the endorsed check.  In all cases, our RDC software is made available to our customers through a license granting them Internet (“cloud-based”) access.  Because we develop, host and maintain the software products that perform the RDC processes and services, our kind of business model is often referred to as a “software-as-a-service” business, or a “SaaS” model.

Our mobile money management product is a software application that permits a consumer with a prepaid debit card to (i) have a paper check directly deposited into the consumer’s prepaid card account using RDC technology similar to that used in our RDC Select Mobile product discussed above, (ii) cash checks by depositing a check into a prepaid card account and then accessing the related cash through an ATM machine, (iii) international remittance (i.e., a transfer of money from an individual working abroad to another person in the transferring individual’s home country), (iv) pay bills through electronic fund transfers from the prepaid card account, and (v) transfer amounts available in the prepaid card account to other participants in the same FSO’s prepaid card program.  We market our mobile money management product under the name “Select Mobile Money.”  Like our RDC products, we make our Select Mobile Money product available to our customers through an Internet/cloud-based SaaS business model.

The training and support services we offer and provide to our customers include: educational webinars to inform staff of product benefits and how to sell; marketing collateral and product videos to help our clients promote the product to their customers; risk mitigation consulting and documentation; reporting and analytics on customer transactions; post launch contests and promotions to increase customer adoption and transactions.

As indicated, our products and services (our “solutions”) are marketed and licensed or sold primarily to participants in the financial services industry.  In this regard, our RDC products are offered to banks and credit unions in the United States, Canada and Latin America.  Our mobile money management products are offered to a wider variety of financial service organizations (FSOs) in the United States, Canada and Latin America.  These FSOs include banks and credit unions, but also include prepaid card issuers, check cashers and payday lenders.  The banks, credit unions and FSOs purchasing our RDC products or mobile money management solutions generally desire to offer remote and mobile technology-based services to their own retail consumers for competitive reasons such as increasing customer satisfaction and improving customer retention, attracting new customers, developing market leadership, growing deposits in a low-cost manner, reducing their transaction costs and reducing traffic at bricks-and-mortar branches.  We do not offer, sell or license our solutions directly to retail consumers.

In our experience, the FSOs that desire mobile money management solutions typically cater primarily to retail consumers who are “unbanked” (meaning that they have no formal relationship with a traditional banking institution or credit union) or “underbanked” (meaning that they have only a minimal relationship with one or more traditional banking institutions or credit unions, and generally prefer not to grow that relationship due to fee concerns and/or minimum-balance requirements imposed on them by those institutions).  In this regard, our Select Mobile Money product provides the unbanked and underbanked end-user customer with a convenient and secure “anywhere and anytime” access to self-service banking services through an easy-to-use mobile application downloaded onto their smart phone or tablet and linked to a prepaid card. We believe that easy and immediate access to money is especially important to the unbanked and underbanked consumer because this demographic often lives “paycheck to paycheck” and requires quicker access to their funds to pay for their everyday living essentials such as food, rent, and the payment of other bills. We believe that the inconvenience and cost of accessing multiple service providers, which are common barriers among underbanked and unbanked consumers, serves as a strong incentive for these consumers to use an aggregated service like Select Mobile Money.  We believe that our Select Mobile Money product can address the needs most unbanked or underbanked consumers who have a need or desire for services more complex than simple debit cards and check cashing.

Our typical client implementation process includes integrating our software into the infrastructure of the financial institution, initiating customer training and providing sales and marketing development to support our client’s success when their RDC product is launched. We may offer technical support thereafter.  As of December 31, 2013, we had entered into 230 contracts with customers for our products and services, and as of September 30, 2014, we had entered into 317 such contracts.  Approximately 211 of those agreements were “active” as of September 30, 2014, meaning that they have implemented the RDC software enabling the processing of customer transactions.

Our Development

In August 2010, we launched our cloud-based SaaS RDC Select platform, followed by the offering of our smartphone applications and our Apple OS X operating platform in September and October.  In 2011, we launched CheckReview, a cloud-based SaaS proprietary technology that helps financial institutions better identify potential check fraud with the ability to view and validate the digital image of the check in real time.  In 2011, we also introduced the industry’s first cloud-based SaaS mobile check capture solution tailored specifically to the FSO market, allowing a user to scan a check and transmit a high quality image using our Patent Pending Check Review for approval.  The solution also provides real-time communication with the user to secure their acceptance of fees and terms (using our patent-pending check and load feature) via their smartphone to ultimately have the funds from a cashed check remotely loaded onto their prepaid debit card.  In 2012, we introduced advanced business rules and support for home-based printer-scanner devices.  In 2013, we introduced our cloud-based enterprise risk SaaS platform, CheckRiskPro.

In March 2014, we purchased from DeviceFidelity, Inc., a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications.  We believe our mobile wallet platform, marketed under the name “Select Mobile Money,” can provide all of the functionality of a mobile banking platform to the approximately 100 million unbanked and underbanked consumers.  The acquisition provides us with an opportunity to obtain and enlarge strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union—the providers of those services to their consumers.  We believe this capability complements and supports our RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of our potential partners in the FSO market.   In the acquisition, we received rights under a contract with Visa to provide the customers of these institutions with services under the Visa-endorsed mobile platform.  We also received rights under a contract with Moneygram to implement that company’s first mobile solution for their customers.  We paid an initial purchase price of $1.125 million for these assets, with an additional $1.0 million payable upon the satisfaction of certain performance-related contingencies, of which all has since been paid.

We intend to market Select Mobile Money through its existing marketing channels using our sales force, and to provide all corporate support functions through our existing staff.  In addition to the assets acquired, we have retained four individuals from the seller who will provide the technological and programming skills to develop, market and support these products.

Our Competitive Strengths

We believe that the following represent our competitive strengths:

•                  Premier Technology.  Our RDC products represent a premier IT solution that alleviates large capital investments in RDC hardware and software by financial institutions, using a dynamic SaaS and cloud-based platform that ensures the most up-to-date IT offerings for retail and commercial clients.

•                  Large Market Potential.  We focus our sales efforts in two areas: (i) there are 13,000 financial institutions in our target market and (ii) FSOs that serve the approximately 100 million unbanked and underbanked consumers in the United States.

•                  Innovation.  We occupy what we believe to be a leadership position in innovation for the commercial banking market, evidenced by the fact that we have introduced (i) the industry’s first Apple compatible, patent-pending RDC technology platform, (ii) our CheckReview™ product, which is a patent-pending fraud-prevention solution allowing financial institutions to review a high quality image of a personal check prior to processing that check, (iii) a patent-pending interface for our mobile check capture application (RDC Select Mobile), targeting the growing prepaid card industry, (iv) a patent-pending method for applying fees and business rules to RDC transactions, (v) a patent-pending method for paying back loans through RDC, and (vi) a patent-pending process for accepting RDC transactions that includes the remote destruction of checks.

•                  Customer Support.  Our offer of marketing support and training to ensure that our customers understand the benefits of RDC and are able to effectively market to their customers and realize their full revenue opportunity from RDC.

Revenue Sources

Our sources of revenue include:

•                  up-front payments associated with our initial implementation of RDC Select (or other product offerings) for our customers, which may include payments for the sale of scanning and related equipment and payments for additional marketing support from our Company;

•                  professional services, including implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications; and

•                  recurring revenue associated with the following:

•                  deposit fees, monthly active-user fees, and bill-pay fees; and

•                  transaction-processing fees and fees for the ongoing support and maintenance of our software.

Recurring revenue is expected to include fixed monthly service charges to customers for our service, transactional fees for the number items processed, or a combination of both.  We believe that this model of recurring revenue will have a positive impact on our cash flow and valuation.  Reliance on recurring revenues will mean, however, that transactional volume will likely be a key metric for our ability to scale and generate sufficient revenues to ultimately become profitable.

Our Growth Strategy

To compete effectively, we believe we will need to grow our business.  Key elements of our growth strategy include:

•                  Build our Direct Salesforce and Distribution Partners.   We believe there is significant opportunity to accelerate our sales and transaction growth to further penetrate the customer base of small- and mid-sized banks, credit unions and prepaid card programs.

•                  Continue to Innovate.  We intend to continue to invest in development efforts to introduce new mobile related features and functionality to our customers.

•                  Grow Revenue from Existing Customers.  We intend to grow our revenues from our existing customers as they add new users and as we provide them with new features and functionality.

•                  Pursue Acquisitions.  We intend to selectively pursue acquisitions to accelerate the growth in our business through additional product offerings or acquisition of customers.  While we intend to generate most of our growth organically, we believe there will be opportunities for us to acquire companies that will bring synergies to our business.

•                  Offer our Products Internationally.  To date, we have derived most of our revenues from the North American market.  We believe that there is an additional growth opportunity for our RDC and mobile wallet solutions in international markets.

Risks Associated with Our Business

Our business faces some significant challenges.  These include:

•                  Relatively Short Operating History.  Our business is subject to all the risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. Due in part to our relatively short operating history, we cannot project whether or when we will become profitable.

•                  Significant Debt Burden.  We have a substantial amount of indebtedness. As of September 30, 2014, we had approximately $4.1 million of debt.  Of this amount, $1.0 million is due pursuant to the terms of a note payable to Michael Hanson, a director of the Company.  Mr. Hanson has the option to convert the debt at $1.20 per common share and receive 100% warrant coverage through the maturity date of July 31, 2015.  The note to Hanson is payable upon the earlier to occur of a Company financing with gross proceeds in excess of $10 million or July 31, 2015.  In addition, $2.3 million is due December 2016 and is part of a Loan and Security Agreement with Trooien Capital LLC.  Trooien Capital LLC has the option to convert at $1.875 per common share with 100% warrant coverage through the maturity date.  Also, $0.7 million is owed to The Margaret De Jonge Trust pursuant to the terms of a Term Note dated December 14, 2012, originally due in December 2014, but later modified whereby $50,000 is due each month commencing December 31, 2014 and continuing through April 30, 2015, when the entire remaining amount of principal and accrued interest are due.

•                  Need for Additional Financing. We require additional financing to continue our operations. Management expects that additional capital will be required to support our cash operating expenses after March 31, 2015 and repay debt that is maturing.

•                  Going Concern. In its report dated March 28, 2014, our independent registered public accounting firm, Lurie Besikof Lapidus & Company, LLP, stated that our financial statements for the fiscal year ended December 31, 2013 were prepared assuming that we would continue as a going concern, and noted that our limited revenues, recurring losses from operations and shareholder deficit raise substantial doubt about our ability to continue as a going concern.  In August 2014, Lurie Besikof Lapidus & Company, LLP reissued their report without this going concern qualification as based on the completion of our IPO and other financing transactions they no longer had substantial doubt of our ability to continue operations through 2014.  We continue to experience limited revenues, operating losses and a shareholder deficit. As a result, it may be more difficult for us to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Our future depends upon our ability to obtain financing and upon future profitable operations. In addition, concerns about our financial viability may have an adverse effect on current and potential customers’ willingness to enter into long-term relationships with us.

•                  Competitive Market.  The market for RDC is highly competitive and we expect the intensity of competition to increase.  Most of our actual potential competitors have significantly greater financial, technical and marketing resources than us.  These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

•                  Obsolescence.  The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and heavy competition.  To effectively compete, we must respond to changing technology and industry standards in a timely and cost-effective manner. Failure to so respond could mean that our current product offerings will have little practical appeal in the marketplace.

•                  In-House Technology.  On occasion, potential FSO clients have developed their RDC products and services internally.  In the future, as RDC and related products gain more and more acceptance, it is possible that FSOs may determine to develop RDC and related capabilities in-house.  If this were to occur on a widespread basis, we expect that it will be significantly more difficult to sell our products due to territoriality, bias toward capabilities developed in-house, or concerns about our support availability in comparison to in-house support.

Our business also faces those other risks discussed in the “Risk Factors” section of this prospectus, beginning on page 11.

Industry Background

According to a Markets & Markets study, the commercial RDC market in the United States is still relatively untapped, and is expected to comprise a market with over seven million capture points by 2014.   The estimated value presented by RDC to market participants, including hardware and software providers, transaction processors and banks (including cost savings), has been estimated by remotedepositcapture.com and its founder John Leekley to exceed $8 billion.  According to a recent Celent report, “State of Remote Deposit Capture 2012: A Replacement Market Emerges,” there has been an industry-wide gain of approximately 150,000 RDC clients (merchants), representing a 16% increase, over the years 2011-2012.  According to Celent, this growth has resulted from increased commercial client adoption, and Celent expects continued growth of deployed scanners to commercial locations through at least 2015.

While most United States financial institutions are now equipped with commercial RDC capability, according to Celent, a replacement market (i.e., a market in which clients are seeking to upgrade or replace their existing RDC infrastructure or capabilities) is emerging with up to 1,800 institutions in play.  In this regard, Celent reports that nearly 20% of surveyed institutions have plans or are considering switching RDC vendors, with a higher number expected among larger banking institutions.

In a February 2008 publication, Architecture/Infrastructure has taken the position, and we believe, that RDC has quickly become one of the most important differentiators in commercial banking today and that it can be a formidable marketing tool.  That report further states that RDC has the potential to do for business customers what ATMs and debit cards have done for retail customers through self-service and convenient access on a 24/7 basis.  As a result, the study states that progressive banking institutions have embraced RDC to acquire new customers, expand their service-area footprint, gain low-cost deposits, and grow fee and net interest income—all while reducing their internal check-processing costs.  The report also notes that the keys to success with RDC include proactive marketing to those largest check depositors and customers of a bank who have difficulty getting to a branch to make deposits, and that there are strong first-mover advantages—so deploying an RDC system at key check-deposit locations is a marketing imperative.

We believe that consumers are increasingly adopting a mobile lifestyle and are quickly embracing mobile RDC—the ability for consumers to take a picture of their check with their mobile phone and deposit that check electronically, without visiting a branch or using an ATM.  According to AlixPartners, mobile deposit is the number one mobile feature sought by all smartphone and tablet owners who would switch banks for mobile banking.  AlixPartners also report that 15% of all smartphone and tablet owners have already adopted mobile RDC as part of their banking habits.  In addition, the Aite Group projects that mobile deposit will expand to 30% of smartphone users by 2016.

In response to high and growing consumer demand, the percentage of the largest financial institutions offering mobile RDC has nearly tripled over the past two years.  In fact, according to Javelin Strategy & Research, among the largest 25 retail banks, mobile RDC offerings have increased from 22% in 2011 to 48% in 2012 and 64% in 2013.  Based on these numbers and trends, we believe that mobile RDC appears destined for mainstream consumer adoption in the near term.  A 2012 Celent survey (“State of Consumer RDC 2012) reports that 80% of United States financial institutions were planning to offer or considering offering mobile RDC.  Celent expects the number of financial institutions offering mobile RDC to double over the next year to nearly 1,000 banks and credit unions.

In addition to meeting customers’ needs for mobility and convenience, mobile deposit is also a way for financial institutions to drive cost efficiencies.  Mitek reports that major banks report saving $3.88 with each mobile check deposit compared to a teller deposit, with banks having saved up to an estimated $100 million in transactions costs as a result.

Business Strategy

Our objective is to be the premier provider of RDC solutions designed to meet the specific requirements for our targeted customers in the financial institutions and FSO marketplace.  We expect that the majority of RDC revenue will be recurring in nature, which will provide us with predictable cash flows in what we believe and are predicted to be a high growth market.  To achieve this objective, we are pursuing the following strategies:

•                  Focus on targeted markets;

•                  Market and brand our products and services effectively;

•                  Where economically feasible, outsource certain functions;

•                  Develop new products and enhancements to existing products; and

•                  Strive to grow our Company consistent with our growth strategy outlined above.

Focus on Targeted Markets

Using a direct sales force, we focus on banks and credit unions of $500 million to $30 billion in asset size, as well as FSOs, that primarily serve the unbanked, underbanked and underserved consumers.  We believe these institutions represent the best opportunity for acceptance and growth of RDC because they generally have multiple branches and a significant commercial and consumer customer base that would be typical users of RDC technologies.  Many of these institutions often do not have internal marketing capabilities to effectively take advantage of the opportunity that RDC presents, as do the larger money-center financial institutions.  We offer a retail RDC solution for financial institutions to offer to their customers.  Our solution is currently also available for the three major current smartphone operating systems—iPhone, Blackberry and Android. We believe the consumer market will have particular appeal to credit unions, which have historically had a much larger consumer customer base than a commercial base.  As with the commercial markets, we believe the consumer market is a significant opportunity with high growth potential.

We provide technology, sales, training and marketing support to promote the RDC initiatives to financial institutions.  We believe that this element of our business model is a key competitive differentiator for our company.  We believe that with this support, financial institutions will understand the RDC benefits for their institutions and, even more importantly, the benefits for their customers, providing for a successful RDC initiative within their institution.

Market and Brand our Products and Services Effectively

Our branding and positioning strategy is based on our understanding of our target market needs and the desire to create value for our clients while differentiating Cachet in the marketplace.  For example, we have determined that many small to mid-sized financial institutions do not have internal IT or marketing capabilities to manage new business initiatives outside of their core competencies.  Our technology offering is a hosted solution that is fully managed by our company, thereby eliminating any significant internal changes to the financial institutions’ IT infrastructure, minimizing our clients’ cost and time to develop and deploy an RDC solution.

In addition, we provide technology, sales, training and marketing support to our clients.  We believe that with this support, financial institutions will better understand the benefits that RDC provides their institution as well as their customers, thereby facilitating a successful RDC initiative within their institution.  We believe this element of our business model to be a key differentiator for us.

Our market and brand strategy illuminates these differences while building awareness for Cachet through a strong presence at national banking, credit union and FSO tradeshows, securing speaking opportunities, conducting webinars, and executing other social media and target marketing activities.

Outsourced Functions

We were previously party to a license agreement with Jaguar Software, Inc. under which Jaguar provided our RDC software platform.  Our licensed software resides in our data center in Minneapolis, Minnesota, with a redundant backup in St. Paul, Minnesota.  We offer support for our customers once they have installed our software.  In December 2013, our relationship with Jaguar came to an end.  We intend to develop our own business RDC platform that will thoroughly integrate with our mobile offering and our back-end processing.  The development of this platform is expected to have seamless system-wide integration to our mobile and home systems.  Additionally, mobile and tablet applications will provide business customers with applications that tie directly into the RDC Select Business back-end and offer productivity enhancements such as multi-check deposits and remote enterprise management. The initial release of this product was in the third quarter of 2014, with plans to add functionality through the first quarter of 2015.  Customer migrations to the new platform are expected to be completed over a six-month timeframe.  Our total estimated internal development cost is approximately $650,000.  As a result, and assuming we are able to complete the development of our software and related customer migration on the anticipated schedule, we do not believe that the end of our relationship with Jaguar poses a material risk to our operations or business.

We are party to a license agreement with Mitek Systems, Inc. under which Mitek provides us with mobile application and server software for our RDC software platform for smartphones, which we call Select Mobile. The software includes a back-end image verification server and mobile applications for iPhone, Blackberry and Android smartphones. The server software for these applications also resides in our data centers, is integrated with our RDC software platform and is managed by us.

New Products & Product Enhancements

It is our plan to develop new products to enhance our core suite of RDC and related tools.  We intend to continue to listen to our customers, analyze the competitive landscape, and improve our products and service offering.  Future planned enhancements include:

•                  single sign-on application for our mobile, home and business applications;

•                  risk mitigation tools that include system-wide duplicate detection;

•                  core integration with our back-end processes (this has been released on a limited basis);

•                  integration into external accounting and billing packages.

Marketing Strategy

As noted previously, our market focus is banks and credit unions, as well as FSOs that serve the unbanked and underserved segment of the population.  Within these industries our marketing strategy has revolved around strengthening brand awareness, building thought leadership, and developing and executing targeted lead generation programs promoting Cachet’s key differentiators and innovative products and services.

•                  Brand Awareness:  Since Cachet’s inception, we have focused on building and maintaining a strong presence at national banking, credit union and FSO trade shows where we believe there is opportunity for significant exposure through exhibitions, conference sponsorships, speaking opportunities and pre-show, onsite and post-show communications.

•                  Thought Leadership:  We focus on establishing relationships with key industry media publications and industry associations, which has led to important conference speaking opportunities, as well as interviews and mention in key print and online publications.  We further distinguish Cachet as a trusted partner and industry leader by leveraging Cachet blog posts, social media, press releases, white papers, webinars and case studies.

•                  Lead Generation:  We employ a targeted, integrated and content-driven approach to lead generation. We segment our markets based on specific criteria that represent the best opportunity and fit with our capabilities for specific product offerings, and then target these groups with strategic campaigns that include content offers designed to generate interest and leads.

•                  Positioning Statement:  Cachet helps our financial industry clients achieve their business objectives and increase competitive advantage through our industry-leading suite of PC, Mac and Mobile-based remote deposit capture solutions.  With our unique technology platform, customer-centric approach and unprecedented client marketing, we simplify development and minimize cost, helping clients to accelerate speed-to-market and return on investment.

Competition

Since RDC incorporates both software and hardware solutions, companies involved with these platforms may be considered competitors if they offer a complete solution to their customers.  Non-hardware or software companies also offer RDC solutions.  These companies typically sell directly to their commercial customers.  Pitney Bowes and Eastman Kodak are two companies we are aware of which offer an RDC solution directly to their customers.  Software companies offering RDC solutions include, but are not limited to, Bluepoint Solutions, Fiserv, ProfitStars, Net Deposit, VSoft, Wausau and Fidelity Information Services.

Nearly all of these competitors are larger, have more resources, including marketing and sales resources, and have proven viability in the RDC and many other related businesses.  Competing against these firms presents us with significant challenges and highlights our need to provide excellent and innovative products and service.

Intellectual Property

Like most of our competitors, we generally rely on a combination of patent, copyright, trademark and trade secret laws, internal security practices and employee and third-party confidentiality agreements to protect our various intellectual properties.  We believe that we possess all proprietary rights necessary to conduct our business.

Our ability to enforce our intellectual-property rights is subject to general litigation risks and costs.  Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted.  We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable.  In instances where we may rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or, for that matter, independently developed by our competitors.  In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management.  Our involvement in intellectual-property litigation would likely have a materially and adverse effect on our business and may threaten our viability.  Even if we were ultimately successful in defending our intellectual-property rights, the cost of such defense may be crippling to our business and materially and adversely affect our prospects and viability.

We have applied for patents with regard to how our software is used on the Apple OS X platform and various tablet devices.  We have also applied for patents with regard to certain aspects of the functionality of our software, including check deposit review, approval and fraud-prevention processes, fees and billing processes used by FSO and banks, as well as other capabilities.  While these functions are important features of our RDC product offering, we presently believe that none of them are critical to our overall ability to provide RDC services. Nevertheless, our management does believe that these patents, if ultimately obtained, provide us with a competitive advantage in the marketplace for RDC services.

Governmental Regulation

We are subject to regulation by federal, state and local governments that affect the products and services we provide.  Generally, these regulations are designed to protect consumers who deal with us and not to protect our shareholders.  As a provider of services to financial institutions, our operations are examined on a regular basis by state regulatory authorities and representatives of the federal Financial Institutions Examination Council, which is a formal inter-agency body empowered to prescribe uniform principles, standards and report forms for the federal examination of financial institutions and to make recommendations to promote uniformity in the supervision of financial institutions.  In addition, independent auditors may periodically review many of our operations to provide internal control evaluations for our clients, auditors and regulators.

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted.  The Dodd-Frank Act introduced substantial reforms to the supervision and operation of the financial services industry, including introducing changes that:

•                  affected the oversight and supervision of financial institutions;

•                  provided for a new resolution procedure for large financial companies;

•                  introduced more stringent regulatory capital requirements;

•                  implemented changes to corporate governance and executive compensation practices; and

•                  required significant rule-making.

The Dodd-Frank Act also established a new federal inter-agency council called the Financial Stability Oversight Council (FSOC) and a new federal bureau called the Consumer Financial Protection Bureau (CFPB). The FSOC monitors and assesses “systemic risk” to the safety of the United States financial system and coordinates the actions of the various regulatory agencies on those issues.  The CFPB is empowered to conduct rulemaking and supervision related to, and enforcement of, federal consumer financial protection laws.  The Dodd-Frank Act has generated, and is expected to continue to generate, numerous new regulations that will impact the financial industry.  It is not possible to predict with any specificity the extent to which the Dodd-Frank Act, the FSOC, the CFPB, or the resulting regulations will impact our business or the businesses of our current and potential clients over the long term.

As a result of the banking capabilities we expect to offer our customers as a result of our acquisition of the Select Mobile Money assets, we will be required to comply with certain regulations under Gramm-Leach-Bliley Act of 1999, as well as PCI compliance regulations and certain state regulations relating to financial institutions or the business they conduct. Those regulations are designed to establish, implement and maintain such physical, electronic and procedural safeguards to maintain the security and confidentiality to protect consumer data privacy. We intend to invest the resources required to become compliant with these regulations. Presently, we estimate this effort will cost us approximately $150,000.

Employees

We refer to our employees as our associates.  At December 31, 2014, we had approximately 58 full-time associates and 16 full-time contractors, including those added in connection with our acquisition of the Premier Mobile Money Select assets (see “Prospectus Summary—Recent Developments”).  Our associates are involved in administration, sales/marketing, technology, engineering and support.

Property

We lease approximately 22,212 square feet of space at 18671 Lake Drive East, Minneapolis, Minnesota 55317, pursuant to a lease terminating on August 31, 2016 at an average rental rate of $22,212 per month.

Legal Proceedings

An entity named Cachet Banq contacted us in December 2010 relative to their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark CACHET covering “financial services, namely automated clearing house processing services for the payroll service industry.”  Cachet Banq has alleged that our use of “CACHET” infringes on their federal trademark registration.  On March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California.  We have denied that our use of the character mark CACHET infringes on Cachet Banq’s purported rights in their mark, and we will vigorously defend this and any future claims made by Cachet Banq.  We are not currently involved in any other material legal proceedings.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to an aggregate of 15,684,641 shares of our common stock issued or issuable to investors in the Private Placements, 11,106,743 of which were issued or issuable to investors in the Initial Private Placements and 4,577,898 of which were issued or issuable to investors in the Subsequent Private Placement.  None of the investors in the Subsequent Private Placement are deemed affiliates of the Company.

Pursuant to the provisions of the purchase agreements entered into with the investors in the Private Placements (the Purchase Agreements), we have filed with the SEC the registration statement of which this prospectus forms a part in order to register such resales of our common stock under the Securities Act. We have also agreed to cause this registration statement to become effective and to keep such registration statement effective within and for the time periods set forth in the Purchase Agreements. Our failure to satisfy the filing or effectiveness deadlines set forth in the Purchase Agreements may subject us to payment of certain penalties pursuant to the terms of certain of the Purchase Agreements.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Number of Common Shares Offered” in the table below. The table below has been prepared based upon information furnished to us by the selling stockholders as of the dates represented in the footnotes accompanying the table. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The selling stockholders have informed us that they bought our securities in the ordinary course of business, and that none of the selling stockholders had, at the time of their purchase of our securities, any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The following table and footnote disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, that the selling stockholder has had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholder before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after January 7, 2015 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us, that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

We have assumed that all shares of common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some, all or none of their shares of common stock being offered in the offering.

Name and Address of Selling Shareholder	Number of Common Shares Beneficially Owned Before Offering (1)		Number of Common Shares Offered		Number of Common Shares Beneficially Owned if All Shares are Sold in the Offering	Percent Beneficially Owned After Offering (2)
Investors of Initial Private Placements
Trooien Capital, LLC (3)	5,384,942	(4)	5,041,954	(4)	342,988	25.8%
Michaelson Capital Special Finance Fund, LP	1,238,375	(5)	1,238,375	(5)	0	7.0%
Michael J. Hanson	6,153,599	(6)	4,826,414	(6)	1,327,185	24.8%
Investors of Subsequent Private Placement
JMR Capital Limited (7)	1,266,666	(8)	1,266,666	(8)	0	7.2%
FLMM Limited (7)	1,266,666	(8)	1,266,666	(8)	0	7.2%
Per Magnus Andersson	20,000	(9)	20,000	(9)	0	*

Name and Address of Selling Shareholder	Number of Common Shares Beneficially Owned Before Offering (1)		Number of Common Shares Offered		Number of Common Shares Beneficially Owned if All Shares are Sold in the Offering	Percent Beneficially Owned After Offering (2)
Tiburon Opportunity Fund	1,066,672	(10)	1,066,672	(10)	0	6.1%
Christopher Thunen	40,000	(11)	40,000	(11)	0	*
Thunen Family Trust UAD 10/4/2005	60,000	(12)	60,000	(12)	0	*
Douglas A. George	200,000	(13)	200,000	(13)	0	1.2
Alvin Fund LLC	200,000	(13)	200,000	(13)	0	1.2
Lincoln Park Capital Fund, LLC	100,000	(14)	100,000	(14)	0	*
Ahava Investment Capital LP	120,000	(15)	120,000	(15)	0	*
Rosen Investment Fund, LLC	66,000	(16)	66,000	(16)	0	*
Pinnacle 18, LLLP	53,400	(17)	53,400	(17)	0	*
Richard Mulle	18,000	(18)	18,000	(18)	0	*
Northland Securities, Inc.(19)	100,494	(20)	100,494	(20)	0	*

*	Represents less than one percent.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of January 7, 2015.

(2)

Assumes that none of the registered shares of common stock are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(3)

Jerry Trooien, the managing member of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(4)

Includes outstanding convertible debt which could convert into 1,540,764 shares of common stock and 1,540,764 shares purchasable upon the exercise of warrants and previously converted debt which converted into 980,213 shares of common stock and 980,213 shares purchasable upon the exercise of warrants.

(5)	Represents 666,667 shares of common stock and 571,708 shares purchasable upon the exercise of warrants.
(6)

Includes outstanding convertible debt which could convert into 941,713 shares of common stock and 941,713 shares purchasable upon the exercise of warrants and previously converted debt which converted into 1,471,494 shares of common stock and 1,471,494 shares purchasable upon the exercise of warrants.

(7)

Per Magnus Andersson, the Director of the selling stockholder has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(8)	Represents 633,333 shares of common stock issuable upon the conversion of preferred stock and 633,333 shares purchasable upon the exercise of warrants.
(9)	Represents 10,000 shares of common stock issuable upon the conversion of preferred stock and 10,000 shares purchasable upon the exercise of warrants.
(10)	Represents 533,336 shares of common stock issuable upon the conversion of preferred stock and 533,336 shares purchasable upon the exercise of warrants.
(11)	Represents 20,000 shares of common stock issuable upon the conversion of preferred stock and 20,000 shares purchasable upon the exercise of warrants.
(12)	Represents 30,000 shares of common stock issuable upon the conversion of preferred stock and 30,000 shares purchasable upon the exercise of warrants.
(13)	Represents 100,000 shares of common stock issuable upon the conversion of preferred stock and 100,000 shares purchasable upon the exercise of warrants.
(14)	Represents 50,000 shares of common stock issuable upon the conversion of preferred stock and 50,000 shares purchasable upon the exercise of warrants.
(15)	Represents 60,000 shares of common stock issuable upon the conversion of preferred stock and 60,000 shares purchasable upon the exercise of warrants.
(16)	Represents 33,000 shares of common stock issuable upon the conversion of preferred stock and 33,000 shares purchasable upon the exercise of warrants.
(17)	Represents 26,700 shares of common stock issuable upon the conversion of preferred stock and 26,700 shares purchasable upon the exercise of warrants.
(18)	Represents 9,000 shares of common stock issuable upon the conversion of preferred stock and 9,000 shares purchasable upon the exercise of warrants.
(19)	Northland Securities, Inc, a broker-dealer, received warrants in connection with their service as placement agent in the PIPE offering described above on page 7.
(20)	Represents shares purchasable upon the exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock, including shares of our common stock issuable upon conversion of certain outstanding debt and the exercise of certain outstanding warrants to purchase common stock, offered by this prospectus on behalf of the selling stockholders. As used in this prospectus, the term “selling stockholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

As of the date of this prospectus, our common stock is quoted for trading on the OTCQB and, for so long as our common stock continues to be quoted for trading in that venue, we expect that sales made in the over-the-counter market will likely be effected through that quotation system. As of January 7, 2015, the last reported bid price for our common stock on the OTCQB was $1.28 per share, and as such represented the market price for our common stock as of that date. However, as described under the heading “Risk Factors” in this prospectus, our common stock is currently very thinly traded and its market price is subject to a high degree of volatility. Further, sales of the common stock to be registered hereunder could be made at prevailing market prices at the time of the sale, at fixed prices, at negotiated prices, or at varying prices determined at the time of sale. As a result, we cannot know the price at which any of our common stock to be registered hereunder may ultimately be sold by the holders thereof.

Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•                  an exchange distribution in accordance with the rules of the applicable exchange

•                  privately negotiated transactions

•                  short sales

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share

•                  a combination of any such methods of sale, and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders may in the future also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, including paragraph (i) of that rule, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are unable to predict with certainty the effect that sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

Shares Eligible For Future Sale

It is generally understood that the selling activities of management and significant stockholders of an issuer have a depressive effect on the price of the securities of that issuer.  In our case, there are an aggregate of 15,684,641 shares of our common stock being offered for sale under this prospectus by selling stockholders.  Some of these selling stockholders are directors, officers, employees or significant stockholders. The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees or significant stockholders.

Upon completion of this offering, there will be approximately 17,056,599 shares of our common stock issued and outstanding.  The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act of 1933, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act of 1933).

Our currently outstanding shares that were issued in reliance upon the private placement exemptions under the Securities Act of 1933 not being registered hereunder are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933.  Restricted securities may not be sold unless they are registered under the Securities Act of 1933 or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, persons who are not affiliates under the rule may sell such securities without any limitation.  Special limitations under Rule 144 apply to our Company and its shares, however, in light of the fact that the Company was once a “shell company” as defined in Rule 405 under the Securities Act of 1933.  Due to that designation, paragraph (i) of Rule 144 prohibits the reliance by any stockholder on the safe-harbor provisions of Rule 144 unless at least one year has elapsed since the filing by our Company of information required under Form 10 promulgated by the SEC.  We originally filed this information on February 12, 2014, under cover of Form 8-K, as a result of our merger transaction with Cachet Financial Solutions Inc. (Minnesota).  We filed an amendment to that Form 8-K on March 31, 2014.  Therefore, we do not expect any stockholders to be able to rely on the safe harbor provisions of Rule 144 until at least February 12, 2015, and possibly not until March 31, 2015.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. As of January 7, 2015, the closing bid price for our common stock as reported on the OTCQB was $1.28 per share.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Cachet Financial Solutions, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Cachet Financial Solutions, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, as amended, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to Cachet Financial Solutions, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

MANAGEMENT

Directors and Executive Officers

The name, age and positions of our current executive officers and directors are as follows:

Name	Age	Positions
Jeffrey C. Mack	60	Chief Executive Officer and President, Chairman of the Board
Bruce Whitmore	52	Executive Vice President and Chief Information Officer
Christopher F. Ebbert	47	Executive Vice President, Product Development
Lawrence C. Blaney	56	Executive Vice President of Sales
Darin McAreavey	46	Executive Vice President and Chief Financial Officer
Michael J. Hanson	55	Director
James L. Davis	69	Director
Terril H. Peterson	66	Director

The biographies of the above-identified individuals are set forth below.

Jeffrey C. Mack is our Chief Executive Officer, President and Director (Chairman), and has served in identical capacities at Cachet Financial Solutions Inc. (Minnesota) since inception.  Mr. Mack has significant experience building and managing companies of all sizes and across a variety of industries.  Prior to Cachet, Mr. Mack served as a consultant to multiple small businesses, including a business engaged in the sale of banking technology and related services.  Previously, Mr. Mack served from January 2003 to September 2008 as Chairman, CEO and President of Wireless Ronin Technologies, Inc., a leader in dynamic digital signage.  In January 1990, Mr. Mack founded and became Chairman, CEO and President of Arcadia Financial Ltd. (formerly known as Olympic Financial Ltd.), one of the largest independent providers of automobile financing in the United States.  Prior to founding Arcadia Financial, Mr. Mack served as an executive in the commercial banking industry for 17 years.  Mr. Mack became our Chief Executive Officer and President on February 12, 2014, and became a director of our Company on March 19, 2014.

Bruce Whitmore is our Executive Vice President and Chief Information Officer, and has served in such capacities since January 2015.  Mr. Whitmore served as Chief Technology Officer at SkyBridge Americas from June 2013 to January 2015. Prior to working for SkyBridge Americas, Mr. Whitmore served as Head of Information Technology and Executive Consultant for KDV Ltd  January 2011 to June 2013. From January 2008 to January 2011, Mr. Whitmore held various IT roles at Carlson Companies From 1992 to 1997, Mr. Whitmore also held various IT roles within United Health Care Group Corporation.  Mr. Whitmore earned a Bachelor of Science, Strategic Management of Information Technology Cardinal Stritch University.

Christopher F. Ebbert is currently our Executive Vice President, Product Development, and has served in similar capacities at Cachet Financial Solutions Inc. (Minnesota) since inception.  He is a strong technology leader with over 20 years’ experience driving IT development.  Mr. Ebbert was our Executive Vice President and Chief Information Officer from February 2014 to January 2015.  Prior to Cachet, Mr. Ebbert served as a consultant to small businesses across a variety of industries, including 3D animation and software development, technical translation services and banking technology.  Formerly, Mr. Ebbert was the Executive Vice President and Chief Technology Officer for Wireless Ronin Technologies, Inc.  Prior to joining Wireless Ronin in 2000, Mr. Ebbert was a Senior Software Engineer for Digital Content, a 3D Interactive gaming business.  Previously, he served as Technical Director for Windlight Studios, a commercial 3D animation company.  From December 1994 to February 1998, Mr. Ebbert was the Senior Software Engineer for Earth Watch Communications, a broadcast weather technologies company.

Lawrence C. Blaney is our Executive Vice President of Sales for Cachet Financial Solutions, and has served in identical capacities at Cachet Financial Solutions Inc. (Minnesota) since June 2010.  He has a successful track record of building high-performance global sales and marketing organizations. Prior to joining Cachet, Mr. Blaney served as Senior Vice President of Development at Wireless Ronin Technologies, Inc.  From 1998 to 2008, Mr. Blaney was the Vice President of Sales and Marketing at Richardson Electronics, a global custom solutions company.  During his tenure at Richardson, he helped realign the sales force by creating a vertical market strategy focusing on financial institutions.  Richardson Electronics saw a growth in sales from $35 million to $95 million under his management.  In 1990, Mr. Blaney formed a startup systems integration company focusing on selling hardware and software to large financial institutions, which included major U.S. exchanges and international banks. Mr. Blaney sold his company to Richardson Electronics in 1998.  Mr. Blaney became our Executive Vice President of Sales on February 12, 2014.

Darin McAreavey serves as our Chief Financial Officer and Executive Vice President effective as of April 3, 2014.  Prior to that, Mr. McAreavey served as the Senior Vice President and Chief Financial Officer at Wireless Ronin Technologies, Inc. since March 2009.  Prior to working for Wireless, Mr. McAreavey served as Chief Financial Officer for Xiotech Corporation from September 2007 to March 2009. From February 2007 to September 2007, Mr. McAreavey worked for Global Capacity Group as its Chief Financial Officer. In addition, Mr. McAreavey worked for Stellent, Inc. as the Chief Financial Officer, Executive Vice President and Treasurer from May 2006 to February 2007 and as the Corporate Controller from September 2004 to May 2006. Mr. McAreavey held several management level finance positions, including Director of Finance, at Computer Network Technology from August 1995 to September 2004. From November 1993 to August 1995, Mr. McAreavey was a Supervising Senior for KPMG LLP. Mr. McAreavey began his professional career as a Senior Accountant at Eide Helmeke & Co. from July 1991 to November 1993 and earned a Master of Business Administration degree in 1998 from the University of Saint Thomas.

Michael J. Hanson is a director of our Company.  Mr. Hanson has served as President and Chief Executive Officer of Hunt Electric Corporation since 1996.  He began his career at Hunt in 1985 as an Assistant Project Manager and worked his way up through various senior and executive roles until he was promoted to his current position.  He became Hunt Electric’s majority stockholder in 2001.  Mr. Hanson serves as the Governor of the St. Paul Chapter of the National Electrical Contractors Association.  He is also a Representative and President of the Federated Electrical Contractors.  He currently serves as a Trustee for Dunwoody College of Technology.  Mr. Hanson has served as a director of Cachet Financial Solutions Inc. (Minnesota) since inception.  Mr. Hanson became a director of our Company on March 19, 2014.

James L. Davis is a director of our Company.  Mr. Davis is the President of Davis & Associates, Inc., which he founded more than 30 years ago.  Davis & Associates represents the leading edge lighting and controls manufacturer, providing lighting and controls solutions for customers in the upper Midwest.  Mr. Davis is also a private investor and has served as a director on both private and public company boards for more than 20 years.  He is currently a director of ProUroCare Medical Inc., a publicly held medical device manufacturer.  Mr. Davis has served as a director of Cachet Financial Solutions Inc. (Minnesota) since our inception.  Mr. Davis became a director of our Company on March 19, 2014.

Terril H. Peterson is a director of our Company and prior to our acquisition of the Cachet business served as the sole director of the Company since October 10, 2012.  Since April 2011, Mr. Peterson has served as General Partner of Pinnacle Investment Group, which is an alternative asset management firm that invests in private, micro-cap and small-cap emerging growth companies.  Between July 2007 and April 2011, Mr. Peterson served as the Vice President and General Manager of SoftBrands, an international software business that sells and services ERP solutions to global manufacturing companies. Prior to SoftBrands, Mr. Peterson also served as Executive Director of Manufacturing Systems for Control Data Corporations manufacturing. Mr. Peterson earned a Bachelor of Science degree in Mathematics and Computer Science from Colorado State University and a Masters in Business Administration from the University of St. Thomas.

The members of the Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.  With regard to Mr. Mack, the Board of Directors considered his significant experience, expertise and background with regard to the Company’s business and his prior experience as a chief executive for other business enterprises.  With regard to Mr. Davis, the Board of Directors considered his background and experience as an investor in many different businesses, together with his prior experience serving on the boards of public companies.  With regard to Mr. Hanson, the Board of Directors considered his extensive experience with the business of the Company since its inception.  Finally, with regards to Mr. Peterson, the Board of Directors considered his extensive experience in finance and investment as well as his prior experience with the Company.

Director Independence and Corporate Governance Matters

Our Board of Directors will periodically review relationships that directors have with the Company to determine whether the directors are independent.  Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors will use the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange, our Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

As of the date of this prospectus, the Board of Directors has determined that none of its current directors are independent within the meaning of the Nasdaq listing rule cited above.

Our Board of Directors does presently not have any committees formed.  As independent directors are added to our board, we intend to form a formal Audit Committee and Compensation Committee and adopt appropriate written charters for such committees.  Presently, however, there are no plans to appoint certain directors to specific committees.  Until such time as an Audit Committee and Compensation Committee is formed, the full Board of Directors fulfills the functions normally undertaken by committees of that sort.  If the Company had its shares listed for trading on the Nasdaq Stock Market, the composition of its Board of Directors would not presently meet the Nasdaq requirement that a majority of its directors be independent, and would not have met such requirement at any time during fiscal 2013 or 2014.

Compensation Committee Interlocks and Insider Participation

As explained above, we do not have any formally constituted Compensation Committee.  In the past, deliberations and decisions about the executive compensation of Cachet executives have been undertaken by Cachet’s full Board of Directors except in circumstances where the compensation of a particular executive poses a direct conflict of interest (e.g., compensation deliberations and decisions respecting our Chief Executive Officer and Chairman).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by:  (i) each individual who served as the principal executive officer and principal financial officer of our Company during the year ended December 31, 2013; and (ii) each other individual that served as an executive officer of Cachet Financial Solutions Inc. (Minnesota), our wholly owned operating subsidiary, at the conclusion of the year ended December 31, 2013 and who received more than $100,000 in the form of salary and bonus during such fiscal year.  For purposes of this prospectus, these individuals are collectively the “named executives” of the Company.

The table below omits Messrs. Dennis Nguyen and Terril H. Peterson, each of whom served as the principal executive officer of our Company prior to the consummation of the merger transaction on February 12, 2014, in which we acquired the business of Cachet Financial Solutions (Minnesota).  Mr. Nguyen served as our principal executive officer from January 19, 2011 through October 10, 2012, and Mr. Peterson served as our principal executive officer from October 10, 2012 through February 12, 2014.  Neither Mr. Nguyen nor Mr. Peterson earned any compensation during the years covered by the table below.

Name/Title	Year	Salary $	Bonus $	Option Awards $ (1)		Other Annual Compensation $		Total
Jeffrey C. Mack
Chairman of the Board of Directors	2013	240,000	8,000	163,547	(2)	13,100	(3)	$424,647
and Chief Executive Officer	2012	240,000	15,000	—		13,200	(3)	$268,200

Brian S. Anderson (4)
Chief Financial Officer	2013	175,000	0	47,093	(5)	6,000	(3)	$228,093
and Executive Vice President	2012	173,333	0	—		6,000	(3)	$179,333

Lawrence C. Blaney
Executive Vice President	2013	175,000	0	62,929	(6)	7,800	(3)	$245,729
of Sales & Marketing	2012	175,000	0	—		7,800	(3)	$182,800

Christopher Ebbert
Executive Vice President—Product Development	2013	175,000	0	47,093	(7)	11,400	(3)	$233,493
	2012	175,000	0	—		11,400	(3)	$186,400

(1)

The amounts in this column represent the aggregate grant date fair value with respect to stock options granted in the years indicated, including the incremental grant date fair value of any stock options repriced during the years indicated. The fair value was calculated in accordance with stock-based accounting rules (ASC 718). The assumptions used to determine the fair value are described in Note 10 of the financial statements included in this prospectus for the year ended December 31, 2013.

(2)

Includes the aggregate grant date fair value of $101,806 with respect to stock options granted to Mr. Mack, and the incremental grant date fair value of $61,741 with respect to stock options that were repriced.

(3)	Amount represents car allowance.

(4)	Mr. Anderson resigned his positions as Chief Financial Officer and Executive Vice President effective as of March 19, 2014.

(5)

Includes the aggregate grant date fair value of $36,198 with respect to stock options granted to Mr. Anderson, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

(6)

Includes the aggregate grant date fair value of $52,034 with respect to stock options granted to Mr. Blaney, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

(7)

Includes the aggregate grant date fair value of $36,198 with respect to stock options granted to Mr. Ebbert, and the incremental grant date fair value of $10,895 with respect to stock options that were repriced.

Employment Agreements and Change-in-Control Provisions

Executive Employment Agreements

We employ Jeffrey C. Mack, our President and Chief Executive Officer, at an annual base salary of $265,000.  Prior to February 1, 2014, Mr. Mack’s annualized base salary was increased to $240,000.  We employ Darin McAreavey, our Executive Vice President and Chief Financial Officer, at an annual base salary of $220,000.  We employ Bruce Whitmore, our Executive Vice President and Chief Information Officer at an annual base salary of $197,500.  We employ Christopher F. Ebbert, our Executive Vice President—Product Development, and Lawrence C. Blaney, our Executive Vice President of Sales and Marketing, at annual base salaries of $190,000 each.  Prior to February 1, 2014, the annualized base salaries of each of Messrs. Ebbert and Blaney was increased to $175,000.  Prior to his resignation as our Chief Financial Officer and Executive Vice President on March 19, 2014, we employed Brian S. Anderson at an annual base salary of $190,000.  Prior to February 1, 2014, his annual base salary was $175,000.

We have current employment agreements with each of the above-named executives, other than Mr. Anderson, who resigned effective March 19, 2014.  The employment agreements with Messrs. Mack, Ebbert and Blaney were entered into on February 28, 2013, the employment agreement with Mr. McAreavey was entered into on April 3, 2014 and the employment agreement with Mr. Whitmore was entered into on January 5, 2015.  Each agreement has a one-year term that renews automatically unless either party provides the other with at least 60 days prior written notice.  At the discretion of the Board of Directors, the base salary of each executive may be increased, but not decreased.  Each employment agreement provides the executive with the right to participate in our benefit plans, policies and programs as those plans, policies and programs are made available to our similarly situated executives.  In addition, each employment agreement provides the executive with 22 business days of vacation/paid time off per year.

The employment agreements will terminate upon the death or disability, as defined in the agreement, of the executive.  In addition, we can terminate the employment agreement with an executive for cause, as defined in the agreement, and the executive can terminate the employment agreement for good reason, as defined in the agreement.

The employment agreements obligate us to pay severance to the executives in the event that we terminate their agreement without cause or if executive terminates their agreement with good reason.  We will also be obligated to make severance payments if each of the following conditions are met: (i) there is a change in control of our Company, as defined in the agreement, (ii) the executive is employed on a full-time basis at the time of the change in control, and (iii) the executive’s employment is terminated (including the executive’s own termination of employment with good reason) other than as a result of death, disability or cause.  The severance payment will be equal to 24 months of base salary at the time of termination, in the case of Mr. Mack, and equal to 12 months of base salary at the time of termination, in the case of all other executives.  In addition, if the event giving rise to the severance payment is a change in control or a termination without cause other than one occurring in connection with a change in control, then the executive will be entitled to receive a “severance bonus” in an amount equal to twice the bonus earned by that executive for the prior fiscal year.  No such severance bonus is permitted to exceed twice the maximum bonus target for that executive for the prior fiscal year.  As a condition to receiving any severance payments or severance bonus, an executive must execute and deliver a full separation agreement and release in form acceptable to us.  All severance payments will be made in monthly installments, beginning on the date that is 30 days after the event resulting in the obligation to make severance payments, over the life of non-competition period specified in the executive’s employment agreement.  The employment agreements require that severance bonus payments be made in a lump sum within 30 days after the event resulting in the obligation to make severance payments.

The employment agreements contain customary inventions-assignment provisions, non-competition provisions that survive for a one-year period after the termination of employment, and non-solicitation provisions applicable to the customers and vendors of the business, and the employees of the business, that survive for a one-year period after the termination of employment.  In the case of Mr. Mack, however, the non-solicitation provisions contained in his employment agreement survive for a period of two years after the termination of employment.  All of the employment agreements contain mandatory and binding arbitration provisions for the resolution of disputes arising under the agreements.

In connection with the closing of our merger with Cachet Financial Solutions Inc. (Minnesota) and our acquisition of that business, we assumed the obligations and rights of Cachet Financial Solutions Inc. (Minnesota) under the above-described employment agreements.  In addition, each executive agreed that neither the merger nor the election of Messrs. Davis, Hanson, Anderson and Mack to the Board of Directors of the Company will be deemed a “change of control” under their employment agreements.

Transition Agreement

On March 19, 2014, and in connection with Brian S. Anderson’s resignation from his positions as our Chief Financial Officer and Executive Vice President, we entered into a Transition Agreement pursuant to which Mr. Anderson agreed, as an independent contractor, to provide us with certain transition services consistent in nature and scope with the services he performed as Chief Financial Officer, for a 90-day period.  Among other things, the Transition Agreement provides for the acceleration of vesting (to the extent not already then vested) of Mr. Anderson’s outstanding options to purchase up to 78,750 shares of our common stock at a per-share price of $4.00, and extends the term during which Mr. Anderson may exercise such options.  During the 90-day transition period and for four months thereafter, Mr. Anderson will receive payments of $16,500 per month.  We also agreed in the Transition Agreement to bear the cost of Mr. Anderson’s participation in our health and dental insurance programs for the next 12 months.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2013, we had outstanding equity awards as follows:

Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)		Equity Incentive Plan Awards: number of securities underlying unexercised and unearned options		Option exercise price	Option expiration date
Jeffrey C. Mack	50,000	25,000	(1)			$4.00	5/16/2016
	30,000					$.80	3/3/2015
	20,833			10,417	(2)	$4.00	1/6/2016
	112,500					$4.00	2/27/2018

Brian S. Anderson (3)	20,000					$4.00	11/3/2015
	12,500			6,250	(4)	$4.00	1/6/2016
	40,000					$4.00	2/27/2018

Lawrence C. Blaney	11,250					$1.60	6/1/2015
	8,750					$4.00	11/1/2015
	12,500			6,250	(4)	$4.00	1/6/2016
	57,500					$4.00	2/27/2018

Christopher Ebbert	22,500					$.80	3/3/2015
	12,500			6,250	(4)	$4.00	1/6/2016
	40,000					$4.00	2/27/2018

(1)	Options vest on May 16, 2014.

(2)	Options vest on January 6, 2014.

(3)	Mr. Anderson resigned his positions as Chief Financial Officer and Executive Vice President effective as of March 19, 2014.

(4)	Options vest on January 6, 2014.

In December 2014, the Board of Directors approved the repricing of options from $4.00 to $1.50 per share:

Number of Options Repriced
Executives:
Jeffrey C. Mack, Chief Executive Officer and President, Chairman of the Board	187,500
Darin McAreavey, Chief Financial Officer and Executive Vice President	110,000
Lawrence C. Blaney, Executive Vice President, Sales	57,500
Christopher F. Ebbert, Executive Vice President, Product Development	40,000

Number of Options Repriced
Directors:
Michael J. Hanson	30,000
James L. Davis	30,000
Total:	455,000

Director Compensation

Cachet has not in the past paid cash compensation to our directors for their service on the Board of Directors of Cachet.  Presently, we have no current plans to pay cash compensation to members of our Board of Directors for their services on our board.  As we seek to expand the board of the Company and add independent directors, we do, however, expect to change this policy.  In the past, we have issued stock options for the purchase of the equivalent of 30,000 shares of common stock to our non-employee directors.  Accordingly, we may issue stock options to other non-employee directors in the future, on terms to be determined by our Board of Directors.

The table below sets forth the compensation paid by Cachet Financial Solutions Inc. (Minnesota), now the Company’s wholly owned operating subsidiary as a result of the February 12, 2014 merger transaction, to its directors during fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total (4)
Jeffrey C. Mack (1)	$0	$0		$0
James L. Davis	$0	$23,589	(2)	$23,589
Michael J. Hanson	$0	$23,589	(2)	$23,589
Mark S. Anderson	$0	$25,785	(3)	$25,785

(1)	For information relative to Mr. Mack, please refer to the “Outstanding Equity Awards at Fiscal Year End 2013” table above.

(2)

During 2013, Cachet repriced options for the purchase of 30,000 shares held by these directors to $4.00 per share, with the incremental fair value of that repricing being $23,589 as reflected in the table. In addition, each of Mr. Davis and Mr. Hanson hold additional options for the purchase of 30,000 shares at the per-share price of $0.80.

(3)

On September 20, 2013, Cachet issued options to Mr. Anderson for the purchase of 30,000 shares at a purchase price of $4.00 per share. Of these options, 20,000 vested immediately and the remaining 10,000 in August 2014. The options expire five years from the date of grant.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on January 7, 2015, we had outstanding 17,056,599 shares of common stock.  Each share of common stock is currently entitled to one vote on all matters put to a vote of our shareholders.  The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of January 7, 2015, by:

•                  each person known by us to be the beneficial owner of more than five percent of our outstanding common stock;

•                  each of our current directors;

•                  each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above; and

•                  all our current executive officers and directors as a group.

Shares beneficially owned and percentage ownership before this offering is based on 17,056,599 shares of common stock outstanding as of January 7, 2015.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares.  In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.  Unless otherwise indicated, the address of each of the following persons is 18671 Lake Drive East, Southwest Tech Center A, Minneapolis, MN 55317, and, based upon information available or furnished to us, each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Shares Beneficially Owned (1)	Percentage Beneficially Owned
Jeffrey C. Mack (2)	612,208	3.5%
Christopher F. Ebbert (3)	326,250	1.9%
Lawrence C. Blaney (4)	207,500	1.2%
Darin McAreavey (5)	122,667	*
Bruce Whitmore (4)	58,333	*
Brian Anderson (4)(6)	60,000	*
James L. Davis (7)	6,094,745	30.9%
Michael J. Hanson (8)	4,581,423	24.3%
Terril H. Peterson (9)	473,274	2.8%
Jack B. Peterson (10)	1,323,761	7.7%
Trooien Capital, LLC (11)	2,303,414	12.7%
All current directors and officers as a group (8)	12,476,400	55.2%

* less than one percent

(1)

The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 535,000 common shares purchasable upon the exercise of outstanding options.
(3)	Includes 201,250 common shares purchasable upon the exercise of outstanding options.
(4)	All shares reflected in the table are issuable upon the exercise of outstanding options.
(5)	Includes 121,667 common shares purchasable upon the exercise of outstanding options.
(6)	Mr. Anderson resigned as our Chief Financial Officer and Executive Vice President effective as of March 19, 2014.
(7)

Includes 80,000 common shares purchasable upon the exercise of options, 2,562,265 common shares purchasable upon exercise of outstanding warrants, 125,975 common shares owned by Mr. Davis’ self-directed retirement account plan, as well as 27,060 common shares held by Mr. Davis’ wife (either personally or through her individual retirement account), beneficial ownership of which Mr. Davis disclaims.

(8)	Includes 80,000 common shares purchasable upon the exercise of outstanding options and 1,702,744 common shares purchasable upon exercise of outstanding warrants.
(9)	Includes 473,274 shares of common stock owned which are held indirectly through Pinnacle Investments, LLC.
(10)	Includes 62,500 shares held in a retirement account and warrants for the purchase of 37,500 common shares.
(11)	Includes 1,235,701 common shares and 1,067,713 common shares purchasable upon exercise of outstanding warrants.
(12)	Includes Messrs. Mack, Ebbert, Blaney, McAreavey, Whitmore, Davis, Hanson and T. Peterson. Also includes securities held by Mr. Davis’ wife, as described in note (7) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions

On December 21, 2010, we borrowed $130,000 from our Chief Executive Officer, Jeffrey Mack, in exchange for an unsecured five-month promissory note that accrued interest at the per annum rate of 6%. This promissory note was paid in full in 2011.

From April through December 2011, we borrowed an aggregate of $1,487,561 from a combination of James L. Davis, his 401k profit-sharing plan, his wife, the individual retirement account of his wife, and his son, in exchange for a series of related short-term promissory notes that generally matured within four months of their issuance.  Promissory notes evidencing the aggregate principal amount of $252,561 accrued interest at the per annum rate of 6%, and promissory notes evidencing the aggregate principal amount of $1,235,000 accrued interest at the per annum rate of 9%.  During 2011, an aggregate principal amount of $140,000 of the 6% promissory notes was converted into shares of common stock at a rate of $4.00 per share.  During 2011, $200,000 in principal amount of these notes were repaid.

In June and July 2011, we borrowed an aggregate of $250,000 from two directors, Messrs. Michael Hanson and Mark S. Anderson, and $50,000 from a shareholder who beneficially owned more than 5% of our then-outstanding common stock, Mr. John Lane, in exchange for short-term promissory notes that accrued interest at the per annum rate of 6% and matured within one month of their issuance.  During 2011, all $300,000 in principal amount of these promissory notes was converted into shares of common stock at a rate of $4.00 per share.

In September 2011, we entered into a line of credit with Wells Fargo Bank for $2.5 million.  In October 2012, the credit line was reduced to the amount outstanding of $1,105,000 and assumed by one of our directors. The financing was originally contingent upon certain directors providing personal guarantees. After consideration of such requirements, James L. Davis, Michael J. Hanson and John D. Lane (then a greater-than-10% stockholder) guaranteed our obligations under the line of credit, and, in consideration for their guarantees, we issued to each of them warrants to purchase 78,125 shares of common stock at $4.00 per share.  We issued an additional 76,582 in warrants to Mr. Lane and 8,291 in warrants to Mr. Davis for incurring additional collateral risk for this transaction.

From January through September 2012, we borrowed an aggregate of $2,395,000 with interest ranging from 9-25% from three directors and one stockholder who beneficially owned more than 5% of our then-outstanding common stock, in exchange for short-term promissory notes having terms from two to nine months.  Of these loans, an aggregate of $1,220,000 was loaned to us by our director James L. Davis; $750,000 was loaned to us by our director Michael Hanson; $300,000 was loaned to us by our director Mark S. Anderson; and $125,000 was loaned to us by Mr. John Lane, a stockholder possessing beneficial ownership of more than 5% of our then-outstanding common stock.  In February 2013, loans in the principal amount of $2,335,000 from Mr. Davis (including his 401k profit-sharing plan and his spouse), $721,991 from Mr. Hanson, $300,000 from Mr. Anderson and $1,105,000 from Mr. Lane were converted into shares of common stock at the rate of $3.64 per share.  In November 2013, loans in the principal amount of $743,332 from Mr. Hanson and $125,000 from Mr. Lane were converted into shares of common stock at the rate of $4.00 per share.

In October 2012, we entered into a Loan and Security Agreement with Michaelson Capital Partners, LLC, for borrowings of up to $1.5 million, which maximum was subsequently increased to $2.5 million in February 2013.  The financing was contingent upon our director, Mr. James L. Davis, providing his personal guarantee.  In February 2013, we issued warrants to Mr. Davis to purchase 281,250 shares of common stock at $4.00 per share in consideration for the personal guarantee Mr. Davis provided to Michaelson Capital Partners.

From April through December 2013, we borrowed an aggregate of $2,550,000 from two directors in exchange for promissory notes that accrued interest at the per annum rate of 10% and maturities that ranged from three to seven months. An aggregate of $875,000 was loaned to us by our director Michael Hanson, and an aggregate of $1,675,000 was loaned to us by our director James L. Davis.

In January through March 31, 2014, we borrowed $425,000 from Mr. Hanson, $375,000 from Mr. Davis, and $15,000 from director Terril H. Peterson, in exchange for promissory notes. These notes are due in 2015 and accrue interest at rates of 8% or 10% per annum.

In January 2014, we issued warrants to purchase common stock equal to 25% of the principal amounts under certain short-term promissory notes. In these transactions, warrants for the purchase of up to 718,750 shares of our common stock were issued two directors, Michael J. Hanson and James L. Davis.

In April 2014, we borrowed $500,000 for working capital purposes from two directors and issued them promissory notes bearing interest at the per annum rate of 10%. The term of these borrowings are due upon the earlier of the availability of sufficient funds as determined by the noteholder or February 2015.

In May 2014, we entered into a $1.5 million line-of-credit agreement with our director Michael J. Hanson.  The borrowing terms include a stated interest rate of 10% per annum on the principal amount outstanding, and a maturity term for the payment of both the principal and unpaid accrued interest upon the earlier of September 30, 2014 or completion of a public offering of securities. There are no financial covenants with the line-of-credit.  Mr. Hanson may require us to obtain the consent of senior secured debtholders prior to advancing funds to us.  At the option of Mr. Hanson, all the principal and unpaid accrued interest under the notes can be converted upon the completion of an initial public offering of our common stock at a 15% discount to the price at which the shares are of our stock are sold in the offering.  If the offering is completed after July 31, 2014, the discount at which the conversion will be completed increases to 20%.  Lastly, if the gross proceeds from the initial public offering is less than $11 million, the holders of the notes will receive an additional 5% discount to the discounts described above.   As of the date of this prospectus, we had borrowed all $1.5 million available under this line-of-credit arrangement.

On June 18, 2014, we entered into a Conversion Agreement with Trooien Capital, Michael J. Hanson and James L. Davis.  Under this agreement, those debtholders agreed to convert, upon the consummation of our IPO, a principal amount of debt and related interest owed by us aggregating to $2,135,193 as of June 24, 2014 (which amount was not previously convertible automatically upon the consummation of this offering).  The Conversion Agreement provides for the conversion of this debt upon terms substantially equivalent to those provided to our most recent debt investors, specifically 80% of the per-share price at which our common stock is sold in the IPO.  Of the $2,135,193 debt and interest to be so automatically converted under the Conversion Agreement, $1,097,905 owed to Messrs. Hanson and Davis as of June 24, 2014 was not previously convertible by its terms, and the remaining $1,037,288 was previously convertible by Trooien Capital, but at its sole option.

Under the Conversion Agreement, we also amended the conversion terms contained within convertible promissory notes, the principal and accrued interest of which aggregates to $1,533,685 as of June 24, 2014, earlier issued to Messrs. Hanson and Davis so as to match the conversion terms described above.  On December 16, 2014, the Company entered into an amendment to the Conversion Agreement. The amendment clarifies the number of warrants to be received by Messrs. Hanson and Davis as part of converting debt as outlined in the Conversion Agreement upon the successful completion of the Company’s IPO. Specifically, (i) Mr. Hanson received warrants to purchase 438,161 shares of common stock and (ii) Davis received warrants to purchase 591,432 shares of common stock, which in each case equals 100% of the number of shares of common stock received by Hanson and Davis under the Conversion Agreement. The amendment also reflects that the warrants have an exercise price of $2.00 per share and a five-year term.

On June 24, 2014, we entered into a letter agreement with Mr. James L. Davis and Michael J. Hanson pursuant to which Mr. Davis agreed to convert $929,052 in principal amount of debt and related interest owed to him, and Mr. Hanson agreed to convert $500,000 in principal amount of debt owed to him, upon the consummation of the IPO.  In the case of Mr. Davis, the debt and interest he agreed to convert pursuant to the letter agreement was not previously convertible by its terms.  In the case of Mr. Hanson, the $500,000 in principal amount was previously convertible by its terms (in connection with a Revolving Line of Credit Note we entered into with him on May 7, 2014), but at his sole option.  Conversions will be effected on the same terms as those provided in the Conversion Agreement dated June 18, 2014 (see paragraph above).  The letter agreement also memorialized our agreement with Mr. Hanson to extend the maturity date under that Revolving Line of Credit Note until such time as we conclude a subsequent financing (excluding this offering) in which we raise gross proceeds aggregating to at least $10 million or July 31, 2015, whichever is earlier.

On July 14, 2014, we completed our IPO resulting in $3,375,000 of principal and $204,134 of accrued interest of short-term notes payable with a stated interest rate of 10% converting into 2,982,611 shares of the Company’s common stock.  In addition, Messrs. Davis and Hanson in total received five-year warrants to purchase a total of 2,250,000 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share.  Lastly, as part of the letter agreement entered into on June 24, 2014, Mr. Hanson agreed to convert $500,000 of principal related to the $1.5 million line-of-credit outstanding into 416,667 shares of common stock and also received five-year warrants to purchase a total of 333,333 shares of our common stock at an exercise price of 125% of the IPO price or $1.88 per share.

On July 30, 2014, the Company entered into an agreement with two Directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2015.  If any portion of the notes is outstanding beyond January 31, 2015, the default interest rate is adjusted to 18%. As of January 7, 2015, the Company has an outstanding principal balance against the line of credit of $700,000.

In December 2014, our Board of Directors amended the Conversion Agreement dated June 17, 2014, to clarify the number of warrants to be received by Messrs. Hanson and Davis as part of converting debt as outlined in the Conversion Agreement upon the successful completion of the Company’s initial public offering (IPO).  Specifically, (i) Hanson received warrants to purchase 438,161 shares of common stock and (ii) Davis received warrants to purchase 591,432 shares of common stock, which in each case equals 100% of the number of shares of common stock received by Hanson and Davis under the Conversion Agreement.  The amendment also reflects that the warrants have an exercise price of $2.00 per share and a five-year term.

During the three months ended September 30, 2014, we repaid $525,000 in principal and $5,815 of accrued interest of short-term borrowings with a stated rate of 10% to Mr. Hanson.

Related-Party Transaction Policy

The Board of Directors does not have a formal written policy regarding related-party transactions but follows the requirements of state law applicable to such transactions.  In particular, after full disclosure of all material facts, review and discussion, the board approves or disapproves such transactions.  No director is allowed vote in any approval of a related-party transaction for which he or she is the related party, except that such a director may otherwise participate in a related discussion and shall provide to the board all material information concerning the related-party transaction and the director’s interest therein.

MARKET FOR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock is quoted on the OTC Market’s OTCQB.  Our common stock is quoted on the OTCQB over-the-counter quotation system under the ticker symbol “CAFN”. As of January 7, 2015, the closing bid price for our common stock as reported on the OTCQB was $1.28 per share. There was no trading of our common stock on the OTCQB or any other market, exchange or quotation system before July 2014. Although our common stock is quoted on the OTCQB, there is a limited trading market for our common stock. Because our common stock is thinly traded, any reported sale prices may not be a true market-based valuation of our common stock.

The table below sets forth reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported on the OTCQB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2014
Quarter ended March 31, 2014*	—	—
Quarter ended June 30, 2014*	—	—
Quarter ended September 30, 2014	$1.58	$0.00
Quarter ended December 31, 2014	$1.60	$0.75
Fiscal Year Ending December 31, 2015
Quarter ending March 31, 2015 (through January 2, 2015)	$1.35	$1.35

*                                         There was no market for our common stock during this period.

Record Holders

As of January 7, 2015, there were 80 holders of record of our common stock.

Dividends

We have never declared or paid cash dividends on our common stock.  We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future.  In any event, our payment of cash dividends on account of our common stock is presently prohibited by our borrowing agreements with several senior secured lenders.  Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2013, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	272,543	(1)	$3.15	352,458

Equity compensation plans not approved by security holders	555,000	(2)	$3.65	none

(1)              All of these securities relate to securities originally issuable under an equity compensation plan of Cachet Financial Solutions (Minnesota), entitled the “Cachet Financial Solutions Inc. 2010 Equity Incentive Plan,” approved by that corporation’s shareholders prior to the merger.  In connection with the merger, these securities and the associated plan were assumed by our Company, but no further incentive grants will be made under that plan. Securities issuable under the Cachet Financial Solutions Inc. 2010 Equity Incentive Plan and otherwise generally vest ratably over a three-year period.

(2)              These securities generally vest over two to three years.

2014 Stock Incentive Plan

On February 12, 2014, we adopted the 2014 Stock Incentive Plan.  The plan will be administered by the Board of Directors or a committee thereof.  Our Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives for up to 100,000 common shares to new employees of the Company who are not officers of the Company during each fiscal year.  Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares.  Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors.  An aggregate of 1,521,621 shares of common stock are issuable under the plan.  No person is eligible to receive grants of stock options and SARs under the plan that exceed, in the aggregate, 400,000 shares of common stock in any one year.  The term of each stock option shall be determined by the board or committee, but shall not exceed ten years.  Vested stock options may be exercised in whole or part by the holder giving notice to the Company.  Options under the plan may provide for the holder of the option to provide payment for the exercise price of surrender shares equal to the exercise price.

2014 Associate Stock Purchase Plan

On September 8, 2014, our Board of Directors adopted our 2014 Associate Stock Purchase Plan.  We may issue a total of up to 500,000 shares of our common stock under the plan. The plan is designed to be a stock purchase plan qualifying under Section 423 of the Internal Revenue Code of 1986. The Board of Directors elected to cause the plan to be effective as of September 1, 2014, and as such the plan will need to be approved by our shareholders no later than August 30, 2015 in order to fully comply with the requirements of Code Section 423.

The 2014 Associate Stock Purchase Plan permits eligible employees to purchase shares of our common stock at the end of pre-established offering periods at a maximum 15% discount from the common stock’s fair market value on the date of purchase or the offering date, whichever is lower. Purchases will be funded through employee payroll deductions (or, if payroll deductions are not permitted by local law, by other permitted methods). Eligible employees include any person, including an officer, employed by the Company or a subsidiary and whose customary employment is at least 20 hours per week. The plan will be administered by our full Board of Directors or committee of the Board of Directors designated for such purpose.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive S., Denver, Colorado 80209. The transfer agent’s telephone number is (303) 282-4800. The transfer agent is registered under the Securities and Exchange Act of 1934.

Rule 144(i)

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by a public reporting issuer or acquisition from an affiliate of that issuer, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of common stock or the average weekly trading volume of shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the public reporting issuer.  After one year has elapsed from the later of the issuance of restricted securities by the public reporting issuer or their acquisition from an affiliate of that issuer, persons who are not affiliates under the rule may sell such securities without any limitation.

Nevertheless, special limitations under Rule 144 apply to our Company and its shares due to the fact that the Company was recently a “shell company” as defined in Rule 405 under the Securities Act of 1933.  In fact, the Company (f/k/a DE Acquisition 2, Inc.) was a “shell company” from inception through the date on which we consummated the merger with, and acquired the business of, Cachet Financial Solutions.  Because the Company was once a “shell company,” paragraph (i) of Rule 144 prohibits our stockholders from relying on the safe harbor provisions of Rule 144 unless at least one full year has elapsed since the filing by our Company of information respecting the business Cachet Financial Solutions that is required under the SEC’s Form 10.  We originally filed this information on February 12, 2014 under cover of Form 8-K.  Therefore, we do not expect that our stockholders will to be able to rely on the safe harbor provisions of Rule 144 until at least February 12, 2015, and possibly as late as March 31, 2015.

DESCRIPTION OF SECURITIES

The following is a description of our capital stock and the material provisions of our Amended and Restated Certificate of Incorporation, corporate bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the text of the actual documents, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 520 million shares of capital stock, par value $0.0001 per share, of which 500 million shares are authorized for issuance as common stock, and 20 million shares are authorized for issuance as undesignated preferred stock.  As of January 7, 2015, there were 17,056,599 shares of common stock issued and outstanding.

A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation and corporate bylaws is set forth below.  The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and corporate bylaws that have been filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part.

Common Stock

Voting.  The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights.  Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.  If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized, subject to limitations prescribed by law, to issue shares of preferred stock in one or more series without further stockholder approval.  The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions of, including without limitation voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock.  Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.  As of January 7, 2015, there were 2,238,702 shares of Series A Convertible Preferred Stock issued and outstanding.

Warrants

We have outstanding as of September 30, 2014 warrants for the purchase of an aggregate of up to 5,205,344 shares of our common stock.  These warrants are exercisable immediately, have a weighted-average remaining life of 4.51 years and a weighted-average exercise price of $2.14 as of September 30, 2014.

Among these warrants is a warrant held by Michaelson Capital Partners for the purchase of 238,212 shares of common stock at the per-share price of $2.88, expiring October 26, 2017.  Under the terms of the warrant, the purchase price automatically adjusts to equal the lowest of $2.88, the lowest per-share price at which we issue or sell common stock during the term of the warrant, or 80% of the lowest per-share price at which common stock is issuable under the terms of any security we sell or issue that is convertible into shares of our common stock.  In addition, the terms of the warrant provide that, upon any adjustment to the purchase price under the warrant, the number of shares of our common stock purchasable under the warrant automatically adjust to equal the quotient obtained by dividing (x) the product of the purchase price under the warrant, prior to giving effect to the purchase-price adjustment, multiplied by the number of common shares purchasable under the warrant, prior to giving effect to any adjustment, by (y) the purchase price under the warrant, after giving effect to the purchase-price adjustment.  In July 2014, the Company entered into an agreement to modify the terms of the warrant. Under the new terms, the exercise price was reduced to $1.20 per share which is 80% of the IPO share price and the number of shares of Company common stock to be acquired was increased to 571,708.

Convertible Debt and Warrants

We entered into a Loan and Security Agreement with Trooien Capital, LLC on December 12, 2013 for loans of up to $4.0 million in the aggregate.  Loans made to us by Trooien Capital accrue interest at the rate of 10% per annum, mature on December 12, 2016 and are convertible into shares of our common stock.  As of September 30, 2014, we have loans outstanding to Trooien Capital of approximately $2.3 million.  Upon the optional conversion of this outstanding debt (including any conversion of additional advances that Trooien Capital may make), we would also become obligated under the borrowing agreements with this lender to issue warrants for the purchase of additional shares of our common stock (in an amount equal to the number of shares issued upon such debt conversions) at a per-share price equal to $1.875 per share.

On May 7, 2014, we entered into a Revolving Line of Credit Note with Michael J. Hanson, a director for advances aggregating $1.5 million.  As of September 30, 2014, $1.0 million is outstanding under the note.  The note is payable upon the earlier to occur of a Company financing with gross proceeds in excess of $10 million or July 31, 2015, and is convertible into common stock at $1.20 per share with 100% warrant coverage.

On July 14, 2014, we completed an initial public offering in which a total of 4,500,000 shares of common stock were issued at $1.50 resulting in gross proceeds of $6,750,000. The proceeds net from the offering were approximately $5.5 million, after deducting commissions and approximately $900,000 in offering costs. As part of the offering, we converted approximately $6.3 million of existing indebtedness into 5,139,169 shares of common stock and issued 3,399,278 warrants with an exercise price of $1.875 and a life of five-years. After the repayment of the debt related to our acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, our available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of that date, we had approximately $1.0 million for working capital.

Through January 7, 2015, the Company entered into a series of Securities Purchase Agreements with 12 accredited investors pursuant to which it offered and sold an aggregate of 2,238,702 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 2,238,702 shares of our common stock at a per-share price of $2.00 (subject to adjustment), in a private placement exempt from registration under the Securities Act of 1933. Gross proceeds to the Company from subscriptions under the Securities Purchase Agreements were approximately $3.4 million.

Although we will require additional funds to continue through the end of 2015, we believe the funds raised through the issuance of common stock and convertible preferred stock will be sufficient to allow us to continue operations through the first quarter of 2015.

Certain Anti-Takeover Effects

Charter and Bylaw Provisions

Certain provisions set forth in our Amended and Restated Certificate of Incorporation, in our corporate bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

•                  Special Meetings of Stockholders.  Our corporate bylaws provide that special meetings of stockholders may be called only by our Chairman or by a majority of the directors of our board.  Stockholders are not permitted to call a special meeting of stockholders, to require that the Chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

•                  Advance Nominations for Directors.  Our bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at any meeting of stockholders.  Our bylaws also specify certain requirements regarding the form and content of any such advance notice from a stockholder. These provisions may preclude our stockholders from making nominations for directors at our stockholder meetings.

•                  Blank Check Preferred Stock.  Our Amended and Restated Certificate of Incorporation contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 20 million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

While the foregoing provisions of our Certificate of Incorporation, as amended, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Nevertheless, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Briggs and Morgan, P.A., of Minneapolis, Minnesota.

EXPERTS

The financial statements of Cachet Financial Securities, Inc. and its subsidiaries as of and for the years ended December 31, 2012 and 2013, included in this prospectus and in the related registration statement, have been audited by Lurie Besikof Lapidus & Company, LLP, an independent registered public accounting firm.  As indicated in their report with respect thereto, these financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we file annual, quarterly and current reports, and other information with the SEC.  You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC.  The SEC maintains an Internet site that contains periodic and current reports, information statements, and other information regarding issuers that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Cachet Financial Solutions Inc.

Minneapolis, Minnesota

We have audited the accompanying balance sheets of Cachet Financial Solutions Inc. as of December 31, 2013 and 2012, and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cachet Financial Solutions Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited revenues, suffered recurring losses from operations and has a shareholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP

Minneapolis, Minnesota

March 28, 2014

CACHET FINANCIAL SOLUTIONS INC.

BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$150,555	$82,969
Accounts receivable, net	329,557	159,826
Deferred commissions	62,732	43,013
Prepaid expenses	487,659	565,400
TOTAL CURRENT ASSETS	1,030,503	851,208
PROPERTY AND EQUIPMENT, net	353,420	618,923
LICENSES	—	20,836
DEFERRED COMMISSIONS	101,468	10,929
DEFERRED FINANCING COSTS	107,936	157,150
TOTAL ASSETS	$1,593,327	$1,659,046
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$937,200	$786,311
Accrued compensation	122,517	101,104
Accrued interest	1,953,502	1,090,219
Accrued rent	30,596	4,482
Deferred revenue	510,319	161,853
Current portion of long-term debt	3,170,672	10,527,825
TOTAL CURRENT LIABILITIES	6,724,806	12,671,794

LONG TERM DEBT, net of current portion	3,933,253	1,098,845
WARRANT LIABILITY	309,000	256,000
DEFERRED REVENUE	401,758	63,084
ACCRUED INTEREST	95,270	—
ACCRUED RENT	61,482	54,331
TOTAL LIABILITIES	11,525,569	14,144,054

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIT
Capital Stock, $.01 Par Value, 25,000,000 shares authorized
Preferred shares - 2,500,000 shares authorized, None issued and outstanding	—	—
Common shares - 22,500,000 shares authorized, 5,625,957 and 1,524,991 issued and outstanding	56,260	15,250
ADDITIONAL PAID-IN-CAPITAL	26,612,561	10,135,786
ACCUMULATED DEFICIT	(36,601,063)	(22,636,044)
TOTAL SHAREHOLDERS’ DEFICIT	(9,932,242)	(12,485,008)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,593,327	$1,659,046

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012
REVENUE	$1,179,603	$373,231
COST OF REVENUE	2,462,087	2,048,325
GROSS LOSS	(1,282,484)	(1,675,094)
OPERATING EXPENSES
Sales and Marketing	2,208,689	2,899,903
General and Administrative	3,566,044	2,901,000
Research and Development	982,917	467,210
TOTAL OPERATING EXPENSES	6,757,650	6,268,113
OPERATING LOSS	(8,040,134)	(7,943,207)
INTEREST EXPENSE	(2,804,594)	(4,379,468)
INDUCEMENT TO CONVERT DEBT AND WARRANTS	(1,355,603)	—
SHARE PRICE/CONVERSION ADJUSTMENT	(1,710,475)	—
OTHER EXPENSE	(54,213)	(579,500)
NET LOSS	$(13,965,019)	$(12,902,175)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	3,897,081	1,524,991
Net loss per common share - Basic and fully diluted	$(3.58)	$(8.46)

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.

STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Additional	Accumulated	Total Shareholders’
	Shares	Amount	Paid-In-Capital	Deficit	Deficit
Balance December 31, 2011	1,524,991	$15,250	$7,822,767	$(9,733,869)	$(1,895,852)
Issuance of warrants	—	—	2,001,808	—	2,001,808
Stock compensation expense	—	—	311,211	—	311,211
Net loss	—	—	—	(12,902,175)	(12,902,175)
Balance December 31, 2012	1,524,991	15,250	10,135,786	(22,636,044)	(12,485,008)
Issuance of shares, net of $78,450 related costs	319,000	3,190	1,194,360	—	1,197,550
Exercise of stock options	30,000	300	23,700	—	24,000
Conversion of debt and accrued interest into shares	2,765,953	27,660	11,036,157	—	11,063,817
Inducement to convert debt	168,604	1,686	672,728	—	674,414
Inducement to convert warrants	389,790	3,898	677,291	—	681,189
Share price/ conversion adjustment	427,619	4,276	1,706,199	—	1,710,475
Issuance of warrants	—	—	465,625	—	465,625
Stock compensation expense	—	—	700,715	—	700,715
Net Loss	—	—	—	(13,965,019)	(13,965,019)
Balance December 31, 2013	5,625,957	$56,260	$26,612,561	$(36,601,063)	$(9,932,242)

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(13,965,019)	$(12,902,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	1,199,874	3,268,717
Depreciation and amortization	366,718	332,742
Stock compensation	700,715	311,211
Amortization of deferred commissions	89,281	45,503
Debt/Warrant inducement and share price adjustment	3,066,078	—
	(8,542,353)	(8,944,002)
Changes in operating assets and liabilities:
Accounts receivable	(169,731)	(118,134)
Deferred commissions	(199,538)	(83,958)
Prepaid expenses	77,741	(40,160)
Accounts payable	150,889	368,290
Accrued compensation	21,413	17,090
Accrued interest	1,508,880	1,034,664
Deferred revenue	687,140	162,985
Accrued rent	33,264	58,813
Net cash used in operating activities	(6,432,295)	(7,544,412)

INVESTING ACTIVITIES
Purchase of fixed assets	(80,379)	(426,848)
Net cash used in investing actvities	(80,379)	(426,848)

FINANCING ACTIVITIES
Proceeds from issuance of notes and warrants	6,703,499	8,200,980
Repayment of notes	(1,000,000)	—
Issuance of shares, net of costs	1,197,550	—
Proceeds from exercise of options	24,000	—
Payment of debt issuance costs	(253,252)	(228,550)
Repayment of bank borrowings	(91,537)	(147,367)
Proceeds from bank borrowing	—	153,085
Net cash provided by financing activities	6,580,260	7,978,148

NET INCREASE IN CASH AND CASH EQUIVALENTS	67,586	6,888

CASH AND CASH EQUIVALENTS
Beginning of year	82,969	76,081
End of year	$150,555	$82,969

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$142,968	$65,037

NONCASH FINANCING TRANSACTIONS
Conversion of debt to and interest to equity	11,063,816	—
Debt issuance costs in exchange for notes and warrants	267,402	—
Conversion of accrued interest to note payable	43,332	—

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations Overview

Cachet Financial Solutions Inc. “The Company” is a provider of remote deposit capture (RDC) solutions to financial institutions and their customers. Remote deposit capture is a service that allows customers of a financial institution to use their mobile phone or other scanning device to capture images of checks and transmit the images to accomplish the bank deposit transaction. The Company offers its services to financial institutions in the United States, Canada and Latin America.

Basis of Presentation

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. From its inception to December 31, 2013, the Company has cumulative operating losses of approximately $36.6 million, and as of December 31, 2013, its current liabilities exceed its current assets by approximately $5.7 million. In 2014, the Company expects to continue to grow its client base and increase its revenues through higher RDC transaction volumes. However, the Company is expected to continue to incur significant operating losses through 2014. In addition, as described in Note 13 the Company has completed a business acquisition in 2014 that will require cash ranging from $1.125 to $2.125 million, of which $1.125 million has been paid to date. As more fully described in Note 7, the Company has engaged an investment firm to assist in raising additional capital through the issuance of a combination of debt and equity. The Company is also currently in default on its borrowings under the terms of Senior Secured Note Payable as well as other debt agreements. The senior lender has agreed not to exercise its rights under the default until March 6, 2014 (subsequently extended to May 12, 2014).  Since December 31, 2013 the Company has extended the maturity dates of $1.025 million of current debt to February 2015 and the balance sheet classification at December 31, 2013 reflects these extensions. The Company’s ability to continue as a going concern through 2014 is dependent on raising additional capital to 1) support operations and refinance maturing debt and 2) obtain satisfactory resolution of the default on or refinance its senior borrowings.  There is no assurance the Company will be successful in raising the needed capital and resolving the default. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) fees related to the implementation of RDC software for clients, and (4) professional services such as client specific software customization and other products and services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance of services has occurred, the price is fixed and determinable and collection is reasonably assured.   The following is the Company’s revenue recognition policy for each source of revenue:

•                  Subscription and support fees are recognized over the contract period.

•                  Transactional volume fees are recognized as transactions are processed and monthly services performed.

•                  Implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

•                  Professional fees and other revenues include fees from consultation services to support the business process mapping, configuration, integration and training and are recognized when the service is performed.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Deferred revenue represents amounts billed to, or paid by clients, in advance of meeting the revenue recognition criteria.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from customers.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $89,000 and $10,000 as of December 31, 2013 and December 31, 2012, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased software	3 years
Leasehold Improvements	3 - 5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method.  In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract.

Advertising

Advertising costs are expensed as incurred and are included in sales and marketing expense on the accompanying statements of operations. Advertising costs were not material in 2013 or 2012.

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.

On December 31, 2013, the Company completed a reverse stock split. Every four shares of issued and outstanding common stock were exchanged for one share of issued and outstanding stock, without any change in the par value, and our authorized common shares were proportionally reduced  from 90,000,000 to 22,500,000 shares.  Authorized preferred shares were reduced from 10,000,000 to 2,500,000. All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share reflect retrospective presentation of the reverse split.

The following table reflects the amounts used in determining loss per share:

	2013	2012

Net Loss	$(13,965,019)	$(12,902,175)
Weighted average common shares outstanding	3,897,081	1,524,991
Net Loss Per Common Share — basic and diluted	$(3.58)	$(8.46)

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures.  Warrants issued with price protection features are recorded at fair value on a recurring basis.  The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

Level 1 Inputs— Quoted prices for identical instruments in active markets.

Level 2 Inputs— Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs— Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using level 3 inputs utilizing a Black-Scholes-Merton option pricing model under probability weighted estimated outcomes.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options, warrants, conversion incentive and share purchase price adjustment and the value of shares of common stock issued for services.

Stock-Based Compensation

The Company accounts for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values the Company uses the Black-Scholes-Merton option pricing model.   The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.    The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of the Company’s common stock on the date of grant.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Recent Accounting Pronouncements

The Company’s management has reviewed and considered all recent accounting pronouncements and believe there are none that could potentially have a material impact on the Company’s financial condition, results of operations, or disclosures.

2.  Note Receivable

The Company has a note receivable, bearing interest at 5%, for fees being refunded for an unsuccessful capital raising transaction. The note has a face value of $501,000 and was due in October 2013. The collectability of this note is uncertain and the Company has established a reserve for 100% of the balance owed. The resulting charge is included in other expense in 2012.

3.  Prepaid Expenses

Prepaid expenses primarily consist of prepayment of licenses and maintenance fees, or deposits with, the providers of RDC software capabilities to the Company.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

4.  Property and Equipment

Property and equipment consists of the following at December 31:

	2013	2012

Computer equipment	$208,593	$211,539
Data center equipment	405,057	325,075
Purchased software	570,860	568,170
Furniture and fixtures	59,890	59,236
Leasehold improvements	53,465	53,465
Total property and equipment	1,297,865	1,217,485
Less: accumulated depreciation	(944,445)	(598,562)
Net property and equipment	$353,420	$618,923

Depreciation expense was $345,882 and $311,910 for the years ended 2013 and 2012, respectively.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

5.  Financing Arrangements

The Company has raised debt through several forms of borrowing including bank loans, loans from Directors and other affiliated parties and unaffiliated third party investors.  Certain of the debt was issued with detachable warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements. See Note 9 for additional information regarding conversions of debt and accrued interest into common stock in 2013.

Following is a summary of debt outstanding as of December 31:

	2013	2012

Senior Secured Note Payable, due August 2013	$1,562,500	$1,500,000
Secured Convertible Notes, due June through August 2014	770,000	—
Notes Payable to Directors and Affiliates	2,350,000	2,326,991
Convertible Notes, due March 2015, interest at 10%	575,000	—
Convertible Term Loan, due December 2016, interest at 10%	500,000	—
Convertible, Subordinated Notes, due March 2012 interest at 6%	112,561	312,561
Convertible Subordinated Note, due April 2015	200,000	—
Series Subordinated Notes, as of December 31, 2013 were due from December 2014 through March 2015. Stated interest ranges from 9% to 25%, effective interest ranged from 28% to 261%. The rate at December 31, 2013 was 12%.	863,808	7,066,808
Note Payable, due March 2014, interest at 10%	100,000	—
Convertible Series Notes, due September 2014. Stated interest of 12%, effective interest of 27%.	—	575,000
Installment Note Payable — Bank	137,383	228,920
Long-Term Debt, gross	7,171,252	12,010,280
Unamortized discount	(67,327)	(383,610)
Long-Term Debt, net	$7,103,925	$11,626,670

Future maturities of long-term debt at December 31, 2013 are as follows:

2014	$3,170,672
2015	3,433,253
2016	500,000

$7,103,925

Senior Secured Note Payable

In October 2012, the Company entered into a Loan and Security agreement (the “Secured Loan Agreement”) that provides for borrowings of up to $1,500,000. Borrowing under the Secured Loan Agreement is secured by all property of the Company including tangible and intangible property. In addition, the Secured Loan Agreement contained certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The note is guaranteed by a Company director and the spouse of the director.  The loans carry stated interest rates from 10-16%.  In the event of default interest rates increase to 14% -20%. The Secured Loan Agreement’s stated expiration date was April 23, 2013. Beginning in August 2013 the Company was in default and borrowings are charged interest at the default rates. In addition, the agreement contains certain covenants, some of which the Company was not in compliance with. The note was amended in February 2013 and an additional $1,000,000 was borrowed.  Further, as part of this amendment the

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

lender will receive a payoff premium of $750,000 which the  Company accrued as interest expense in 2013.   In December, 2013 $1.0 million of principal was repaid.

The lender also received a warrant to purchase 76,228 shares of Company common stock at $9.00 per share. The warrant expires in October 2017.  Including the value of the warrant at the date of issuance, the effective interest rate on the full $2,500,000 available under the Secured Loan Agreement is 38%. The exercise price of the warrant is subject to downward adjustment in the event of the subsequent sale of common stock or convertible debt at a lower price, as defined, prior to exercise of the warrant. As a result of this provision, the Company determined that the warrant should be accounted for as a liability carried at fair value.  In February 2013, the exercise price was adjusted to $2.88 and the number of shares of Company common stock to be acquired was increased to 238,212 based on a qualifying transaction. The Company determined the value of the warrant to be $309,000 and $256,000 at December 31, 2013 and 2012, respectively.

The Company also incurred financing costs in conjunction with this transaction aggregating $62,500 that are owed under the same terms as terms as the Secured Loan Agreement.

As of December 31 2013, the lender had agreed to forbear exercising its rights under the agreement until March 6, 2014. See Convertible Term Loan due December 2016 below and Note 13 regarding an extension of the forbearance to May 12, 2014.

Secured Convertible Notes, due June through August 2014

In June through August 2013 the Company borrowed $770,000 under secured convertible notes. The notes bear interest at the annual rate of 10% and mature one year from the date of issue. In the event of default the annual rate of interest increases by 5%. The Company can prepay the loans at any time without penalty.  Borrowings under the notes are secured by all property of the Company including tangible and intangible property. In addition, the notes contain certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The rights under this note are senior to all other debt, other than the Senior Secured Note described above which ranks senior to this note.

Upon completion of certain equity financing transactions as defined in the notes, the outstanding principal and unpaid interest is automatically converted into common stock. The conversion rate per share is equal to 75% of the per share price of the securities offered in the defined financing transaction .

Notes Payable to Directors and Affiliates

In November 2010, the Company borrowed $300,000 from a director. The loan was unsecured, had a stated interest rate of 6% and was due in equal monthly installments of $9,127 until fully amortized in November 2013. In conjunction with the loan agreement, the director received 17,484 shares of common stock with an aggregate value of $69,937. The remaining balance on this loan was converted to common stock in 2013. (See Note 9)

In 2012, the Company borrowed $1,000,000 in unsecured notes from certain current or former directors or their affiliates. These notes had a stated effective annual interest rate of 24% for the first 60 days and 40% thereafter until paid. These loans were converted to common stock in 2013. (See Note 9)

In October 2012, a director of the Company issued a loan to the Company for $1,105,000, replacing a note payable to a bank in an equal amount. The loan to director was due in November 2013 and had an interest rate equal to the prime rate plus 1.25%, but not less than 4.5%. The loan was guaranteed by the President/CEO of the Company.  Concurrent with that loan, the director received a warrant to purchase 50,000 shares of Company common stock at $4.00 per share. This warrant expires in November 2017. This note was secured by the pledge of 86,875 shares of Company stock and 136,250 options owned by the President/CEO of the Company. The loan was subordinate to the senior secured note payable until such time as that note is repaid; afterwards the loan would have become senior to all other debt. This note was converted into common stock in the February 2013 debt conversion. (See Note 9)

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

In 2013 the Company borrowed an additional $3,093,332 (including the refinancing of a $250,000 note and related interest of $43,332) from two directors.  Certain of these and other previously outstanding loans to these directors were converted to common shares in 2013 as described in Note 9. As of December 31, 2013, $2,350,000 of borrowings from directors and affiliates remains outstanding. All of these loans bear interest at 10%. Of these borrowings, $925,000 was due on March 15, 2014. (See Note 13). The remaining $1,425,000 (the “2013 Convertible Notes”) is due March 15, 2015 and is automatically converted into common shares upon completion of a qualifying financing transaction as defined in the note agreements. The conversion price is equal to 90% of the per security price in the qualifying financing transaction. In addition, at the time of conversion and based upon the dollar amount of principal and interest converted, holders of these notes will receive one warrant for each dollar converted. These warrants will have terms substantially the same as warrants that may be issued in the financing transaction.

Convertible Notes due March 2015

In 2013, the Company borrowed $575,000 under convertible notes. These notes are due March 15, 2015 and carry same general conversion provisions as the 2013 Notes Payable to the two Directors described above. The notes bear a stated interest rate of 10%. Warrants to purchase 87,500 shares of common stock at $4.00 per share were issued with $350,000 of this debt, resulting in an effective interest rate of 19% on that portion of the borrowing.

Convertible Term Loan, due December 2016

In December 2013, the Company entered into an agreement to issue convertible notes to an investor in principal amount of up to $4 million. The proceeds of borrowings under the note are expressly to be used to repay amounts owed under the Senior Secured Note Payable. Borrowings under the agreement will bear interest at 10% and the note matures in December 2016. In the event of default, the interest rate increases by either 2% or 4%, depending on the nature of the default. Through December 2013, $500,000 had been borrowed under this agreement. Under the note agreement, the investor has the right, but not the obligation, to advance additional amounts up to the $4 million. The terms of the agreement provide that the investor may have several options to convert the notes at varying rates and times following the completion of a qualifying financing transaction. Depending on the timing of conversion, the holder may also receive warrants to purchase common stock. In addition to conversion of the notes, the holder has the right to request shares of common stock, rather than cash, as payment for interest.

Convertible Subordinated Notes, due March 2012

In March 2011, the Company issued $1,432,561 in face amount of convertible debt, the “March 2011 Notes”. These notes had a stated interest rate of 6%. The terms of the notes allowed the holders to convert the debt into common stock at any time prior to maturity at conversion rate equal to the lesser of $9.00 per share or 25% below the offering price in the sale of securities in a qualified sale of securities, as defined. Payment of principal and interest on these notes was unsecured and subordinated to senior indebtedness, as defined.  Concurrent with the issuance of these notes, the Company issued warrants to purchase 107,442 shares of Company common stock at $4.00 per share. In July and August 2011, the Company prepaid the majority of these notes and accrued interest. After the prepayment, holders of these notes purchased 124,449 shares of Company stock at $9.00 per share for an aggregate purchase price of $1,120,000. In February 2013 an additional $200,000 was converted into common shares. (See Note 9) As of December 31, 2013, $112,561 of these notes remained outstanding.

Convertible Subordinated Note, due April 2015

In April 2013 the Company borrowed $200,000 under a convertible note. The note has a stated interest rate of 9% and is due April 1, 2015. The note is convertible at the option of the holder any time after April 1, 2014. The note is automatically converted upon the occurrence of certain equity financing transactions or change in control as defined in the note. The conversion price is $4.00 per share.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Series Subordinated Notes

Between June 2011 and December 2012, the Company borrowed approximately $7,800,000 utilizing a series of notes (the “Series Notes”). The Series Notes were issued in tranches that contained various terms with regard to maturity dates, interest rates, subordination, conversion features and the number of warrants issued with each tranche. Certain Series Notes contained a Company option to extend the due dates by up to 90 days, as well as provisions for acceleration upon completion of certain financings. In connection with these Series Notes, the Company issued warrants to purchase an aggregate of 780,000 shares of Company common stock at $4.00 per share. These warrants expire in November 2015.

During, 2013 the Company borrowed an additional $430,000, and issued warrants to purchase 35,688 shares, under the same general provisions as the Series Notes. In 2013 all but $863,808 face amount of the Series Notes had been converted into common stock and all but approximately 75,000 of the related warrants were exchanged for common stock. (See Note 9)

Convertible Series Notes, due September 2014

In 2012 the Company issued $575,000 in convertible notes (the “Convertible Series Notes”) that allowed the holders to convert debt into Company common stock at any time prior to maturity at a conversion rate equal to the lesser of $10.00 per share or 20% below the offering price in the sale of securities in a qualified sale of securities in excess of $10 million, as defined. In addition, these notes automatically convert to Company common stock at the conversion rate in the event of an equity financing in excess of $5 million or a change in control, as defined. These notes also contained a liquidation preference that could result in an amount due upon liquidation equal to 1.5 times the outstanding principal balance. In addition, these notes contained provisions for acceleration in the event of certain equity offerings, as defined.

The note agreement contained a provision that restricted payment to the note holders unless an amount is simultaneously paid to the holders of existing debt.  In addition, the notes were subordinated to all future debt.

The notes were issued with warrants to purchase 35,938 shares of Company common stock at a price based upon future equity sales, as specified in the warrant. The warrants were to expire in September 2017.

During 2013 the Company borrowed an additional $125,000 under the same general terms as the Convertible Series Notes.  In 2013 all of the Convertible Series Notes had been converted into common stock and related warrants exchanged for common stock. (See Note 9)

Installment Note Payable — Bank

In April 2010, the Company borrowed $280,045 from a bank and the note was renewed in May 2011 and 2012.  The note bears interest at the prime rate plus 1%, but not less than 5%. Beginning in June 2011, the note required monthly payments of $8,403.  Upon renewal in May 2012, the note is due on demand, if no demand is made then the note is due in monthly payments of $8,403 from June 30, 2012 through April 2015 with a final payment of $8,389 due in May 2015. Borrowings are secured by substantially all of the Company’s property and are guaranteed by three of the Company’s directors. (See Note 13)

Other Information Regarding Debt

The prime interest rate was 3.25% at December 31, 2013 and 2012.

At December 31, 2013, $1,675,061 of debt was past due.

As a result of either the short term duration or recency of the financing, the Company believes that the fair value of its outstanding debt approximates market value.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

6.  Employee Benefit Plan

The Company has defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements.  The plan provides for Company contributions; the Company did not make any contributions for the years ended December 31, 2013 or 2012.

7.  Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota.  The lease commenced on May 1, 2012 and extends through August 31, 2016. Prior to May 1, 2012 the Company leased office space under a lease agreement commencing in December 2010 and expiring on April 30, 2012.  In addition to the office space, the Company leases certain office furniture and equipment and IT equipment under operating leases through November 2016. Rent expense under all leases was $383,807 in 2013 and $254,272 in 2012.

The Company’s office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

Total future minimum contractual lease payments for all operating leases are as follows:

Minimum Lease Commitments

2014	$336,000
2015	292,000
2016	183,000

Litigation

In December 2010, the Company received notice from a party claiming that one of its trademarks employing the word “Cachet” may infringe that party’s trademarks. We are presently reviewing the matter and expect to engage in discussions with the party. Based on current information and belief we believe there are substantial and meaningful differences between the relevant trademarks that would in our reasonable judgment preclude a finding of infringement, or that would adversely affect the trademark in question. In the event we are unable to reach an agreement with that third party, we intend to vigorously contest its claims and protect our rights.

Financial Service Agreements

The Company has agreements with financial advisory services companies.  These agreements contain various provisions including assisting the Company in identifying potential investors.  The agreements may require the Company to pay the advisor a monthly fee or cash, warrants or combination thereof, based upon certain defined events including the closing of financing transactions.  Some of these agreements contain termination provisions and may require the Company to pay the advisor for transactions closing subsequent to the agreement termination.

The Company entered into an agreement, as amended through March 25, 2014, with an investment firm to provide investment advisory services in connection with raising additional capital. The agreement provides for a fixed  retainer for advisory services aggregating $100,000 in cash and equity securities. In addition, the agreement provides for a fee based upon the amount of capital raised (the “Agent fee”). The Agent fee is to be paid in cash based upon a percentage and type of the capital raised. The Company has also agreed to sell to the parties to the agreement, at a nominal price, warrants to purchase shares of the Company’s common stock. The number of shares and the exercise price of the warrant are based upon the size and terms of the securities issued.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

8.  Income Taxes

The shareholders of the Company elected to be taxed as an S corporation under the provisions of the Internal Revenue Code and related Minnesota statutes. Under these provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the shareholders are liable for income taxes on their respective share of the Company’s taxable income.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. Management has analyzed the tax positions taken by the Company, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is subject to income tax examinations since its inception in 2010.

Effective January 1, 2014 the Company’s S Corporation election terminated and the Company became subject to Federal and state income taxes. The Company has not included any pro forma income tax information as if the Company were a tax paying entity for 2013 and 2012, as any pro forma tax benefit would be offset by a valuation allowance for the related deferred tax asset as it would be more likely than not that the future tax benefits will not be realized.

9.  Shareholders’ Equity

The Company’s authorized capital consists of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of $.01 par value preferred stock.

Common Stock

The estimated fair value assigned to shares issued for other than cash was based upon recent cash sales transactions.

In July and August 2011, the Company issued 124,442 shares of Company common stock at $9.00 per shares for an aggregate purchase price of approximately $1,120,000 in conjunction with the prepayment of the Convertible, Subordinated Notes, due March 2012.

During 2013 the Company issued 319,000 shares of common stock at $4.00 per share for gross proceeds of $1,276,000.

In February 2013, the Company offered to convert debt, plus accumulated interest, into shares of the Company’s common stock. To encourage conversion the Company agreed to provide the debt holders a 10% share premium. As a result, $6,744,139 of debt and accumulated interest was converted into 1,854,638 shares of common stock and the value of the premium shares of $674,414 was recorded as an expense. Included in this conversion is $1.1 million of conversions by a former director.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Concurrent with the conversion of the those notes, the Board of Directors determined that it was in the best interest of the Company to adjust the conversion rates for former noteholders that had previously converted or purchased shares at $9.00 per share.  An adjustment was made to reduce their conversion rate or purchase price, as applicable, to $4.00 per share. As a result, the Company issued an additional 427,619 shares with a fair value of $1,710,475 which was recorded in other expense in the 2013 statement of operations.

In November 2013, the Company offered to convert debt, plus accumulated interest, into shares of the Company’s common stock. As a result, $4,319,677 of debt and accumulated interest was converted into 1,079,920 common shares based on an exchange rate of $4.00 per share.

In November 2013, the Company offered to exchange 1 share of common stock for every 5 warrants outstanding. As a result 389,790 shares were issued and warrants to purchase 1,948,948 common shares were cancelled. At the time of the exchange, the fair value of the shares issued exceeded the fair value of the warrants by $681,189 which was recorded in other expense in the 2013 statement of operations.

Warrants

In addition to warrants issued in connection with debt described above, the following are transactions involving issuance of warrants in September 2011 at $4.00 per share and expiring November 1, 2015:

Three directors guaranteed the note payable — bank each providing a guarantee of up to $1,041,000. Each director received warrants with an aggregate fair value of approximately $1,191,000 to purchase 78,125 shares of Company common stock for providing their guarantees.

In addition, a director received a warrant with a fair value of approximately $389,000 to purchase 76,560 shares of Company common stock in exchange for his pledge of certain personal assets to secure the $1,105,000 loan provided under the bank credit facility.  In consideration for his incremental guarantee of that asset pledge, another director received a warrant with a fair value of approximately $42,100 to purchase 8,291 shares.

In February 2013, the Company issued warrants with a fair value of approximately $205,000 to purchase 281,250 shares of the Company’s common stock at $4.00 per share and expiring November 2017 to a director for the director guaranteeing the Senior Secured Note Payable.

In addition to the warrants issued in February 2013 above, and  those issued in connection with debt as described in Note 5, the Company issued warrants to purchase 232,450  shares of common stock at prices ranging from $4.00 to $5.00 in conjunction with other debt, guarantees, issuances of equity and financing costs. These warrants had a fair value of approximately $157,000.  These warrants were all exchanged for shares in November 2013.

The following is a summary of warrant activity in 2013:

	Number of Warrants	Weighted Avg. Exercise Price	Weighted Remaining Life (Years)

Balance, December 31, 2012	1,557,980	$4.16
Issued	798,872	3.80
Exchanged for shares	(1,948,948)	4.02
Balance, December 31, 2013	407,904	3.35	3.43

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

The fair value of the warrants was determined using the Black-Scholes-Merton option pricing model and the following assumptions for 2013 and 2012.

Both Periods
Expected term	1.5 – 2.5 Years
Expected dividend	0%
Volatility	26% – 38%
Risk-free interest rate	0.26% – 1.36%

10.  Equity Incentive Plan

On February 9, 2010, the Board of Directors adopted the 2010 Equity Incentive Plan (EIP).  The plan has been approved by our shareholders.  Participants in the plan may include our employees, officers, directors, consultants, or independent contractors who our compensation committee determines shall receive awards under the plan.  As of December 31, 2013, the number of shares of common stock reserved for issuance under the plan is 625,000 shares.

The plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the “Code”). The EIP also permits the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity-based awards. The plan expires on February 12, 2020.  Options granted to employees generally vest over three years. Stock awards granted to non-employee directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options expire five years from the date of grant.

In addition to options issued under the EIP, as of December 31, 2013 the Company had issued options to purchase 555,000 shares of Company common stock to directors, certain officers and business consultants.

The Company has used an expected life of three years for the term of the options.  As only a minimal number of options have been exercised, management has made an estimate of an average life that is slightly longer than the vesting period. The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.

In February 2013 the Board of Directors approved an adjustment to the exercise price of all outstanding employee stock options that had been issued at a price greater than $4.00 per share. The vesting period for these options was unchanged. The aggregate excess of the fair value of the $4.00 options over the $9.00 options on the date of modification was $236,000.  As a result of this modification the Company recorded additional share-based compensation of $119,000 for the vested portion of those options immediately, and the remaining $117,000 will be recognized over the remaining vesting term.

During 2013 the Company issued options to purchase 330,470 shares with exercise prices ranging from $4.00 to $9.00 per share and an aggregate fair value of approximately $306,000. Of those options, options issued to executive management to purchase 250,000 shares were 100% vested immediately.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

The estimated fair values of stock options granted and assumptions used for the Black-Scholes-Merton option pricing model were as follows:

	2013	2012

Estimated Fair Value	$306,189	$158,265
Options Granted	330,470	67,000

Expected Term	3 Years	3 Years
Expected Dividend	0%	0%
Volatility	30 – 33%	32 – 39%
Risk Free Interest Rate	0.3 – 0.9%	0.3 – 0.4%

Following is a summary of stock option activity in 2013:

	Number of Options	Weighted Avg. Exercise Price		Weighted Remaining Contractual Life (Years)	Intrinsic Value

Balance, December 31, 2012	614,042	$6.00
Granted	330,470	4.13
Exercised	(30,000)	.80
Forfeited or Expired	(86,969)	4.55
Balance, December 31, 2013	827,543	3.49	*	2.81	$423,000
Exercisable at December 31, 2013	680,376	3.38	*	2.76	423,000

* Reflects the February 2013 exercise price adjustment.

Following is a summary of nonvested stock options:

	Number of Options	Weighted Avg. Grant Date Fair Value

Balance, December 31, 2012	236,666	$2.60
Granted	330,470	0.93
Vested	(375,167)	1.42
Forfeited	(44,802)	2.05
Balance, December 31, 2013	147,167	2.09

Total stock compensation expense was $700,715 and $311,211 in 2013 and 2012, respectively. As of December 31, 2013 the total compensation cost related to nonvested options awards not yet recognized was $168,000. That cost will be recognized over a weighted average period of nine months. Proceeds from the exercise of options in 2013 were $24,000 and the intrinsic value of options exercised in 2013 was $96,000.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

11. Related Party Transactions

Balances with related parties consisting of members of the Board of Directors (collectively Affiliates) for borrowings and warrants as of December 31 were as follows:

	2013	2012

Debt held by related parties	$2,362,561	$4,869,551
Interest paid to related parties	$125,000	$9,393
Related party interest expense	$120,687	$448,732
Warrants held by related parties	942	791,998

12. Concentrations

The Company has relied on two vendors to provide technology and licensing components that are critical to its RDC solution. In December 2013 the Company’s relationship with one of these vendors was terminated. The Company believes that it has adequate alternatives to replace this technology without a material impact to the business.

13. Subsequent Events

Reverse Merger

On February 12, 2014, the Company completed a merger transaction with DE Acquisition 2, Inc.  (“DE2”), a public company with no operations. Pursuant to the terms of the merger, each share of the Company’s common stock that was issued and outstanding at such time was cancelled and converted into shares of 10.9532 (the “exchange ratio”) shares of DE2’s common stock. As a result of the merger, all of the Company’s outstanding warrants and stock options at the time were converted and exchanged for warrants and stock options of DE2. The number of shares subject to and exercise prices of DE2 convertible securities issued under the exchange was determined by application of the exchange ratio to the terms of the Cachet convertible debt and options outstanding as of the Merger date. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc. (“New Cachet”).

On dates up to 30 and 120 days following the merger, additional shares may be issued to those DE2 shareholders immediately prior to the merger, for no additional consideration, such that they will hold 3% of the fully diluted shares outstanding as of those dates.

The fair value of estimated consideration paid to DE2 in exchange for the 3% interest is estimated to be $507,000 plus the long term debt assumed of $85,105. As DE2 had no tangible or identifiable intangible assets at the time of the Merger, and recognition of goodwill is not permitted in this type of merger transaction, no assets were recorded as a result of the Merger.

Additional Borrowing — Working Capital

Subsequent to December 31, 2013 and through March 27, 2014 the Company borrowed an additional $1 million for working capital purposes from certain directors and existing shareholders of the Company.   Of these borrowings $300,000 is due in February 2015. The loan agreements provide for issuance of shares, in lieu of the payment of interest, in an amount equal to 20% of the face amount of the note with the value per share used to determine the number of shares based upon a planned offering of the Company’s common stock. The remaining $700,000 ($550,000 of which was from directors) is due upon the earlier of the availability of sufficient funds as determined by the noteholder or February 2015. These notes bear interest at 10% .  The Company also borrowed another $100,000 under the Convertible Term Loan due December 2016 and was advanced $265,000 from Directors. The Company also issued warrants to purchase 821,250 shares of common stock at $1.45 per share.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

On March 24, 2014 the Company entered into a new loan agreement with its bank and borrowed $330,000. The proceeds of the borrowing were used to repay the balance owed on installment note payable at the time of $122,000, with the remainder used for working capital. The loan is due  on demand and is being repaid  in monthly installments of $9,903. Interest is at the prime rate plus 1% with a floor of 5%. The loan is guaranteed by certain of the Company’s Directors.

Business Acquisition and Related Borrowing

In December 2013, the Company agreed to acquire certain assets and operations of a technology services company with capabilities and relationships in the mobile banking industry. On March 4, 2014, the Company closed on the acquisition.  The cash consideration paid at closing was $1.125 million with the potential for an additional $1.0 million upon the occurrence of certain events. The purchase price, including the contingent consideration, will be allocated based upon the fair value of assets acquired and liabilities assumed upon completion of an appraisal of the assets and liabilities. The Company currently expects that the majority of the asset value will be assigned to proprietary technology and customer relationships acquired and that liabilities assumed will be immaterial. In conjunction with the closing of the acquisition, the Company borrowed $1.5 million from a director to fund the purchase price. The terms of the loan agreement provide for a maturity date of May 15, 2014 and interest at an annual rate of 24%. In the event of default the interest rate increases to an annual rate of 48%. This loan is secured by all assets of the Company. The loan agreement also provides for the issuance of common shares to the lender in an amount equal to 12.5% of the original loan amount. In the event any balance remains outstanding after April 4, 2014 the Company will be required to issue additional shares.

Extension of Debt Terms and Debt Conversion

In March 2014 the forbearance agreement with the Senior Secured lender was extended to May 12, 2014. In consideration for the extension the Company agreed to issue $1 million of the Company’s common stock, the number of shares to be determined by reference to lowest per share price in the Company’s planned offering of common stock. In addition, in March 2014 the Company made a $250,000 payment to the lender to be applied to outstanding indebtedness.

In March 2014 the maturity dates of certain of the Company’s notes aggregating $1.025 million that were scheduled to mature in March 2014 were extended to February 2015.  The December 31, 2013 balance sheet reflects the extension of the maturity dates.

In January 2014 an additional $333,000 in debt and $654,000 in accrued interest were converted into common shares at a conversion rate of $4.00 per share.

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$652,124	$150,555
Accounts receivable, net	441,808	329,557
Deferred commissions	82,200	62,732
Prepaid expenses	416,897	487,659
TOTAL CURRENT ASSETS	1,593,029	1,030,503

PROPERTY AND EQUIPMENT, net	239,978	353,420
GOODWILL	204,000	—
INTANGIBLE ASSETS, NET	1,584,250	—
DEFERRED COMMISSIONS	109,145	101,468
DEFERRED FINANCING COSTS	68,797	107,936
TOTAL ASSETS	$3,799,199	$1,593,327

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$836,757	$937,200
Accrued expenses	596,681	153,113
Accrued interest	180,673	1,953,502
Deferred revenue	721,210	510,319
Current portion of long-term debt	1,530,046	3,170,672
TOTAL CURRENT LIABILITIES	3,865,367	6,724,806

LONG TERM DEBT, net of current portion	2,566,486	3,933,253
WARRANT LIABILITY	238,454	309,000
DEFERRED REVENUE	434,780	401,758
ACCRUED INTEREST	100,717	95,270
ACCRUED RENT	34,833	61,482
TOTAL LIABILITIES	7,240,637	11,525,569

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Convertible preferred stock, $.0001 Par Value, 20,000,000 shares authorized, 610,000 and 0 shares issued and outstanding	61	—
Common shares, $.0001 Par Value, 500,000,000 shares authorized, 17,021,893 and 5,625,957 issued and outstanding	1,702	563
ADDITIONAL PAID-IN-CAPITAL	45,434,096	26,668,258
ACCUMULATED DEFICIT	(48,877,297)	(36,601,063)
TOTAL SHAREHOLDERS’ DEFICIT	(3,441,438)	(9,932,242)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$3,799,199	$1,593,327

See accompanying Notes to the Condensed Consolidated Financial Statements.

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
REVENUE	$855,631	$303,533	$1,941,030	$774,267

COST OF REVENUE	829,878	617,223	2,165,172	1,908,027
GROSS PROFIT (LOSS)	25,753	(313,690)	(224,142)	(1,133,760)

OPERATING EXPENSES
Sales and Marketing	777,564	447,887	1,969,712	1,656,128
Research and Development	731,433	232,450	1,742,239	733,505
General and Administrative	843,319	955,072	2,999,547	2,903,722
TOTAL OPERATING EXPENSES	2,352,316	1,635,409	6,711,498	5,293,355

OPERATING LOSS	(2,326,563)	(1,949,099)	(6,935,640)	(6,427,115)

INTEREST EXPENSE	2,500,678	346,656	4,997,379	2,380,507

INDUCEMENT TO CONVERT DEBT AND WARRANTS	370,308	—	378,214	674,414

SHARE PRICE / CONVERSION ADJUSTMENT	—	—	—	1,710,475

OTHER (INCOME) EXPENSE	(40,000)	1,238	(34,999)	32,713
NET LOSS	(5,157,549)	(2,296,993)	(12,276,234)	(11,225,224)

LESS: CUMULATIVE UNPAID PREFERRED DIVIDENDS	(1,203)	—	(1,203)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,158,752)	$(2,296,993)	$(12,277,437)	$(11,225,224)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	15,545,567	4,126,248	9,413,335	3,579,332

Net loss per common share - basic and fully diluted	$(0.33)	$(0.56)	$(1.30)	$(3.14)

See accompanying Notes to the Condensed Consolidated Financial Statements.

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
	September 30, 2014	September 30, 2013
OPERATING ACTIVITIES
Net loss	$(12,276,234)	$(11,225,224)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	2,284,549	1,016,039
Accrued debt related costs	1,890,623	—
Change in fair value of warrant liability	(65,546)	39,000
Depreciation and amortization of intangibles	500,818	290,362
Stock compensation	151,574	622,401
Warrants issued for professional services	20,611	—
Amortization of deferred commissions	74,468	65,736
Debt/warrant inducement and share price adjustment	378,214	2,384,889
	(7,040,923)	(6,806,797)
Changes in operating assets and liabilities:
Accounts receivable	(112,250)	(177,592)
Deferred commissions	(101,613)	(171,986)
Prepaid expenses	70,762	39,033
Accounts payable	(100,444)	192,524
Accrued expenses	41,919	101,360
Accrued interest	(669,915)	1,223,396
Deferred revenue	243,914	655,357
Net cash used in operating activities	(7,668,550)	(4,944,705)

INVESTING ACTIVITIES
Purchase of fixed assets	(50,626)	(80,379)
Cash paid for acquisition	(1,750,000)	—
Net cash used in investing activities	(1,800,626)	(80,379)

FINANCING ACTIVITIES
Proceeds from issuance of notes and warrants	8,362,000	4,078,499
Repayment of notes	(4,813,160)	—
Issuance of shares of common stock, net of costs	5,529,566	1,197,550
Issuance of shares of convertible preferred stock, net of costs	839,300	—
Payment of debt issuance costs	(88,098)	(186,052)
Repayment of bank borrowing	(188,883)	(68,223)
Proceeds from bank borrowing	330,020	—
Net cash provided by financing activities	9,970,745	5,021,774

NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	501,569	(3,310)
CASH AND CASH EQUIVALENTS
Beginning of period	150,555	82,969
End of period	$652,124	$79,659

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,540,040	$140,355

NONCASH FINANCING TRANSACTIONS
Conversion of debt and interest to equity	7,288,025	6,757,876
Debt issuance costs in exchange for notes and warrants	—	267,402
Conversion of accrued interest to note payable	150,660	43,332

See accompanying Notes to the Condensed Consolidated Financial Statements.

CACHET FINANCIAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(unaudited)

	Convertible Preferred Stock		Common Stock		Additional	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Paid-In-Capital	Deficit	Deficit

Balance December 31, 2013	—	$—	5,625,957	$563	$26,668,258	$(36,601,063)	$(9,932,242)
Conversion of debt and interest into shares	—	—	5,386,036	538	7,287,487	—	7,288,025
Common stock issued for debt issuance - Related Party	—	—	382,809	38	890,586	—	890,624
Issuance of common stock, net of costs	—	—	4,500,000	450	5,529,116	—	5,529,566
Issuance of common stock related to debt modifications	—	—	666,667	67	999,933	—	1,000,000
Issuance of convertible preferred stock, net of costs	610,000	61	—	—	839,239	—	839,300
Warrant exchange	—	—	3,938	—	7,906	—	7,906
Warrants issued as inducement for debt conversion to equity	—	—	—	—	370,308	—	370,308
Issuance of warrants for professional services	—	—	—	—	20,611	—	20,611
DE acquisition 2, Inc. reverse merger	—	—	456,486	46	(88,190)	—	(88,144)
Beneficial conversion feature for convertible notes payable	—	—	—	—	2,757,268	—	2,757,268
Stock compensation expense	—	—	—	—	151,574	—	151,574
Net loss	—	—	—	—	—	(12,276,234)	(12,276,234)
Balance September 30, 2014	610,000	$61	17,021,893	$1,702	$45,434,096	$(48,877,297)	$(3,441,438)

See accompanying Notes to the Condensed Consolidated Financial Statements.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

1.             Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations Overview

Cachet Financial Solutions, Inc. (the “Company” or “Cachet”) is a provider of technology solutions and services to the financial services industry.  The Company’s solutions and services enable its clients—banks, credit unions and other types of financial institutions or financial service organizations—to provide their customers with remote deposit capture technology (“RDC”) and related services. The Company’s cloud based Software as a Service (“SaaS”) RDC solutions allow customers to scan checks remotely through their smart phones or other devices and transmit the scanned, industry compliant images to a bank for posting and clearing.  In addition, the Company’s offerings include a mobile wallet solution which provides a virtual account for customers that do not have a bank account and is focused on the pre-paid card market.  Through the Company’s cloud based SaaS mobile wallet offering we provide consumers the ability to deposit and withdraw funds, transfer funds, and pay bills with their mobile phone or tablet.  As of September 30, 2014, we had entered into 317 contracts with customers for our products and services.  Approximately 211 of those agreements were “active,” meaning that they have implemented the RDC software enabling the processing of customer transactions or deployed the mobile wallet application.  The Company offers its services to financial institutions in the United States, Canada and Latin America.  Our business operations are conducted through our wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Cachet Financial Solutions Inc. as of September 30, 2014 and December 31, 2013 and for the three and nine months ended September 30, 2014.  The wholly owned subsidiary is the only entity with operational activity and therefore no intercompany transactions exist with the parent entity which would need to be eliminated.  The Company has prepared the condensed consolidated financial statements included herein, without audit, pursuant to the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Company believes that all necessary adjustments, which consist only of normal recurring items, have been included in the accompanying condensed consolidated financial statements to present fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2014.

From its inception to September 30, 2014, the Company has cumulative operating losses of approximately $48.9 million, and as of September 30, 2014, its current liabilities exceed its current assets by approximately $2.3 million. In 2014, the Company expects to continue to grow its client base and increase its revenues through higher RDC transaction volumes. However, the Company is expected to continue to incur significant operating losses through 2014. In addition, as described in Note 10 the Company completed a business acquisition in 2014 that required total consideration of $2.125 million, of which $1.75 million had been paid as of September 30, 2014.  In addition, the Company has a note payable maturing on December 14, 2014, with a principal and accrued interest balance as of September 30, 2014 of $733,677.  As more fully described in Note 8, the Company has engaged an investment firm to assist in raising additional capital through the issuance of a combination of debt and equity.  In July 2014, the Company completed an initial public offering (“IPO”) issuing 4.5 million shares of common stock at $1.50 per share. Net proceeds to the Company after the offering costs were approximately $5.5 million.  After the repayment of the debt related to the Company’s acquisition of Select Mobile Money and other short-term borrowings that became due upon completion of the IPO, the Company available cash for operations as of July 14, 2014 totaled $2.3 million. After paying existing trade payables owed as of this date, the Company had approximately $1.0 million for working capital as of that date.  In conjunction with the IPO, a total of $6.3 million of principal and accrued interest of borrowings converted into approximately 5.1 million shares of common stock, along with the issuance of 3.3 million warrants with an exercise price of $1.875.

During the third quarter of 2014, the Company issued 610,000 shares of Series A Convertible Preferred Stock at $1.50 per share and issued five-year warrants to purchase an aggregate of 305,000 shares of its common stock at a per-share price of $2.00.  Net proceeds to the Company after offering costs were $839,300.  As of September 30, 3014, the Company was in full compliance with all of its outstanding debt agreements.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

On July 30, 2014, the Company entered into an agreement with two Directors to lend the Company up to $2.5 million, bearing interest at 10%, and due January 31, 2015.  If any portion of the notes is outstanding beyond January 31, 2015, the default interest rate is adjusted to 18%.

In October 2014, the Company issued 826,336 shares of Series A Convertible Preferred at $1.50 per share and issued five-year warrants to purchase an aggregate of 826,336 shares of its common stock at a per-share price of $2.00.  Net proceeds to the Company after offering costs were $1,120,439. Although the Company will require additional funds to continue beyond December 31, 2014, it believes the funds received from the equity offerings and the funds available under the above mentioned July 30, 2014 agreement with the Directors will be sufficient to allow it to continue operations through December 31, 2014.  There is no assurance the Company will be successful in raising the needed capital to fund its operations beyond December 31, 2014 or obtain similar financing arrangements with other investors or lenders. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) active monthly user fees for mobile wallet offering (4) fees related to the implementation of RDC and mobile wallet software for clients, and (5) professional services such as client specific software customization and other products and services.

The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

•                  there is persuasive evidence of an arrangement;

•                  the service has been or is being provided to the customer;

•                  collection of the fees is reasonably assured; and

•                  the amount of fees to be paid by the customer is fixed or determinable.

Subscription and Support Revenue

Subscription and support revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, transaction volume fees and active user fees for mobile wallet offering.  Subscription and support revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed and monthly services performed and active user fees for mobile wallet offering revenue is recognized on a monthly basis as earned provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company’s services with the customers’ applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are offered on a time-and-material basis as well. Revenue for time-and-material arrangements is recognized as the services are performed.  Revenue for fixed-fee arrangements are recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

The implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

Multiple Element Arrangements

The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription and support contracts have standalone value as the Company sells subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription and support services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company’s selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company’s subscription and support offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable represent amounts due from customers.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $94,000 and $89,000 as of September 30, 2014 and December 31, 2013, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased and Acquired software	3 years
Leasehold Improvements	3 - 5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Goodwill

Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from the Device Fidelity Inc. acquisition completed in March 2014.  Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. Management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results, general economic and industry conditions and legal and regulatory conditions. the three and nine months ended September 30, 2014.  See Note 11 for further discussion.

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not identify any impairment indications during the three and nine months ended September 30, 2014 or September 30, 2013.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method.  In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.

On February 12, 2014, the Company completed a merger transaction with DE Acquisition 2, Inc.  (“DE2”), a public company with no operations. Pursuant to the terms of the merger, each share of the Company’s common stock that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock.

On March 18, 2014, the Company completed a reverse stock split of the Company’s issued and outstanding common stock on a 1-for-10.9532 basis. The Company’s authorized capital shares previous to this transaction consisted of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of preferred stock.  As a result of the DE 2 transaction, the Company’s new authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share reflect retrospective presentation of the reverse split.

The following table reflects the amounts used in determining loss per share for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Loss	$(5,157,549)	$(2,296,993)	$(12,276,234)	$(11,225,224)
Weighted average common shares outstanding	15,545,567	4,126,248	9,413,335	3,579,332
Net Loss Per Common Share — basic and diluted	$(0.33)	$(0.56)	$(1.30)	$(3.14)

The following potential common shares were excluded from the calculation of diluted loss per share from continuing operations and diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented:

	As of
	September 30,	September 30,
	2014	2013
	(unaudited)	(unaudited)

Convertible Preferred Stock	610,000	—
Convertible Preferred Stock Warrants	305,000	—
Stock Options	1,016,417	919,387
Warrants	4,900,344	2,256,852
	6,831,761	3,176,239

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures.  Warrants issued with price protection features are recorded at fair value on a recurring basis.  The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

Level 1 Inputs— Quoted prices for identical instruments in active markets.

Level 2 Inputs— Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs— Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using level 3 inputs utilizing a Black-Scholes-Merton option pricing model under probability weighted estimated outcomes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options, warrants, conversion incentive and share purchase price adjustment and the value of shares of common stock issued for services.

Stock-Based Compensation

The Company accounts for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values the Company uses the Black-Scholes-Merton option pricing model.  For the periods prior to the Company’s common stock being traded, the Company estimated the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded; for periods subsequent, the Company uses its actual common stock trading to compute volatility. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.  The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of the Company’s common stock on the date of grant.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Convertible Preferred Stock Warrants

The Company accounts for freestanding warrants to purchase shares of convertible preferred stock as a liability on the consolidated balance sheets at their estimated fair value because the instruments have full-ratchet conversion price in the event the Company issues common stock below the conversion price of $1.50, until the earlier of (i) 180 days from closing or (ii) such time as the Company have obtained, after closing, financing aggregating to at least $5.0 million.  At the end of each reporting period, changes in the estimated fair value of the convertible preferred stock warrants during the period are recorded through other income (expense), net in the consolidated statements of operations. The Company will continue to adjust the convertible preferred stock warrant liabilities for changes in the estimated fair value of the warrants until the earlier of either condition being achieved mentioned above, at which time the related liability will be reclassified to stockholders’ equity (deficit).

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The core principle of the ASU is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration, or payment, to which the company expects to be entitled in exchange for those goods or services. The ASU may also result in enhanced disclosures about revenue. For public entities, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Due to the recent date of issuance for this ASU, management is currently evaluating what impact, if any, the pronouncement will have on the Company’s disclosures, its financial position or results from operations.

In June 2014, the FASB issued authoritative guidance related to share-based payments when the terms of an award provide that a performance target could be achieved after the requisite period.  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  The requirements of the new standard are effective for the annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods.  We do not anticipate that this guidance will have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern.  The amendments provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures.  The standard will be effective for the Company on January 1, 2016.  The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

2.                                      Note Receivable

The Company has a note receivable, bearing interest at 5%, for fees being refunded for an unsuccessful capital raising transaction. The note has a face value of $501,000 and was due in October 2013. The collectability of this note is uncertain and the Company has established a reserve for 100% of the balance owed as of September 30, 2014 and December 31, 2013.

3.                                      Prepaid Expenses

Prepaid expenses primarily consist of prepayment of licenses and maintenance fees, or deposits with, the providers of RDC software capabilities to the Company.

4.                                      Property and Equipment

Property and equipment consists of the following:

	As of
	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Computer equipment	$214,811	$208,593
Data center equipment	444,906	405,057
Purchased software	570,860	570,860
Furniture and fixtures	63,890	59,890
Leasehold improvements	58,024	53,465
Total property and equipment	1,352,491	1,297,865
Less: accumulated depreciation	(1,112,513)	(944,445)
Net property and equipment	$239,978	$353,420

Depreciation expense for the three and nine months ended September 30, 2014 was $43,029 and $168,068, respectively, compared to $79,826 and $274,738 for the same periods in the prior year.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

5.                                      Accrued Expenses

Accrued expenses consist of the following:

	As of
	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Accrued compensation	$186,921	$122,517
Acquisition contingent consideration	375,000	—
Accrued rent	34,760	30,596
Total accrued expenses	$596,681	$153,113

6.                                      Financing Arrangements

The Company has raised debt through several forms of borrowing including bank loans, loans from Directors and other affiliated parties and unaffiliated third party investors.  Certain of the debt was issued with detachable warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements. See Note 12 for additional information regarding conversions of debt and accrued interest into common stock in 2013 and for the three and nine months ended September 30, 2014.

Following is a summary of debt outstanding:

	As of
	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Senior Secured Note Payable, due August 2013	$—	$1,562,500
Secured Convertible Notes, due June through August 2014	—	770,000
Notes Payable to Directors and Affiliates	1,300,000	2,350,000
Convertible Notes, due March 2015, interest at 10%	—	575,000
Convertible Term Loans, due December 2016, interest at 10%	2,300,000	500,000
Convertible, Subordinated Notes, due March 2012 interest at 6%	—	112,561
Convertible Subordinated Note, due April 2015 interest at 9%	—	200,000
Series Subordinated Notes, as of September 30, 2014 were due December 2014 Stated interest rate of 12%, effective interest of 38%.	613,808	863,808
Notes Payable, due February 2015, interest at 10%	—	100,000
Notes Payable, due January 2016, interest between 8.25% and 12%	74,486	—
Note Payable, due August 2021, interest 0%	192,000	—
Installment Note Payable — Bank	278,521	137,383
Total	4,758,815	7,171,252
Unamortized discount	(662,283)	(67,327)
Total debt, net	4,096,532	7,103,925
Less: current maturities	1,530,046	3,170,672
Long-term portion	$2,566,486	$3,933,253

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Future maturities of long-term debt at September 30, 2014 are as follows:

Three months ended December 31, 2014	$375,881
2015	1,154,165
2016	2,374,486
2017	—
2018	—
2019	—
Thereafter	192,000
$4,096,532

Senior Secured Note Payable

In October 2012, the Company entered into a Loan and Security (the “Secured Loan Agreement”) that provides for borrowings of up to $1,500,000. Borrowing under the Secured Loan Agreement is secured by all property of the Company including tangible and intangible property. In addition, the Secured Loan Agreement contained certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The note is guaranteed by a Company Director and the spouse of the Director.  The loans carry stated interest rates from 10-16%.  In the event of default interest rates increase to 14% - 20%. The Secured Loan Agreement’s stated expiration date was April 23, 2013. Beginning in August 2013, the Company was in default and outstanding borrowings are charged interest at the default rates. In addition, the agreement contains certain covenants, some of which the Company was not in compliance with. The note was amended in February 2013 and an additional $1,000,000 was borrowed.  Further, as part of this amendment the lender received a payoff premium of $750,000 which the Company accrued as interest expense in 2013.

In March 2014 the forbearance agreement with the Senior Secured lender was extended to May 12, 2014. In consideration for the extension the Company agreed to issue $1 million of the Company’s common stock, the number of shares to be determined by reference to the lowest per share price in the Company’s then planned public offering of common stock. On July 14, 2014 the Company issued to the Senior Secured Lender 666,667 shares of common stock at $1.50 per share for a total value of $1,000,000.  During the three and nine months ended September 30, 2014, the Company recorded interest expense of $0 and $1,000,000, respectively related to this extension.  On May 1, 2014, the Company entered into an agreement with an investor to draw on the $4 million convertible term loan, due December 2016 for an amount sufficient to satisfy their outstanding obligation to the Senior Secured Lender, but not to exceed the loan limit of $4 million, for a maximum borrowing of $3.4 million as of March 31, 2014.  On May 19, 2014, the Company entered into a second forbearance agreement with the Senior Secured lender through May 23, 2014 in return for the Company repaying a total sum of $500,000 on this date.  In addition, the Company agreed to reduce the price per share related to the $1.0 million of common stock to 80% of the lowest price per share of common stock issued to any investor in the Company if the stock is not publically traded on or before July 15, 2014.  On May 29, 2014, the Company received an advance totaling $1.950 million under the terms of the convertible term loan and repaid a total of $2.0 million of the outstanding balance to the Senior Secured lender leaving a remaining balance of $150,660.  On May 30, 2014, the Company entered into an unsecured convertible note payable with the Senior Secured lender for a total of $150,600.  The note bears interest and an annual rate of 10% and the principal and accrued interest due on or prior to July 31, 2014.  Upon a thirty day written notice to the Company from the issuance date, the Senior Secured lender has an option to convert the note into common stock at 90% of the conversion terms offered in the Convertible Subordinated Notes, due June 2015.  In addition, upon conversion of the note, the holder will receive warrants equal to the number of shares received from the conversion at a price of 125% of the IPO price.  In July 2014, the Company repaid the remaining note outstanding of $150,600, along with accrued interest totaling $2,619 which satisfied all remaining obligations to this lender.

The senior lender also received a warrant to purchase 76,228 shares of Company common stock at $9.00 per share. The warrant expires in October 2017.  Including the value of the warrant at the date of issuance, the effective interest rate on the full $2,500,000 available under the Secured Loan Agreement is 38%. The exercise price of the warrant is subject to downward adjustment in the event of the subsequent sale of common stock or convertible debt at a lower price, as defined, prior to exercise of the warrant. As a result of this provision, the Company determined that the warrant should be accounted for as a liability carried at fair value.  In February 2013, the exercise price was adjusted to $2.88 and the number of shares of Company common stock to be acquired was increased to 238,212 based on a qualifying transaction.  In July 2014, the Company entered into an agreement to modify the terms of the warrant. Under the new terms, the exercise price was reduced to $1.20 per share which is 80% of the IPO share price and the number of shares of Company common stock to be acquired was increased to 571,708.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

The Company determined the value of the warrant to be $204,000 and $309,000 at September 30, 2014 and December 31, 2013, respectively, and both of these amounts were recorded as a liability on the balance sheet as of these dates.

The Company also incurred financing costs in conjunction with this transaction aggregating $62,500 that are owed under the same terms as terms as the Secured Loan Agreement.

Secured Convertible Notes, due June through August 2014

In June through August 2013, the Company borrowed $770,000 under various secured convertible notes. The notes bear interest at the annual rate of 10% and mature one year from the date of issue. In the event of default the annual rate of interest increases by 5%. The Company can prepay the loans at any time without penalty.  Borrowings under the notes are secured by all property of the Company including tangible and intangible property. In addition, the notes contain certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The rights under this note are senior to all other debt, other than the Senior Secured Note Payable described above which ranks senior to this note.

Upon completion of certain equity financing transactions as defined in the notes, the outstanding principal and unpaid interest is automatically converted into common stock. The conversion rate per share is equal to 75% of the per share price of the securities offered in the defined financing transaction.  On May 12, 2014, the Company entered into a loan modification agreement which the Holder of the note agreed to provide a $40,000 discount of the outstanding balance with a repayment of $150,000 of principal outstanding as of this date. During the three months ended September 30, 2014, the Company repaid $360,000.  During the nine months ended the Company repaid a total of $660,000 and converted into equity $70,000 of principal and $1,764 of accrued interest at a conversion rate of $4.00 per share. (See Note 12).  During the three months ended September 30, 2014, the Company repaid a total of $66,055 in accrued interest relating to these notes.

Notes Payable to Directors and Affiliates

In November 2010, the Company borrowed $300,000 from a Director. The loan was unsecured, had a stated interest rate of 6% and was due in equal monthly installments of $9,127 until fully amortized in November 2013. In conjunction with the loan agreement, the Director received 17,484 shares of common stock with an aggregate value of $69,937. The remaining balance on this loan was converted to common stock in 2013. (See Note 12)

In 2012, the Company borrowed $1,000,000 in unsecured notes from certain current or former Directors or their affiliates. These notes had a stated effective annual interest rate of 24% for the first 60 days and 40% thereafter until paid. These loans were converted to common stock in 2013.  (See Note 12)

In October 2012, a Director of the Company issued a loan to the Company for $1,105,000, replacing a note payable to a bank in an equal amount. The loan to Director was due in November 2013 and had an interest rate equal to the prime rate plus 1.25%, but not less than 4.5%. The loan was guaranteed by the President/CEO of the stock Company.  Concurrent with that loan, the Director received a warrant to purchase 50,000 shares of Company common stock at $4.00 per share.  In November 2013, the warrant was exchanged into common stock. This note was secured by the pledge of 86,875 shares of Company stock and 136,250 options owned by the President/CEO of the Company. The loan was subordinate to the Senior Secured Note Payable until such time as that note is repaid; afterwards the loan would have become senior to all other debt. This note was converted into common stock in the February 2013 debt conversion.  (See Note 12)

In 2013, the Company borrowed an additional $3,093,332 (including the refinancing of a $250,000 note and related interest of $43,332) from two Directors.  Certain of these and other previously outstanding loans to these Directors were converted to common shares in 2013 as described in Note 12.

In March 2014, the Company borrowed $1,500,000 from a Director to fund the acquisition of Select Mobile Money from Device Fidelity. (See Note 10)  The note has an interest rate equal to 24%, payable monthly commencing April 2014.   Since the Company failed to pay the accrued interest on the note due April 2014, the interest rate increased to 48% in April 2014 and continued to accrue at this rate until the note and all accrued interest was repaid in full.  The principal and any unpaid accrued interest became due on May 15, 2014.  In addition, the Company agreed to issue common stock as consideration for the note equal to 12.5% of the principal amount or $187,500, which equals 78,125 shares using the required share price of $2.40.  Because the Company failed to pay the accrued interest due April 2014, the Company owed additional common stock equal to 3.125% of the outstanding principal amount or $46,875, which equals 19,531 shares on each successive 5th business day for as long as any portion of the principal amount of the loan is outstanding. The Company recorded interest expense of $93,749 and $890,624 related to the common stock issued for

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

the three and nine months ended September 30, 2014, respectively.  A total of $1,731,781 of principal and accrued interest was repaid in July 2014.

In addition to the $1,500,000 March 2014 note above, the Company also entered into a total of $3,640,000 of new notes with three Directors during the nine months ended September 30, 2014.  Of this amount, $1,875,000 of the notes bears interest at a rate of 10% and become due between February and September of 2015 and $1,500,000 represents a line-of-credit agreement with one director of the Company.  The original terms of the line-of-credit agreement bear a stated interest rate of 10% on the principal amount outstanding, which both the principal and unpaid accrued interest are payable upon the earlier of September 30, 2014 or completion of a public offering of securities. There are no financial covenants with the line-of-credit.  Through the second quarter of 2014, the Company had drawn down the entire $1,500,000 under this facility.  At the option of the Director, all the principal and unpaid accrued interest under the line-of-credit can be converted upon the completion of an initial public offering of the Company’s common stock at a 15% discount to the price at which the shares are of the Company’s stock are sold in the offering.  If the initial public offering is completed after July 31, 2014, the discount at which the conversion will be completed increases to 20%.  Lastly, if the gross proceeds from the initial public offering is less than $11 million, the Director will receive an additional 5% discount to the discounts described above.  The remaining $265,000 notes are convertible and are due June 2015 and accrue interest at an annual rate of 8%.  The note conversion features are described in more detail below.

The Company also entered into various notes payable from January 2014 through June 2014 totaling $1,725,000 with Directors and affiliates that are due March 15, 2015 and automatically converted into common shares upon completion of the IPO. The conversion price equaled 90% of the per security price in the IPO. In addition, at the time of conversion and based upon the dollar amount of principal and interest converted, holders of these notes received one warrant for each dollar converted. These warrants will have terms substantially the same as warrants that may be issued in the financing transaction.

In addition, during the nine months ended September 30, 2014 the Company entered into three notes with Directors totaling $265,000 that are due June 30, 2015 and accrue interest at a rate of 8%.  The terms of these notes include a provision whereby all principal and accrued interest automatically convert into the Company’s common stock upon the successful consummation of an initial public offering (IPO).  If an IPO is completed on or before July 31, 2014, the conversion will be 85% of the per share purchase price at which the Company’s common stock is sold in the IPO reduced to 80% if the Company fails to raise at least $11 million in the IPO.  If the IPO is after July 31, 2014, the conversion price will be at 80% of the IPO offering price, reduced to 75% of the IPO offering price if the Company fails to raise at least $11 million in gross proceeds on the IPO.  On July 14, 2014 these Directors converted the $265,000 of principal and $6,763 of accrued interest into 226,468 shares of common stock.

On June 17, 2014, the Company entered into a conversion agreement with two directors which a total of $1,050,000 of principal and unpaid accrued interest of 10% term notes due between February and March 2015 will automatically convert into common stock upon the completion of an IPO of the Company’s common stock at a 15% discount to the price at which the shares of the Company’s stock are sold in the offering.  If the IPO is completed after July 31, 2014, the discount at which the conversion will be completed increases to 20%.  Lastly, if the gross proceeds from the initial public offering is less than $11 million, the holders of the notes will receive an additional 5% discount to the discounts described above.  Upon conversion, the two Directors will also receive 100% warrant coverage at a price equal to 125% of the IPO price.

On June 24, 2014, the Company entered into a letter agreement with two Directors under which a total of $900,000 of the principal and unpaid accrued interest of the 10% term notes due between February and March 2015 and $500,000 of principal debt owed under the 10% line-of-credit due September 2014 will automatically convert upon the Company completing an IPO.  In addition, the Director agreed to amend the repayment terms of the line-of-credit to occur on the earlier of (a) raising an aggregate gross proceeds in one or more financing transactions (other than the IPO) of at least $10 million or (b) July 31, 2015.  The conversion terms are the same as described in the conversion agreement dated June 17, 2014 above.

On July 14, 2014, the Company completed its IPO resulting in $3,375,000 of principal and $204,134 of accrued interest of short-term notes payable with a stated interest rate of 10% converting into 2,982,611 shares of the Company’s common stock.  In addition, the two directors received five-year warrants to purchase a total of 2,250,000 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share.  Lastly, as part of the letter agreement entered into on June 24, 2014, a director agreed to convert $500,000 of principal related to the $1.5 million line-of-credit outstanding into 416,667 shares of common stock and also received five-year warrants to purchase a total of 333,333 shares of the Company’s common stock at an exercise price of 125% of the IPO price or $1.88 per share.

During the three months ended September 30, 2014, the Company repaid $525,000 in principal and $5,815 of accrued interest of short-term borrowings with a stated rate of 10% to a director.  As of September 30, 2014, the total outstanding obligations

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

to its Directors related to notes payable with a 10% stated interest rate due March 2015 totaled $300,000.  In addition, the total amount of principal owed under the $1.5 million line-of-credit totaled as of this date was $1,000,000.

As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the $1.0 million outstanding balance of the line-of-credit which totaled $250,000.  This amount was recorded as a discount to the debt and is being amortized into interest expense through the maturity date of July 31, 2015.  During the three months and nine months ended September 30, 2014, the Company recorded interest expense of $41,666 related to amortization expense associated with the beneficial conversion feature. The unamortized balance of the beneficial conversion feature as of the end of September 30, 2014 was $208,334.

During the three months ended September 30, 214, the Company repaid $25,000 of the notes payables to a Director.

Convertible Notes due March 2015

In 2013, the Company borrowed $575,000 under convertible notes. These notes are due March 15, 2015 and carry same general conversion provisions as the 2013 Notes Payable to the two Directors described above. The notes bear a stated interest rate of 10%. Warrants to purchase 87,500 shares of common stock at $4.00 per share were issued with $350,000 of this debt, resulting in an effective interest rate of 19% on that portion of the borrowing.

In May 2014, the Company entered into an agreement with a lender to reclassify $350,000 of these convertible notes to the terms provided under the convertible notes due December 2016.  Therefore, prior to the Company’s completion of its IPO on July 14, 2014, the total principal amount outstanding of convertible notes due March 31, 2015 was $225,000.  Upon the completion of the Company’s IPO, the total outstanding balance of $225,000 in principal and $15,015 of accrued interest automatically converted into 177,786 shares of common stock.

Convertible Term Loan, due December 2016

In December 2013, the Company entered into an agreement to issue convertible notes to an investor in principal amount of up to $4 million. The proceeds of borrowings under the note are expressly to be used to repay amounts owed under the Senior Secured Note Payable. Borrowings under the agreement will bear interest at 10% and the note matures in December 2016. In the event of default, the interest rate increases by either 2% or 4%, depending on the nature of the default.  Under the note agreement, the investor has the right, but not the obligation, to advance additional amounts up to the $4 million. The terms of the agreement provide that the investor may have several options to convert the notes at varying rates and times following the completion of a qualifying financing transaction. Depending on the timing of conversion, the holder may also receive warrants to purchase common stock. In addition to conversion of the notes, the holder has the right to request shares of common stock, rather than cash, as payment for interest.  In May 2014 the Company agreed to reclassify $350,000 of the convertible notes, due March 2015 under the terms of the Convertible Term loan, due December 2016.

On May 1, 2014, the Company entered into an agreement which allows within 10 calendar days of a written request on or prior to May 12, 2014 the holder of the convertible notes agrees to make additional advances to the Company in an amount sufficient to satisfy the senior debt amount outstanding, but not to exceed the loan limit of $4.0 million.

On May 12, 2014, the Company entered into an agreement to amend the conversion terms of the Convertible Term loan, due December 2016 as follows:

First Conversion Right.  The Holder has the right at its election to convert the principal and accrued interest of the note into common stock at a conversion rate equal to 90% of the price based on the terms offered in the Convertible Subordinated Note, due June 2015.  The first conversion right is extended for a period of 120 days following the closing date of the IPO, July 14, 2014.  Upon the Holder’s election to convert, the Company shall issue the Holder 100% warrant coverage, with the exercise price being the same offered in the IPO or 125% of the price at which the equity security are sold in the IPO.

Second Conversion Right.  If the Holder does not elect to exercise the First Conversion Right, then the Holder has the right through the maturity date of the Note, December 2016, to convert the principal and accrued interest into common stock at a conversion rate equal to 125% of the price at which equity securities of the Company are sold in the IPO.  Under the terms of this conversion agreement, the Holder will receive 100% warrant coverage under the same terms provided in the First Conversion Rights.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

On June 18, 2014, the Holder agreed to convert $1,000,000 of the then outstanding principal balance of $3,250,000 together with the accrued related interest into common stock upon the completion of the IPO based on the terms described above in the First Conversion Rights.  Upon completion of the Company’s IPO on July 14, 2014, the $1,000,000 of principal and $58,630 of accrued interest converted into 980,213 shares of common stock and also issued a five-year warrant for the right to purchase 705,753 shares of the Company’s common stock at an exercise price equal to 125% of the IPO price or $1.88.

As a result of the Company completing its IPO on July 14, 2014, the Company determined there was a beneficial conversion feature related to the remaining $2.3 million outstanding balance of the convertible term loan, due December 2016 which totaled $894,444.  This amount was recorded as a discount to the debt and is being amortized into interest expense on a straight-line basis over the 120 days following the closing of the IPO which represents the period that allows for the debt to be converted at a discount to the IPO price.  During the three months and nine months ended September 30, 2014, the Company recorded interest expense of $447,222 related to amortization expense associated with the beneficial conversion feature. The unamortized balance of the beneficial conversion feature as of the end of September 30, 2014 was $447,222.   During the three months ended September 30, 2014, the Company borrowed an additional $50,000 against the convertible term loan.

Convertible Subordinated Notes, due March 2012

In March 2011, the Company issued $1,432,561 in face amount of convertible debt, the “March 2011 Notes”. These notes had a stated interest rate of 6%. The terms of the notes allowed the holders to convert the debt into common stock at any time prior to maturity at conversion rate equal to the lesser of $9.00 per share or 25% below the offering price in the sale of securities in a qualified sale of securities, as defined. Payment of principal and interest on these notes was unsecured and subordinated to senior indebtedness, as defined.  Concurrent with the issuance of these notes, the Company issued warrants to purchase 107,442 shares of Company common stock at $4.00 per share. In July and August 2011, the Company prepaid the majority of these notes and accrued interest. After the prepayment, holders of these notes purchased 124,449 shares of Company stock at $9.00 per share for an aggregate purchase price of $1,120,000. In February 2013 and January 2014 an additional $200,000 and $14,422 was converted into common stock, respectively.  (See Note 12)  The remaining outstanding balance of $100,000 was converted into 25,000 shares of the Company’s common stock as part of completing its IPO in July 2014 and the Company repaid accrued interest totaling $19,644 as of this date.

Convertible Subordinated Note, due April 2015

In April 2013 the Company borrowed $200,000 under a convertible note. The note has a stated interest rate of 9% and is due April 1, 2015. The note is convertible at the option of the holder any time after April 1, 2014. The note is automatically converted upon the occurrence of certain equity financing transactions or change in control as defined in the note. The conversion price is $4.00 per share. On July 14, 2014, the outstanding principal balance of $200,000 and $21,699 of accrued interest was converted into 55,424 shares of common stock as a result of completing the Company’s IPO.

Convertible Subordinated Notes, due February 2015

In February 2014 the Company borrowed $300,000 under convertible notes. The notes are non interest bearing and are due the earlier of February 27, 2015 or the completion of an equity offering by the Company of at least $5,000,000.  The notes are convertible at the option of the holder at a date in which the Company completes such an equity offering of its common stock.  The conversion price is equal to the offering price of the Company’s common stock.  During the three months ended September 30, 2014, the Company repaid the principal balance outstanding of $100,000.

Convertible Subordinated Notes, due June 2015

In May 2014 the Company borrowed $330,000 under convertible notes. The notes bear interest at a stated rate of 8% per annum.  The principal amount of the note, along with the accrued interest are both due June 2015.  The terms of these notes include a provision whereby all principal and accrued interest automatically convert into the Company’s common stock upon the successful consummation of an initial public offering (IPO).  If an IPO is completed on or before July 31, 2014, the conversion will be 85% of the per share purchase price at which the Company’s common stock is sold in the IPO reduced to 80% if the Company fails to raise at least $11 million in the IPO.  If the IPO is after July 31, 2014, the conversion price will be at 80% of the IPO offering price, reduced to 75% of the IPO offering price if the Company fails to raise at least $11 million in gross proceeds on the IPO.  Upon completion of the July 14, 2014 IPO which raised $6,750,000 gross proceeds, the principal amount outstanding of $330,000 was converted into 275,000 shares of common stock.  The Company repaid accrued interest totaling $5,017 to the holders of the notes.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Series Subordinated Notes

Between June 2011 and December 2012, the Company borrowed approximately $7,800,000 utilizing a series of notes (the “Series Notes”). The Series Notes were issued in tranches that contained various terms with regard to maturity dates, interest rates, subordination, conversion features and the number of warrants issued with each tranche. Certain Series Notes contained a Company option to extend the due dates by up to 90 days, as well as provisions for acceleration upon completion of certain financings. In connection with these Series Notes, the Company issued warrants to purchase an aggregate of 780,000 shares of Company common stock at $4.00 per share. These warrants expire in November 2015.

During, 2013 the Company borrowed an additional $430,000, and issued warrants to purchase 35,688 shares, under the same general provisions as the Series Notes. In 2013 all but $863,808 face amount of the Series Notes had been converted into common stock and all but approximately 75,000 of the related warrants were exchanged for common stock.  In January 2014 an additional $250,000 in debt and $650,647 in accrued interest were converted into 225,162 share of common stock at a conversion rate of $4.00 per share.  (See Note 12)  The remaining $613,808 in principal and $132,179 in accrued interest is due in December 2014.

Notes Payable, due February 2015

In December 2013 and January 2014, the Company issued promissory notes for $100,000 and $150,000, respectively.  The notes accrue interest at a rate of 10% and were originally due the earlier of the Company raising sufficient new funds as determined by the holder or March 31, 2014.  In February 2014, the Company entered into an amendment which extended the maturity date of the agreement to February 18, 2015.  All other terms of the agreement remained unchanged.  During the three months ended September 30, 2014, the Company repaid the principal amount outstanding of $250,000, along with accrued interest totaling $13,233.

During the first quarter of 2014, the Company issued detachable warrants to purchase common stock equal to 25% of the principal amounts under the short term notes payable.  The life of the warrants range between three and five years with an exercise price of $3.60.  The total number of warrants issued totaled 821,250 related to a total of $3,285,000 short term notes issued in consideration for the loans to the Company.  Of this total, $2,875,000 or 718,750 warrants relates to two Directors of the Company.  In addition, of the total warrants issued, 302,500 relates to short term notes, which were converted into equity during 2013.  The Company determined the fair value of the warrants to be $573 using the Black-Scholes model.  See Note 12 for the inputs used in valuing the warrants using the Black-Scholes model.

Notes Payable, due January 2016

In January 2014, the Company assumed notes payable totaling $74,486 related to the acquisition of DE2.  The original terms of the notes required repayment on the earlier of January 31, 2016 or the date the Company completes a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after the Company would cease to be a shell company.  The reverse merger was completed in February 2014, and the terms of the note were amended to state that the principal and related accrued interest is due the earlier of January 31, 2016 or the date the Company completes one or more private placements of debt or equity securities resulting in aggregate proceeds of $10,000,000.

Note Payable, due August 2021

In August 2014, the Company entered into a 0% interest $192,000 note payable with the State of Minnesota as part of an Angel Loan program fund.  There are no financial loan covenants associated with the loan, which has a maturity date of August 2021.  The loan contains a provision whereby if the Company transfers more than a majority of its ownership, the loan becomes immediately due, along with a 30% premium amount of the principal balance. In addition, if the Company is more than 30 days past due on any payments owed under the loan, an interest rate of 20% per annum becomes due.

Installment Note Payable — Bank

In March 2014, the Company entered into an installment note with a bank for a total of $330,020. The note bears interest at the prime rate plus 1%, but not less than 5%.  The note is due on demand, if no demand is made then the note is due in monthly payments of $9,903 from April 2014 through April 2017.  Borrowings are secured by substantially all of the Company’s property and are guaranteed by three of the Company’s Directors.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Other Information Regarding Debt

The Company determined there was a contingent beneficial conversion feature related to $6.0 million of principal and accrued interest for various convertible term loans and other short-term borrowings which automatically converted upon completion of its IPO.  The total beneficial conversion feature of $1,612,251 was recognized as interest expense in July 2014 upon the successful completion of the Company’s IPO.

The prime interest rate was 3.25% at September 30, 2014 and December 31, 2013.

At September 30, 2014 and December 31, 2013, $0 and $1,675,061 in principal amount of debt was past due, respectively.

As a result of either the short term duration or recency of the financing, the Company believes that the fair value of its outstanding debt approximates market value.

7.                                      Employee Benefit Plan

The Company has defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements.  The plan provides for Company contributions; the Company did not make any contributions for the three and nine months ended September 30, 2014 and 2013.

8.                                      Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota.  The lease commenced on May 1, 2012 and extends through August 31, 2016.  In addition to the office space, the Company leases certain office furniture and equipment and IT equipment under operating leases through November 2016.  The Company entered into a lease agreement in April 2014 to lease a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of the acquisition of Select Mobile Money.  The lease commenced on May 1, 2014 and extends through June 30, 2017.   Rent expense under all leases for the three and nine months ended September 30, 2014 was $80,747 and $216,324, compared to $56,154 and $199,567 for the same periods in the prior year.

The Company’s office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

Total future minimum contractual lease payments for all operating leases are as follows:

Minimum Lease Commitments:

Three months ended December 31, 2014	$95,000
2015	334,000
2016	225,000
2017	21,000
$675,000

Litigation

In December 2010, the Company received notice from a party claiming that one of its trademarks employing the word “Cachet” may infringe that party’s trademarks. We are presently reviewing the matter and expect to engage in discussions with the party. Based on current information and belief we believe there are substantial and meaningful differences between the relevant trademarks that would in our reasonable judgment preclude a finding of infringement, or that would adversely affect the trademark in question. In the event we are unable to reach an agreement with that third party, we intend to vigorously contest its claims and protect our rights.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Financial Service Agreements

The Company has an agreement with a financial advisory services company.  The agreement contains various provisions including assisting the Company in identifying potential investors.  The agreement may require the Company to pay the advisor a monthly fee of cash, warrants or combination thereof, based upon certain defined events including the closing of financing transactions.  The agreement also contains a termination provision which requires the Company to pay the advisor for transactions closing subsequent to the agreement termination.

The Company amended the agreement on March 25, 2014, to include an additional financial advisory services company.  Per the terms of the amended agreement, both investment firms are to provide investment advisory services in connection with raising additional capital for a six month period. The agreement provides for a fixed retainer for advisory services aggregating $100,000 in cash and equity securities. In addition, the agreement provides for a fee based upon the amount of capital raised (the “Agent fee”). The Agent fee is to be paid in cash based upon a percentage and type of the capital raised. The Company has also agreed to sell to the parties to the agreement, at a nominal price, warrants to purchase shares of the Company’s common stock. The number of shares and the exercise price of the warrant are based upon the size and terms of the securities issued.  On June 23, 2014, the Company amended the agreement to have $100,000 fee be paid 100% in cash.

On August 8, 2014, the Company entered into an agreement with the same financial advisory services company to assist in identifying potential investors with the intent of conducting a private offering of equity.  The terms of the agreement include compensation of 8% of any funds raised as well as the issuance of five-year warrants to purchase the Company’s stock equal to 3% of shares issued as part of the offering for a fee of $50. The exercise price of the warrants is equal to the same provided to the investors as part of the offering.  If there are no warrants offered to the investors, the exercise price is equal to the conversion price of the common stock issued in the offering.  The Company also agreed to pay a total of $50,000 of legal and other out of pocket expenses incurred from the offering.  The term of this agreement is for a period of six months, but may be extended upon mutual consent of the parties.

9.                                      Income Taxes

Effective January 1, 2014 the Company’s S Corporation election terminated and the Company became subject to Federal and state income taxes. The Company has not included any pro forma income tax information as if the Company were a tax paying entity for the three and nine months ended September 30, 2014 and 2013, as any pro forma tax benefit would be offset by a valuation allowance for the related deferred tax asset as it would be more likely than not that the future tax benefits will not be realized.

Prior to 2014 the shareholders of the Company elected to be taxed as an S corporation under the provisions of the Internal Revenue Code and related Minnesota statutes. Under these provisions, the Company did not pay corporate income taxes on its taxable income. Instead, the shareholders were liable for income taxes on their respective share of the Company’s taxable income.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. Management has analyzed the tax positions taken by the Company, and has concluded that as of September 30, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is subject to income tax examinations since its inception in 2010.

10.                               Acquisition

Acquisition of Select Mobile Money

On March 4, 2014, the Company purchased from DeviceFidelty, Inc. (“DFI”), a Texas corporation, certain tangible and intangible assets of a business engaged in the development and provision of technology platforms supporting mobile wallet applications.  The acquisition includes strategic relationships with Visa, Mastercard, MoneyGram and Navy Federal Credit Union, the providers of those services to their consumers.  The Company believes this capability complements and supports its RDC and mobile deposit business by adding new features and services for consumers, creating an expanded consumer base and target market, and also expands the scope of its potential partners in the FSO market.  The software asset the Company purchased included an assignment of a contract with Visa, to provide their customers the Visa endorsed mobile platform.  It also includes the first mobile Moneygram implementation and Moneygram’s endorsement of the mobile solution to their customers.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

The aggregate purchase price of up to $2,125,000 includes $1,125,000 paid at closing and contingent consideration aggregating up to $1,000,000 based on satisfaction of certain performance related contingencies.  The performance related contingencies are as follows: (1) $375,000 in the event the Company enters into a new master services agreement or other agreement with a party of Visa U.S.A. Inc. or any affiliate of Visa, (2) $250,000 on or before April 15, 2014 upon the Company’s receipt of written confirmation from MoneyGram Payment Systems, Inc. on or before April 14, 2013 that its service is operational pursuant to a previously executed contract between DFI and MoneyGram, and (3) $375,000 upon the Company’s execution of a contract with U.S. Bank on or before August 1, 2014.  The Company received written confirmation from MoneyGram Payment Systems that its service was operational as of April 7, 2014 and the $250,000 was paid in May 2014.  The Company also entered into a master services agreement with Visa U.S.A. Inc. in July 2014 resulting in $375,000 of contingent consideration becoming due.  The Company made a payment to DFI in July 2014 related to the signing of this contract.  The Company received a contract with U.S. Bank in July 2014, resulting in the third and final contingent consideration becoming due of $375,000.  The Company made the final installment payment in October 2014.

Purchase Price:
Cash paid	$1,125,000
Contingent consideration	1,000,000
Total purchase price	2,125,000
Fair Value of Assets Acquired and Liabilities Assumed
Tangible assets acquired:
Property and equipment, net	$4,000
Total tangible assets acquired	4,000
Identified intangible assets acquired:
Customer contracts	1,000,000
Proprietary software	917,000
Total assets acquired in excess of liabilities assumed	1,921,000
Goodwill	204,000
Total purchase price	$2,125,000

The fair value of assets acquired and liabilities assumed has been determined based upon our estimates of the fair values of assets acquired and liabilities assumed in the acquisition as determined by an independent third-party valuation firm.  The Company recorded goodwill because the purchase price exceeded the fair value of net assets acquired, due to elect Mobile Money Premier’s assembled workforce and other intangible assets which do not qualify for separate recognition as well as anticipated synergies to be realized from combining the DGS operations with the Company’s.

The following tables set forth the unaudited pro forma results of the Company for the three and nine months ended September 30, 2014 and 2013, as if the acquisition had taken place on the first day of the period presented.  These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$855,631	$1,129,653	$1,963,064	$1,619,330
Net Loss	$(5,157,549)	$(5,355,771)	$(13,010,125)	$(15,431,101)
Basic and diluted net loss per common share	$(0.33)	$(0.99)	$(1.36)	$(1.54)
Weighted average shares - basic and diluted	15,545,567	9,994,585	9,536,535	9,994,585

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

11.                               Goodwill and Finite Life Intangibles Assets

The Company assesses the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred.  The Company performs an impairment test for finite-lived assets, such as intangible assets, and other long-lived assets, such as fixed assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

The Company has only one operating and reporting unit that earns revenues, incurs expenses and makes available discrete financial information for review by the Company’s chief operations decision maker.  Accordingly, the Company completes its goodwill impairment testing on this single reporting unit.

In conducting the annual impairment test of the Company goodwill, qualitative factors are first examined to determine whether the existence of events, or circumstances, indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a two-step impairment test is applied.  In the first step, the Company calculates the fair value of the reporting unit and compares that amount with the reporting unit’s carrying amount, including goodwill.  If the carrying amount exceeds the fair value, the Company performs the second step of measuring the amount of the goodwill impairment loss, if any, by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of goodwill.  This requires performing a hypothetical application of the acquisition method to determine the implied fair value of goodwill after measuring the reporting unit’s identifiable assets and liabilities.

Goodwill was $204,000 as of September 30, 2014.  The Company will conduct its initial annual goodwill impairment test as of December 31, 2014.  Until this date, the Company will continue to monitor conditions and changes that could indicate an impairment of goodwill.

As of September 30, 2014, the Company determined that no triggering events had occurred since the acquisition date of DGS Business on March 4, 2014 and the Company’s finite-lived assets and long-lived assets were not impaired.

Identified intangible assets are summarized as follows:

		September 30, 2014
	Amortizable		(unaudited)
	Period	Gross	Accumulated	Net
	(years)	Assets	Amortization	Assets
Customer Contracts	3 - 5	$1,000,000	$(157,307)	$842,693
Proprietary Software	3	917,000	(175,443)	741,557
Total identified intangible assets		$1,917,000	$(332,750)	$1,584,250

Amortization expense for identified intangible assets is summarized below:

	Three Months Ended	Nine Months Ended	Statement of
	September 30, 2014	September 30, 2014	Operations Classification
	(unaudited)	(unaudited)
Customer Contracts	$83,085	$157,307	Cost of Revenue
Proprietary Software	76,416	175,443	Cost of Revenue
Total amortization on identified intangible assets	$159,501	$332,750

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Based on the identified intangible assets recorded at September 30, 2014, future amortization expense is as follows:

Three months ended December 31, 2014	$134,999
2015	589,000
2016	589,000
2017	160,667
2018	75,000
Thereafter	35,584
$1,584,250

12.                               Shareholders’ Equity

Reverse Merger

On February 12, 2014, the Company completed a merger transaction with DE Acquisition 2, Inc.  (“DE2”), a public company with no operations. Pursuant to the terms of the merger, each share of the Company’s common stock that was issued and outstanding at such time was cancelled and converted into 10.9532 (the “exchange ratio”) shares of DE2’s common stock. As a result of the merger, all of the Company’s outstanding warrants and stock options at the time were converted and exchanged for warrants and stock options of DE2. The number of shares subject to and exercise prices of DE2 convertible securities issued under the exchange was determined by application of the exchange ratio to the terms of the Cachet convertible debt and options outstanding as of the Merger date. Subsequently DE2 changed its name to Cachet Financial Solutions, Inc.

On dates up to 30 and 120 days following the merger, additional shares may be issued to those DE2 shareholders immediately prior to the merger, for no additional consideration, such that they will hold 3% of the fully diluted shares outstanding as of those dates.  No additional shares were issued through 120 days following the merger date.

The fair value of estimated consideration paid to DE2 in exchange for the 3% interest was estimated to be $507,000 plus the long term debt assumed of $85,105. As DE2 had no tangible or identifiable intangible assets at the time of the Merger, and recognition of goodwill is not permitted in this type of merger transaction, no assets were recorded as a result of the Merger.

On March 18, 2014, the Company completed a reverse stock split of the Company’s issued and outstanding common stock on a 1-for-10.9532 basis. As a result, the Company’s authorized capital consists of 500,000,000 shares of $.0001 par value common stock and 20,000,000 shares of preferred stock.

Convertible Preferred Stock

In September 2014, the Company issued 610,000 shares of Series A non-redeemable Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase 305,000 shares of its common stock at a per-share price of $2.00.  Gross proceeds to the Company were $915,000.

The preferred stock entitles its holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $1.50 per share, subject to adjustment. The Company may require the holders of the preferred stock to convert their preferred shares in to common stock once the resale of those common shares shall have been registered with the SEC or are otherwise freely tradable, subject to certain other customary conditions. The holders of the preferred stock will be entitled to vote their shares on an as-converted basis and they will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series A Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and shall not participate with the holders of Common Stock or other Junior Securities thereafter.  If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Subject to certain customary exceptions, the preferred stock has full-ratchet conversion price protection in the event that the Company issues common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the preferred stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. The Company granted purchasers of the preferred stock certain registration rights pertaining to the shares of Company common stock they may receive upon conversion of their preferred stock and upon exercise of their warrants.

Common Stock

The estimated fair value assigned to shares issued for other than cash was based upon recent cash sales transactions.

During the nine months ended September 30, 2013 the Company issued 284,000 shares of common stock at $4.00 per share for gross proceeds of $1,136,00.  During the nine months ended September 30, 2014, the Company issued 456,486 shares of common stock to the shareholder of DE2 as consideration for completing the reverse merger described above.  In addition, the Company issued a total of 382,809 shares of commons stock to a member of the Board of Directors as part of consideration for the promissory note provided to the Company to finance the acquisition of Select Mobile Money from Device Fidelity and also issued 4,500,000 shares of common stock at $1.50 per share for gross proceeds of $6,750,000 from the IPO completed on July 14, 2014.

In February 2013, the Company offered to convert debt, plus accumulated interest, into shares of the Company’s common stock. To encourage conversion the Company agreed to provide the debt holders a 10% share premium. As a result, $6,744,139 of debt and accumulated interest was converted into 1,854,638 shares of common stock and the value of the premium shares of $674,414 was recorded as an expense during the nine months ended September 30, 2013.  Included in this conversion is $1.1 million of conversions by a former Director. In June 2013, a lender converted $140,000 of notes into 35,000 shares of common stock.  In January 2014, an additional $986,793 of debt and accumulated interest was converted into 246,867 shares of common stock.  The Company did not provide a share premium to those debt holders that converted in June 2013 or January 2014.

Concurrent with the conversion of the those notes, the Board of Directors determined that it was in the best interest of the Company to adjust the conversion rates for former noteholders that had previously converted or purchased shares at $9.00 per share.  An adjustment was made to reduce their conversion rate or purchase price, as applicable, to $4.00 per share. As a result, the Company issued an additional 427,619 shares with a fair value of $1,710,475 which was recorded in other expense during the nine months ended September 30, 2013 in the statement of operations.

In November 2013, the Company offered to exchange 1 share of common stock for every 5 warrants outstanding. As a result 389,790 shares were issued and warrants to purchase 1,948,948 common shares were cancelled. At the time of the exchange, the fair value of the shares issued exceeded the fair value of the warrants by $681,189 which was recorded in other expense in the 2013 statement of operations.

In July 2014, the Company completed its IPO resulting in $6,301,241 of debt and accumulated interest converting into 5,139,169 shares of common stock.

During the nine months ended September 30, 2014, the Company exchanged 19,692 warrants with an exercise price of $4.00 for 3,938 shares of commons stock.  The Company recorded $7,906 in other expense which represents the excess of the fair value of the stock issued and the fair value of the warrants as determined using the Black-Scholes option pricing model.  In addition, the Company issued a total of 382,809 shares of common stock to a Director related to the loan for the Company’s acquisition of Select Mobile Money during the nine months ended September 30, 2014.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

Warrants

In addition to warrants issued in connection with debt described above, the following are transactions involving issuance of warrants during the nine months ended September 30, 2014 and 2013:

In February 2013, the Company issued warrants with a fair value of approximately $205,000 to purchase 281,250 shares of the Company’s common stock at $4.00 per share and expiring November 2017 to a Director for the Director guaranteeing the Senior Secured Note Payable.

In addition to the warrants issued in February 2013 above, and  those issued in connection with debt as described in Note 6, the Company issued warrants to purchase 80,813 shares of common stock with an exercise price of $4.00 in conjunction with other debt, guarantees, issuances of equity and financing costs during the nine months ended September 30, 2013. These warrants had a fair value of approximately $116,000.  These warrants were all exchanged for shares in November 2013 described above.

In January 2014, the Company issued detachable warrants to purchase common stock equal to 25% of the principal amounts under the short term notes payable.  The life of the warrants range between three and five years with an exercise price of $3.60.  The total number of warrants issued totaled 821,250 related to a total of $3,285,000 short term notes issued by the Company from March 2013 to February 2014.  Of this total, $2,875,000 or 718,750 warrants relates to two Directors of the Company.  In addition, of the total warrants issued, 302,500 relates to short term notes, which were converted into equity during 2013.  The Company determined the fair value of the warrants to be $573 using the Black-Scholes option pricing model.

In May 2014, the Company entered into an agreement to issue 50,000 five-year warrants to a consulting firm providing professional services upon the completion of an IPO.  An additional 30,000 warrants may be issued upon achieving certain performance goals agreed to between the Company and the consulting firm.  The exercise price of the warrants is set to equal the price of the shares offered in the Company’s IPO of $1.50 per-share. The Company recognized $20,611 during the nine months ended September 30, 2014 related to the fair value of 50,000 warrants issued in the third quarter of 2014.  The fair value for the other 30,000 warrants will be recognized upon achieving the performance goals.

In July 2014, the Company issued five-year warrants to purchase shares of its common stock totaling 3,289,086 at an exercise price equal to 125% of the IPO price or $1.88 as a result of providing warrants on $5.1 million of the $6.3 million of debt and accumulated interest that converted as of this date.  2,583,333 of these warrants were issued as part of an inducement to convert the debt into equity. The Company recognized a non-cash expense during the three months ended September 30, 2014 of approximately $370,000 which represented the fair value of the warrants determined using the Black-Scholes option pricing model.

As mentioned above, the Company issued five-year warrants to purchase 305,000 shares of the Company’s stock at a per share price of $2.00 as part of issuing 610,000 shares of Series A Convertible Preferred Stock.  The Company accounts for the warrants as a liability on the condensed consolidated balance sheet at their estimated fair value because the warrants have full-ratchet conversion price protection in the event that the Company issues common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million.   The Company determined the fair value of the warrants as of September 30, 2014 to be $34,454 based on the Black-Scholes option pricing model.

In connection with the private placement of the securities, the Company sold the placement agent a five-year warrant for the purchase of up to 18,300 shares of common stock at $2.00 per share.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions for the nine months ended September 30, 2014 and 2013:

Both
Periods
(unaudited)
Expected term	1.5 - 5 Years
Expected dividend	0
Volatility	26% - 38%
Risk-free interest rate	0.25% - 1.08%

As of September 30, 2014, the Company had a total of 5,205,344 warrants outstanding with a weighted average exercise price of $2.14 and a weighted average life of 4.51 years.

13.           Stock-Based Compensation and Benefit Plans

On February 9, 2010, the Board of Directors adopted the 2010 Equity Incentive Plan (2010 EIP).  The plan was approved by our shareholders.  Participants in the plan include our employees, officers, Directors, consultants, or independent contractors who our compensation committee determines shall receive awards under the plan.  As of September 30, 2014, the number of shares of common stock reserved for issuance under the plan is 625,000 shares.  On February 12, 2014, the Board of Directors approved the assumption of the 2010 EIP as part of the reverse merger transaction with DE2; however it was agreed that no new grants would be made from this plan.  On this same date the Board of Directors approved the adopted 2014 Equity Incentive Plan (2014 EIP) with an aggregate of 1,524,327 shares of common stock, $0.0001 par value per share.  The plan will be administered by the Company’s Board of Directors or an authorized committee.  The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives for up to 100,000 common shares to new employees of the Company who are not officers of the Company during each fiscal year.  Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares.  Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors.  No person is eligible to receive grants of stock options and SARs under the plan that exceed, in the aggregate, 100,000 shares of common stock in any one year.  The term of each stock option shall be determined by the board or committee, but shall not exceed ten years.  Vested stock options may be exercised in whole or part by the holder giving notice to the Company.  Options under the plan may provide for the holder of the option to provide payment for the exercise price of surrender shares equal to the exercise price.  The plan expires on February 12, 2020.  Options granted to employees generally vest over three years. Stock awards granted to non-employee Directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options expire five years from the date of grant.

In February 2013 the Board of Directors approved an adjustment to the exercise price of all outstanding employee stock options that had been issued at a price greater than $4.00 per share. The vesting period for these options was unchanged. The aggregate excess of the fair value of the $4.00 options over the $9.00 options on the date of modification was $236,000.  As a result of this modification the Company recorded additional share-based compensation of $119,000 for the vested portion of those options immediately, and the remaining $117,000 will be recognized over the remaining vesting term.

During the nine months ended September 30, 2013, the Company originally issued options to purchase 330,469 with exercise prices ranging from $4.00 to $9.00 per share and an aggregate fair value of approximately $306,000. Of those options, options issued to executive management to purchase 250,000 shares were 100% vested immediately.

During the three and nine months ended September 30, 2014, the Company issued 190,250 and 300,250 options to an executive and associates of the Company at a weighted average exercise price of $1.50 and $2.42, respectively. The Company determined the fair value of the options to be $60,696 and $153,785 for the three and nine months ended September 30, 2014 using the Black-Scholes option pricing model and is being expensed one third on date of grant and the other two thirds over the two anniversary periods.  As of September 30, 2014, the Company had a total of 300,250 options granted from the 2014 EIP plan.  As of this date, the

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

2010 EIP had outstanding stock options issued to employees totaling 257,167.  The Company had also issued outside of the EIP plans 465,000 options to purchase shares of Company common stock to Directors, certain officers and business consultants.

Stock Compensation Expense Information

FASB ASC 718-10 requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Compensation expense recognized for the issuance of warrants, stock options, restricted stock grants and stock bonuses for the three and nine months ended September 30, 2014 and 2013 was as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stock-based compensation costs included in:
Cost of revenue	$5,510	$2,109	$9,256	$(270)
Sales and marketing expenses	17,944	6,744	21,961	64,076
Research and development expenses	9,628	(2,355)	13,007	42,301
General and administrative expenses	35,049	80,530	107,350	516,294
Total stock-based compensation expense	$68,131	$87,028	$151,574	$622,401

As of September 30, 2014 the total compensation cost related to nonvested options awards not yet recognized was $119,623. That cost will be recognized over a weighted average period of nine months. There were no options exercised during both the three and nine months ended September 30, 2014 and 2013.

The estimated fair values of stock options granted and assumptions used for the Black-Scholes-Merton option pricing model were as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Estimated Fair Value	$60,696	$55,808	$153,785	$306,189
Options Granted	190,250	53,469	300,250	330,469
Expected Term	3 Years	3 Years	3 Years	3 Years
Expected Dividend	—%	—%	—%	—%
Volatility	29%	30% to 31%	29%	30% to 33%
Risk Free Interest Rate	0.93%	0.59% to 0.88%	0.88% to 0.93%	0.34% to 0.88%

The Company calculates the estimated expected life based upon historical exercise data. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s stock options.  The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded for periods prior to its public offering.  The dividend yield assumption is based on the Company’s history and expectation of no future dividend payouts.

The Company has used an expected life of three years for the term of the options.  As only a minimal number of options have been exercised, management has made an estimate of an average life that is slightly longer than the vesting period. The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

2014 Associate Stock Purchase Plan

In September 2014, the Company’s Board of Directors approved the 2014 Associate Stock Purchase Plan, under which 500,000 shares were reserved for purchase by the Company’s associates (employees).  The purchase price of the shares under the plan is the lesser of 85% of the fair market value on the first or last day of the offering period. Offering periods are every six months ending on June 30 and December 31. Associates may designate up to ten percent of their compensation for the purchase of shares under the plan.  The first plan period starts on September 1, 2014 and ends December 31, 2014.

14.           Related Party Transactions

Balances with related parties consisting of members of the Board of Directors (collectively Affiliates) for borrowings and warrants were as follows:

	As of
	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Debt held by related parties	$1,300,000	$2,362,561
Warrants held by related parties	3,235,416	942

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest paid to related parties	$237,596	$—	$237,596	$125,000
Related party interest expense	$72,211	$40,291	$453,020	$75,957

15.           Concentrations

The Company continues to rely on vendors to provide technology and licensing components that are critical to its RDC solution.

16.           Subsequent Events

Private Placement Offering

During October 2014, the Company issued 826,336 shares of Series A Convertible Preferred Stock at $1.50 per share, and issued five year-warrants to purchase an aggregate of 826,336 shares of its common stock at a per-share price of $2.00, in a private placement exempt from registration under the Securities Act of 1933.  Gross proceeds from this offering totaled $1,239,504.

The preferred stock entitles its holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $1.50 per share, subject to adjustment. The Company may require the holders of the preferred stock to convert their preferred shares in to common stock once the resale of those common shares shall have been registered with the SEC or are otherwise freely tradable, subject to certain other customary conditions. The holders of the preferred stock will be entitled to vote their

CACHET FINANCIAL SOLUTIONS INC.

NOTES TO FINANCIAL STATEMENTS

shares on an as-converted basis and they will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

Subject to certain customary exceptions, the preferred stock has full-ratchet conversion price protection in the event that the Company issues common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the preferred stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. In the Securities Purchase Agreement, the Company granted purchasers of the preferred stock certain registration rights pertaining to the shares of Company common stock they may receive upon conversion of their preferred stock and upon exercise of their warrants.

In connection with the second closing of purchases and sales of preferred stock on October 15, 2014, the Company increased the warrant coverage provided to all purchases of preferred stock from 50% to 100%. As a result of this increase, the Company also issued to an investor who earlier purchased preferred stock under the September 19, 2014 agreement warrants for the purchase of an additional 305,000 shares of common stock at the per-share price of $2.00 per share.

As part of a placement agent agreement with an advisory services company, the Company paid commissions aggregating approximately $119,000 and sold the placement agent a five-year warrant for the purchase of up to 24,790 shares of common stock at $2.00 per share.

Independent Auditor’s Report

To the Board of Directors and Stockholders

DeviceFidelity, Inc.

Richardson, Texas

Report on the Abbreviated Financial Statements

We have audited the accompanying abbreviated financial statements of the DGS Business of DeviceFidelity, Inc. (the “Company”), which comprise the statements of assets acquired and liabilities assumed as of December 31, 2013 and 2012, and the related statements of revenues and direct expenses for the years then ended and the related notes to abbreviated financial statements.

The assets acquired and liabilities assumed by Cachet Financial Solutions Inc. pursuant to an acquisition agreement dated March 4, 2014 with the Company are referred to as the “DGS Business”.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these abbreviated financial statements in accordance with the basis of accounting described in Note 1; management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of abbreviated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these abbreviated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the abbreviated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the abbreviated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the abbreviated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the abbreviated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the abbreviated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the abbreviated financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the DGS Business as of December 31, 2013 and 2012, and its revenues and direct expenses for the years then ended in accordance with the basis of accounting described in Note 1.

Emphasis of Matter

As described in Note 1, the accompanying abbreviated financial statements of the DGS Business were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (“SEC”), and are not intended to be a complete presentation of the financial position or the results of operations of the DGS Business.  Our opinion is not modified with respect to this matter.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP
Minneapolis, Minnesota

May 16, 2014

DGS Business

Statements of Assets Acquired and Liabilities Assumed

December 31	2013	2012
Assets Acquired
Inventories	$25,000	$67,904
Property and equipment, net	2,909	3,806
Total Assets	$27,909	$71,710

Liabilities Assumed	$—	$—
Total Liabilities Assumed	—	—
Net Assets Acquired	$27,909	$71,710

See notes to abbreviated financial statements.

DGS Business

Statements of Revenues and Direct Expenses

Years Ended December 31	2013	2012
Revenues	$929,124	$91,061
Direct Expenses
Salaries and benefits	530,096	410,389
Research and development	388,965	368,348
Processing and fulfillment costs	152,276	58,174
General and administrative	41,671	55,142
Total Direct Expenses	1,113,008	892,053
Revenues Less Direct Expenses	$(183,884)	$(800,992)

See notes to abbreviated financial statements.

DGS Business

Notes to Abbreviated Financial Statements

1.         Summary of Significant Accounting Policies

Nature of Business

DeviceFidelity, Inc. (the “Company”) is a technology company which is engaged in the development and marketing of technology and processes to enable contactless transaction capability using mobile phones.  The Company sells its products and related software applications to enable contactless transactions to customers in the United States and Europe.

On March 4, 2014, DeviceFidelity, Inc. entered into an agreement to sell the US Business Services portion of its business to Cachet Financial Solutions Inc. The sale includes assets related to the mobile applications for prepaid accounts and prepaid program management services utilizing the DGS mobile platform (the DGS Business). The sale includes certain tangible and intangible property related to the DGS Business.  The purchase price is $2,125,000 with $1,125,000 to be paid at closing.  The remainder is to be paid in installments as certain milestones are met.

Basis of Presentation

The accompanying Statements of Assets Acquired and Liabilities Assumed as of December 31, 2013 and 2012, and the related Statements of Revenues and Direct Expenses for the years then ended (collectively, the “abbreviated financial statements”) have been prepared for the purpose of complying with Rule 8-04, “Financial Statements of Businesses Acquired or to Be Acquired,” of Regulation S-X of the Securities and Exchange Commission and for inclusion in this Amendment No. 1 to Current Report on Form 8-K to be filed by Cachet Financial Solutions, Inc. (Cachet). The accompanying abbreviated financial statements have been prepared on an accrual basis determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) applicable to the items included in the abbreviated financial statements. The abbreviated financial statements are not intended to be a complete presentation of the DGS Business assets or liabilities, nor of its revenues and expenses.

The abbreviated financial statements have been prepared from the historical accounting records maintained by DeviceFidelity, Inc. Historically, the DGS Business was not a separate legal entity or a subsidiary of DeviceFidelity, Inc. and was not operated or accounted for as a stand-alone business. Therefore, preparation of a complete set of financial statements for the DGS Business, as required to comply with SEC Regulation S-X, is not practical.

The accompanying Statements of Assets Acquired and Liabilities Assumed reflect the carrying values on each of the dates indicated of assets acquired and liabilities assumed by Cachet.

These abbreviated financial statements are not indicative of the financial condition or results of operations of the DGS Business going forward due to the changes in the business and the omission of various operating expenses.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is provided for financial reporting purposes using the straight line method and is based on estimated useful lives of 5 — 7 years.

DGS Business

Notes to Abbreviated Financial Statements

1.         Summary of Significant Accounting Policies (continued)

Inventory

Inventories, consisting of component parts and finished products, are stated at the lower of cost or market.  Cost is determined on an average cost basis.  As of December 31, 2013 and 2012, the inventories related to the DGS business were as follows:

December 31	2013	2012
Finished goods and component parts	$66,370	$67,904
Allowance for obsolescence	(41,370)	—
Inventory	$25,000	$67,904

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The most significant estimates in these financial statements related to judgments and estimates in allocating costs to the DGS business.

Research and Development

Research and development costs are expensed as incurred.

Revenue Recognition

Revenue is recognized when evidence of the arrangement exists, the element is completed and delivered, the fee is fixed or determinable, and collection is reasonably assured. The amount allocable to the delivered unit or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions (the non-contingent amount).

Professional services offered on a time and materials or fixed-fee basis are not essential to functionality of the software or product. The services are a separate unit of accounting. Revenue from these services is recognized as the services are performed.

2.         Selected Cash Flow Information

All cash flow requirements of the DGS Business are funded by DeviceFidelity, Inc. and cash management functions are not performed at the DGS Business level. Therefore, preparation of historical statements of cash flows is not practical.  As such, statements of cash flows have not been prepared for the DGS Business, and selected discrete cash flow information is provided below.

Year Ended December 31	2013	2012
Net revenue less direct costs and operating expense	$(183,884)	$(800,992)
Depreciation	898	681
Net Selected Cash Flows Used	$(182,986)	$(800,311)

DGS Business

Notes to Abbreviated Financial Statements

3.         Concentrations of Credit Risk

During 2013, a significant amount of the DGS revenue was derived from one company. That customer accounted for 96% of total revenue for the year ended December 31, 2013.

During 2012, a significant amount of the DGS revenue was derived from a different company. That customer accounted for 82% of total revenue for the year ended December 31, 2012.

4.         Subsequent Events

Management has evaluated subsequent events through May 16, 2014, the date the financial statements were available to be issued.

CACHET FINANCIAL SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

C O N T E N T S

Statement of Operations Three Months Ended March 31, 2014	F-59

Statement of Operations Year Ended December 31, 2013	F-60

Notes to Financial Statements	F-61 - F-63

On March 4, 2014, Cachet Financial Solutions, Inc. (“Cachet”) purchased certain assets and operations involving the development and sale of certain mobile banking technologies (Select Mobile Money Premier or “Select”) from DeviceFidelity Inc. (“DFI”).  The aggregate purchase price of up to $2.125 million includes $1.125 million paid at closing and contingent consideration aggregating up to $1.0 million based on satisfaction of certain performance related contingencies.

The unaudited pro forma condensed combined financial information has been derived from the audited financial statements of Cachet for the year ended December 31, 2013 and the unaudited financial statements for the three months ended March 31, 2014 and the audited abbreviated financial statements of Select Mobile Money as of and for the year ended December 31, 2013 and the unaudited financial information for the period from January 1 to March 4, 2014.

The unaudited pro forma condensed combined financial information has been prepared pursuant to the requirements of Article 11 of Regulation S-X to give effect to the acquisition which has been accounted for as a purchase business combination in accordance with ASC 805 “Business Combinations”. The assumptions, estimates, and adjustments herein have been made solely for the purposes of developing the unaudited pro forma condensed financial information and are based on available information and certain assumptions that Cachet management believes are reasonable.

The following financial information presents unaudited pro forma condensed combined financial statements of Cachet and Select as if the acquisition of assets and operations of Select and related financing had been completed as of January 1, 2013 for the pro forma statement of operations for the year ended December 31, 2013 and as of January 1, 2014 for the three months ended March 31, 2014.  These unaudited pro forma condensed combined financial statements should be read in conjunction with the audited financial statements and related notes of Cachet and Select.  The notes to these unaudited pro forma condensed combined financial statements contain additional information about the basis of presentation of these financial statements and the pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

CACHET FINANCIAL SOLUTIONS, INC. AND SELECT

	Historical
	Cachet Financial Solutions, Inc. 3 Months Ended March 31, 2014	Select January 1 to March 4, 2014		Pro Forma Adjustments	As adjusted Pro Forma Combined
Revenue	$476,482	$22,034		$—	$498,516

Cost of Revenue	618,529	25,227	(1)	91,000	734,756

Gross Loss	(142,047)	(3,193)		(91,000)	(236,240)

Operating Expenses	1,904,483	186,698			2,091,181

Operating Loss	(2,046,530)	(189,891)		(91,000)	(2,327,421)

Interest Expense	(764,946)	—	(2)	(626,000)	(1,390,946)

Other Non - Operating Expense	(60,407)	—			(60,407)

Net Loss	$(2,871,883)	$(189,891)		$(717,000)	$(3,778,774)

Basic and Fully Diluted Shares Outstanding	6,117,842		(2)	130,200	6,248,042

Net Loss Per Share - Basic and Fully Diluted	$(0.47)				$(0.60)

The accompanying notes are an integral part of these condensed combined pro forma financial statements and contain descriptions of the pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

CACHET FINANCIAL SOLUTIONS, INC. AND SELECT

	Historical for the year ended December 31, 2013				As adjusted
	Cachet Financial Solutions, Inc.	Select		Pro Forma Adjustments	Pro Forma Combined
Revenue	$1,179,603	$929,124		$—	$2,108,727

Cost of Revenue	2,462,087	152,276	(1)	528,000	3,142,363

Gross (Loss)/Profit	(1,282,484)	776,848		(528,000)	(1,033,636)

Operating Expenses	6,757,650	960,732			7,718,382

Operating Loss	(8,040,134)	(183,884)		(528,000)	(8,752,018)

Interest Expense	(2,804,594)	—	(2)	(3,997,000)	(6,801,594)

Other Non - Operating Expenses	(3,120,291)	—			(3,120,291)

Net Loss	$(13,965,019)	$(183,884)		$(4,525,000)	$(18,673,903)

Basic and Fully Diluted Shares Outstanding	3,897,081		(2)	672,200	4,569,281

Net Loss Per Share - Basic and Fully Diluted	$(3.58)				$(4.09)

The accompanying notes are an integral part of these condensed combined pro forma financial statements and contain descriptions of the pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

CACHET FINANCIAL SOLUTIONS, INC. AND SELECT

Acquisition and basis of presentation

On March 4, 2014, Cachet Financial Solutions, Inc. (“Cachet”) purchased certain assets and operations involving the development and sale of certain mobile banking technologies (Select Mobile Money Premier or “Select”) from DeviceFidelity Inc. (“DFI”).  The aggregate purchase price of up to $2.125 million includes $1.125 million paid at closing and contingent consideration aggregating up to $1.0 million based on satisfaction of certain performance related contingencies.

The pro forma condensed combined financial information of Cachet and Select has been derived from the audited financial statements of Cachet and the audited abbreviated financial statements of Select Mobile Money as of and for the year ended December 31, 2013 and the unaudited financial statements of Cachet and Select for the three months ended March 31, 2014 and the period from January 1 to March 4, 2014,  respectively.

Prior to the purchase, Select was not a separate legal entity nor a subsidiary of DFI and was not accounted for as a separate standalone business. DFI did not maintain distinct and separate accounts for Select to prepare complete financial statements and the abbreviated financial statements omitted certain overhead and other allocations such as interest and taxes from DFI. Therefore, the abbreviated financial statements of Select are not intended to be a complete presentation of its assets and liabilities and revenue and expenses and may not be indicative of the financial condition or results of operations that might have arisen had it been a standalone entity.

Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“ GAAP”) have been condensed or omitted pursuant to applicable rules and regulations. However, Cachet management believes that the disclosures provided herein, taken together with those included in Cachet’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the abbreviated financial statements of Select Mobile Money are adequate to make the information presented not misleading.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to present Cachet’s financial position or results of operations which would actually have been obtained had the acquisition been completed as of the date or for the periods presented, or the financial position or results of operations that may be obtained in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

CACHET FINANCIAL SOLUTIONS, INC. AND SELECT

1. Acquisition and allocation of purchase price

As of the date of the acquisition, the Company recorded both the cash consideration paid of $1.125 million at closing and an estimated $906,000 for the estimated contingent consideration for a total purchase price of $2.031 million. Based upon a preliminary valuation of the assets acquired, the fair value of assets, and related lives, has been allocated as follows:

	Estimated Fair Value	Estimated Life (Months)
Property and Equipment	$4,000	36
Proprietary Software	917,000	36
Contract Values	781,000	36-60
Goodwill	329,000	NA
Total	$2,031,000

This allocation is subject to the finalization of the contingent payments and resulting effect on the valuation of the assets acquired.

Contract values represent the expected contingent consideration to be paid upon execution of contracts with certain financial institution customers. The estimated lives are based on the initial terms of those contracts.

2. Amortization of acquired assets

Amortization of the proprietary software and contract values has been reflected using the values and asset lives as described in Note 1 and is reflected as pro forma adjustment (1) in the unaudited pro forma condensed combined statement of operations.

Pro forma incremental amortization expense includes the following for the year ended December 31, 2013 and three months ended March 31, 2014.

	Year Ended December 31, 2013	Three Months Ended March, 31, 2014
Proprietary Software	$306,000	$54,000
Contract Values	222,000	37,000
Incremental amortization expense	$528,000	$91,000

3. Transaction Financing and Related Costs

The Company borrowed $1.5 million to finance the initial cash due at closing and the first contingent payment on a short term basis with a maturity of 72 days. These borrowings in the full amount bear an interest at a contractual rate of 24%. In addition to the stated rate of interest the lender will receive shares of common stock with a value based on a percentage of the loan amount and the number of days the loan is outstanding. The per share price used in estimating the number of shares is $2.40 based on the terms of the agreement. For purposes of these pro forma statements of operations interest expense and weighted average shares outstanding, the value of the shares issued was based on the assumption the loan is outstanding for the periods presented and is in default after the stated maturity.  After the default, the interest rate increases to 48%. The amount of the share based consideration was calculated at $3.3 million (1.38 million shares issued) for the year ended December 31, 2013 and $581,000 (242,000 shares issued) for the three months ended March 31, 2014.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

CACHET FINANCIAL SOLUTIONS, INC. AND SELECT

Pro forma interest expense also assumes that the contingent payments are financed at an annual rate of interest from other short-term borrowings on the assumed payment dates. Pro forma interest expense including the share based consideration and related weighted outstanding shares is reflected as pro forma adjustment (2).

The effect of a 1/8% change in the interest rate on the amounts financed for the additional contingent payments is not material.

5. Income taxes

In 2013 Cachet was an S-Corporation under the provisions of the Internal Revenue Code and applicable state regulations.  As of the date of the acquisition in 2014, Cachet’s S-Corporation status had been terminated and therefore the Cachet will be treated as a C-Corporation in 2014. For purposes of these pro forma financial statements, no income tax asset or benefit was included in the pro forma condensed combined balance sheet or statement of operations because a full valuation allowance would have been established on the deferred tax asset as it would be more likely than not that future tax benefits will not be realized.

6. Basic and diluted income (loss) per share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average common shares outstanding. Fully diluted income (loss) per common shares is computed by dividing net income (loss) by the weighted average common shares outstanding and common shares equivalents related to stock options when dilutive. The effect of any outstanding common stock equivalents has not been included in the pro forma per share amounts as it would be anti-dilutive.

Pro forma weighted average shares outstanding were as follows for the periods ended:

	December 31, 2013	March 31, 2014
Weighted Average Shares Outstanding – Historical	3,897,081	6,117,842
Incremental Shares from Financing	672,200	130,200
Weighted Average Shares – Basic and Fully Diluted	4,569,281	6,248,042

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The registrant estimates that expenses payable by the registrant is connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee		$2,332,87
Accounting fees and expenses	$
Legal fees and expenses	$
Transfer agent and registrar fees	$
Printing expenses	$
Miscellaneous	$
Total	$

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Cachet Financial Solutions, Inc. (the “Company”) in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 10 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

From November 2010 through January 7, 2015, Cachet issued securities in unregistered transactions as follows:

•                  In 2010, we issued an aggregate of $1,955,000 in principal amount of debt evidenced by promissory notes to accredited investors.  We also issued warrants to these investors for the purchase of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013).  In 2010, we also issued promissory notes to two affiliates, both of whom were accredited investors, for an aggregate of $430,000 in principal amount of loans.

•                  In 2011, we issued an aggregate of $3,697,561 in principal amount of debt evidenced by promissory notes to accredited investors.  We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013).

•                  In 2012, we issued an aggregate of $6,676,808 in principal amount of debt evidenced by promissory notes to accredited investors.  We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00 (substantially all of which warrants were eventually exchanged for shares of common stock in 2013).   In 2012, we also issued one promissory notes to one affiliate, who was an accredited investor, for $1,105,000 in principal amount of loans; and a senior secured promissory note to another accredited investor for $1,500,000 in principal amount of loans (in connection with which we issued a warrant for the purchase of up to 238,212 shares at the per-share price of $2.88, and which warrant contains full-ratchet price-protection provisions).

•                  In 2013, we issued an aggregate of $5,763,499 in principal amount of debt evidenced by promissory notes to accredited investors. We also issued warrants to these investors for the purchase of shares of common stock at a per-share exercise price of $4.00. In 2013, we also issued promissory notes to two affiliates, both of whom were accredited investors, for an aggregate of $1,312,500 in principal amount of loans ($1,062,500 of which was loaned from our senior secured lender).

•                  From November 2013 through January 2014, we exchanged warrants for the purchase of an aggregate of 1,968,640 common shares for the issuance to accredited investors of 393,728 common shares.

•                  From November 2010 through March 31, 2014, we issued an aggregate of 5,876,762 shares of common stock to accredited investors in exchange for cash, as compensation, through the exercise and/or exchange of stock purchase warrants, exercise of stock options and the conversion of debt. Cash consideration for these issuances aggregated to $2,319,000.

•                  From January through March 31, 2014, we issued an aggregate of $2,865,000 in principal amount of debt evidenced by promissory notes to accredited investors. Included in that amount was $2,315,000 from three directors. We also issued warrants to these and other investors for the purchase 821,250 shares of common stock at a per-share exercise price of $3.60.

•                  From April through May 2014, we issued to accredited investors an aggregate of $330,000 in principal amount of debt evidenced by promissory notes bearing interest at the per annum rate of 8%.  In that same month, we also issued to accredited investors (directors) an aggregate of $500,000 in principal amount of debt evidenced by promissory notes bearing interest at the per annum rate of 10%.

•                  On June 20, 2014, we obtained a commitment for a $350,000 bridge loan from Michael J. Hanson, a director, and agreed to the form of a demand promissory note for that laon that will accrue interest at the per annum rate of 10%.  All principal and accrued but unpaid interest on the promissory note will mature and become payable upon the written demand of the lender after the earlier of (i) the closing of this offering or (ii) March 31, 2015.  The promissory note will not be convertible.

•                  From September through January 7, 2015, the Company entered into a series of Securities Purchase Agreements with 13 accredited investors pursuant to which it offered and sold an aggregate of 2,238,702 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 2,238,702 shares of our common stock at a per-share price of $2.00 (subject to adjustment), in a private placement exempt from registration under the Securities Act of 1933. Gross proceeds to the Company from subscriptions under the Securities Purchase Agreements were approximately $3.4 million.

Cachet did not pay any commissions or discounts to underwriters in connection with these sales. These offerings were made in reliance on the exemptions from registration provided by Sections 4(a)(2) and 4(a)(5) of the Securities Act of 1933, and Rule 506 of Regulation D under the Securities Act of 1933, primarily due to the fact that the sales were made to investors who represented to the Company that they were, or whom Cachet determined qualified as, “accredited investors,” as defined under Rule 501(a).  In addition, each investor to whom a certificated instrument was issued received such instrument with a prominent restrictive legend thereon.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.  The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization dated January 14, 2014, by and among the registrant, Cachet Acquisition Co., a Minnesota corporation, and Cachet Financial Solutions Inc., a Minnesota corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 21, 2014).

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated February 11, 2014 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed on February 12, 2014).

2.3	Asset Purchase Agreement with DeviceFidelity, Inc., dated March 4, 2014 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on March 5, 2014).

3.1

Amended and Restated Certificate of Incorporation, filed with the State of Delaware on March 18, 2014, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (filed herewith).

3.2	Amended and Restated Bylaws, effective as of March 18, 2014 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K/A filed on February 14, 2014).

5	Opinion of Briggs and Morgan, P.A. (to be filed by amendment).

10.1

Loan and Security Agreement with Michaelson Capital Partners, LLC (f/k/a Imperium Special Finance Fund, LP), dated October 26, 2011, as amended on February 19, 2013 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 12, 2014).

10.2	Forbearance Agreement with Michaelson Capital Partners, LLC, dated as of December 6, 2013 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 12, 2014).

10.3

Loan and Security Agreement with Trooien Capital, LLC, dated December 10, 2013 (together with form of promissory note) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on February 12, 2014).

10.4	Employment Agreement with Jeffrey C. Mack, dated February 28, 2012 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 12, 2014).

10.5	Employment Agreement with Brian S. Anderson, dated February 28, 2012 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on February 12, 2014).

10.6	Employment Agreement with Christopher Ebbert, dated February 28, 2012 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on February 12, 2014).

10.7	Employment Agreement with Lawrence C. Blaney, dated February 28, 2012 (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on February 12, 2014).

10.8	Employment Agreement with Darin P. McAreavey dated effective as of April 3, 2014 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 26, 2014).

10.9	Employment Agreement with Bruce Whitmore dated effective as of January 5, 2015 (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K filed on January 7, 2015).

Exhibit No.	Description

10.10

Form of Assignment and Assumption of Employment Agreement by and among Cachet Financial Solutions Inc., the Company and executive officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on February 12, 2014).

10.11

Form of Promissory Note Amendment entered into between the Company and holders of certain promissory notes as of February 11, 2014 (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on February 12, 2014).

10.12	Cachet Financial Solutions Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on February 12, 2014).

10.13

Amendment No. 1 to Loan and Security Agreement with Michaelson Capital Partners, LLC (f/k/a Imperium Special Finance Fund L.P.), dated February 19, 2013 (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on February 12, 2014).

10.14	2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on February 12, 2014).

10.15

Warrant to Purchase Common Stock issued to Michaelson Partners, LLC (f/k/a) Imperium Special Finance Fund, L.P.), dated October 26, 2012 (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed on February 12, 2014).

10.16

First Amendment to Forbearance Agreement with Michaelson Capital Partners, LLC, dated effective as of March 7, 2014 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K/A filed on March 31, 2014).

10.17	Transition Agreement with Brian S. Anderson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2014).

10.18	Form of Subscription Agreement and Promissory Note (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 5, 2014).

10.19	Loan and Security Agreement with Michael J. Hanson, dated as of March 5, 2014 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 5, 2014).

10.20

Promissory Note dated March 4, 2014 in favor of Michael J. Hanson, in original principal amount of $1,500,000 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 5, 2014).

10.21

Amendment No. 1 to Loan and Security Agreement with Trooien Capital, LLC, dated effective as of May 1, 2014 (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q filed on May 7, 2014).

10.22	Revolving Line of Credit Note in favor of Michael J. Hanson, dated as of May 7, 2014 (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q filed on May 7, 2014).

10.23

Unsecured Convertible Promissory Note dated May 30, 2014, issued by Cachet Financial Solutions Inc. (Minnesota) in favor of Michaelson Capital Special Finance Fund, LP (incorporated by reference to Exhibit 10.22 to Form S-1/A filed on June 2, 2014).

10.24

Letter Amendment to Promissory Notes by and among Cachet Financial Solutions Inc. (Minnesota), the Registrant and Trooien Capital, LLC, dated effective May 12, 2014 (incorporated by reference to Exhibit 10.23 to Form S-1/A filed on June 2, 2014).

10.25	Conversion Agreement with Trooien Capital, LLC, Michael J. Hanson and James L. Davis, dated June 18, 2014 (incorporated by reference to Exhibit 10.24 to Form S-1/A filed on June 23, 2014).

10.26	Form of Demand Promissory Note in principal amount of $350,000, to be issued to Michael J. Hanson, (incorporated by reference to Exhibit 10.25 to Form S-1/A filed on June 23, 2014).

10.27	Letter Agreement with James L. Davis and Michael J. Hanson dated as of June 24, 2014 (incorporated by reference to Exhibit 10.26 to Form S-1 filed on June 25, 2014).

10.28

Commitment Letter by and between the Registrant, James Davis and Michael Hanson dated July 30, 2014 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 6, 2014).

10.29

Securities Purchase Agreement dated as of September 19, 2014 by and among the Registrant and certain purchasers (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on September 22, 2014).

10.30

Form of Warrant to Purchase Common Stock of the Registrant to be issued to Purchasers under the Stock Purchase Agreement dated September 19, 2014 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on September 22, 2014).

10.31

Amendment to Conversion Agreement, effective December 15, 2014, by and among the Registrant, James L. Davis and Michael J. Hanson (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on December 19, 2014).

10.32

Term Note, effective December 14, 2012, made by The Margaret De Jonge Trust in favor of the Registrant (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on December 19, 2014).

Exhibit No.	Description

10.33

Amendment to Term Note, effective December 16, 2014, by and between the Registrant and The Margaret De Jonge Trust (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on December 19, 2014).

10.34

Form of Non-Qualified Stock Option Agreement for Directors Outside the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed on December 19, 2014).

10.35

Form of Non-Qualified Stock Option Agreement For Employees Outside the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed on December 19, 2014).

21	List of subsidiaries (incorporated by reference to Exhibit 21 to Form S-1 filed on May 7, 2014).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Briggs and Morgan, P.A. (included within Exhibit 5).

24	Power of Attorney (filed herewith).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 12, 2015.

Cachet Financial Solutions, Inc.

By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Mack and Darin P. McAreavey, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of January 12, 2015, by the following persons in the capacities indicated below.

Name	Title

/s/ Jeffrey C. Mack	Director (Chairman), Chief Executive Officer and President
Jeffrey C. Mack	(Principal Executive Officer)

/s/ Darin P. McAreavey	Chief Financial Officer
Darin P. McAreavey	(Principal Financial and Accounting Officer)

/s/ James L. Davis	Director
James L. Davis

/s/ Michael J. Hanson	Director
Michael J. Hanson

/s/ Terril H. Peterson	Director
Terril H. Peterson